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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-130483

10,954,570 Shares

TRANSDIGM GROUP INCORPORATED

Common Stock

        The selling stockholders of TransDigm Group Incorporated (formerly TD Holding Corporation) named in this prospectus are offering all of the shares of common stock to be sold in this offering. TransDigm Group Incorporated will not receive any proceeds from the sale of shares of our common stock being sold by the selling stockholders. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is $21.00 per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "TDG."

        Before buying any shares, you should carefully consider the risk factors described in "Risk Factors" beginning on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$21.00	$230,045,970
Underwriting discounts and commissions	$1.47	$16,103,218
Proceeds, before expenses, to the selling stockholders	$19.53	$213,942,752

        The underwriters may also purchase up to an additional 1,643,186 shares of common stock from Warburg Pincus Private Equity VIII, L.P. and certain members of our management at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

        The underwriters expect to deliver the shares against payment in New York, New York on or about March 20, 2006.

Credit Suisse	Lehman Brothers

Goldman, Sachs & Co.	Banc of America Securities LLC	UBS Investment Bank

The date of this prospectus is March 14, 2006.

Each of the aircraft pictured is not manufactured by TransDigm Group Inc. or its subsidiaries, but incorporate products manufactured by TransDigm Group Inc. or its subsidiaries.

TRANS DIGM

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	7
RISK FACTORS	12
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
DETERMINATION OF OFFERING PRICE	23
CAPITALIZATION	24
DILUTION	25
SELECTED CONSOLIDATED FINANCIAL DATA	26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	53
MANAGEMENT	63
PRINCIPAL AND SELLING STOCKHOLDERS	82
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	88
DESCRIPTION OF CAPITAL STOCK	91
SHARES ELIGIBLE FOR FUTURE SALE	95
DESCRIPTION OF CERTAIN INDEBTEDNESS	97
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK	104
UNDERWRITING	107
VALIDITY OF SECURITIES	112
EXPERTS	112
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	112
WHERE YOU CAN FIND MORE INFORMATION	113
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any information other than the information contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        Until April 8, 2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk Factors" and other sections of this prospectus.

Our Company

General Company Information

        We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft, which is generally estimated to be approximately 30 years. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to original equipment manufacturers, or OEMs.

        We provide components for a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period.

Our Formation and the Warburg Pincus Acquisition

        TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain companies from IMO Industries Inc. TransDigm Group Incorporated (formerly TD Holding Corporation), or TD Group, was formed in July 2003 at the direction of Warburg Pincus Private Equity VIII, L.P., or Warburg Pincus, to facilitate the acquisition of TransDigm Holding Company, or TransDigm Holdings. On July 22, 2003, TD Acquisition Corporation, a newly formed, wholly-owned subsidiary of TD Group, was merged with and into TransDigm Holdings with TransDigm Holdings continuing as the surviving corporation. Contemporaneously with the completion of that merger, a newly formed, wholly-owned subsidiary of TD Acquisition Corporation was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. These mergers are sometimes referred to in this prospectus as the "Mergers." Upon the completion of the Mergers, TransDigm Holdings became a wholly-owned subsidiary of TD Group, and TransDigm Inc. continued to be a wholly-owned subsidiary of TransDigm Holdings.

        The following diagram sets forth our current organizational structure (percentage ownership of TD Group set forth below represents percentage ownership after giving effect to the offering, on a fully diluted basis, assuming the exercise of all issued and outstanding stock options and that the underwriters do not exercise the over-allotment option granted to them).

(1)    Upon the completion of this offering, Warburg Pincus and certain other existing stockholders of TD Group intend to contribute to TD Group Holdings, LLC ("TD Group, LLC") all of the shares of common stock owned by them, in exchange for membership interests in TD Group, LLC. Warburg Pincus will own approximately 84.8% of the membership interests in TD Group, LLC (or approximately 84.4% if the over-allotment option is fully exercised). In addition, Warburg Pincus will be the managing member of TD Group, LLC and, as such, will control all decisions with respect to the voting and disposition of our shares of common stock held by TD Group, LLC.

Industry and Market Overview

        We primarily compete in the commercial and military aerospace industry. The commercial aftermarket, where we have historically derived the majority of our net sales, has generally been more stable and has exhibited steady growth compared to the commercial OEM market, which has historically exhibited cyclical swings due to changes in production rates for new aircraft. Commercial aftermarket revenue is driven primarily by the number of miles flown by paying customers of commercial airlines, which is known in the industry and referred to in this prospectus as revenue passenger miles, or RPMs, and by the size and age of the worldwide aircraft fleet.

        Historically, aftermarket and OEM sales in the military sector tend to follow defense spending. Military aftermarket revenue is driven primarily by the operational tempo of the military, while military OEM revenue is driven primarily by spending on new systems and platforms.

Our Competitive Strengths

        We believe our key competitive strengths include:

        Large and Growing Installed Product Base with Aftermarket Revenue Stream.    We provide components to a large and growing installed base of aircraft to which we supply aftermarket products. We estimate that our products are installed on more than 40,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and over 15,000 rotary wing aircraft.

        Diversified Revenue Base.    Our diversified revenue base reduces our dependence on any particular product, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production. We expect to continue to develop new products for military and commercial applications. For example, we expect to be certified and provide a range of components for the new Boeing 787 and Airbus A380 and A400M.

        Significant Barriers to Entry.    We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors.

        Strong Cash Flow Generation.    We generate strong cash flow from operations as a result of our high margins and low capital expenditure requirements. For fiscal years 2005 and 2004 and for the twelve-month period ended September 30, 2003, our EBITDA As Defined margins were 43.9%, 46.3% and 42.4%, respectively. In addition, our low recurring capital expenditure requirements, which have historically been between approximately $5 million to $8 million per year, or approximately 2% of net sales per year, coupled with our consistent installed revenue base, provide a stable stream of cash flows.

        Consistent Track Record of Financial Success and Strong Growth.    From fiscal year 1994 to fiscal year 2005, our net sales grew at a Compound Annual Growth Rate, or CAGR, of 19.7%, and during this same period our EBITDA As Defined grew at a CAGR of 29.1%.

        Value-Driven Management Team with a Successful Track Record.    Our operations are managed by a very experienced, value-driven management team with a proven record of growing our business organically, reducing overhead, rationalizing costs and integrating acquisitions. In the aggregate, our management team owns approximately 16.5% of our common stock before this offering, and will continue to own approximately 16.5% of our common stock after this offering (or approximately 14.9% if the underwriters' over-allotment option is exercised in full), in all cases on a fully diluted basis, assuming the exercise of outstanding stock options.

Our Business Strategy

        Our business strategy is made up of two key elements: (1) a value-driven operating strategy focused around our three core value drivers; and (2) a selective acquisition strategy.

        Value-Driven Operating Strategy.    Our three core value drivers are:

  •
  Obtaining Profitable New Business.    We attempt to obtain profitable new business by using our technical expertise, unique application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth. For example, Airbus Industries selected us to design the security bolting system that has been installed on all Airbus cockpit doors to comply with the Federal Aviation Administration, or the FAA, and European regulatory requirements adopted after the events of September 11, 2001.

  •
  Improving Our Cost Structure.    We attempt to make steady improvements to our cost structure through detailed attention to the cost of each of the products that we offer and our organizational structure, with a focus on steadily reducing the cost of each.

  •
  Providing Highly Engineered Value-Added Products to Customers.    We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide unique value to our customers. We have been consistently successful in communicating to our customers the value of our products. This has generally enabled us to price our products to fairly reflect the value we provide and the resources required to do so.

        Selective Acquisition Strategy.    We selectively pursue the acquisition of proprietary component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. We have significant experience among our management team in executing acquisitions and integrating acquired businesses into our company and culture, having successfully acquired and integrated fifteen businesses and/or product lines since our formation in 1993.

Recent Transactions

        On November 10, 2005, TD Group closed on a $200 million loan facility, or the TD Group Loan Facility. In connection with the closing of the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management. TransDigm Holdings used all of the proceeds received by it from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, which payments in the aggregate were equal to approximately $262.7 million, and (ii) make certain distributions to members of our management who participated in our deferred compensation plans, which distributions in the aggregate were equal to approximately $26.0 million. The transactions described in this paragraph are sometimes referred to in this prospectus as the "Recent Transactions."

THE OFFERING

Common stock offered by the selling stockholders	10,954,570 shares.
Common stock to be outstanding after this offering	44,201,628 shares.
Use of proceeds
The proceeds from the sale of shares of our common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk factors	See "Risk Factors" on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
We do not anticipate declaring or paying any regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors.
NYSE symbol	TDG

        The number of shares to be outstanding immediately after this offering excludes:

  •
  8,191,645 shares of common stock issuable upon the exercise of options outstanding as of February 15, 2006, with exercise prices ranging from $0.45 to $13.37 per share and a weighted average exercise price of $5.71 per share; and

  •
  3,216,722 shares of common stock reserved for future grants under our stock option plans as of February 15, 2006 (assuming our 2006 stock incentive plan, which is described in more detail below, had been adopted as of such date).

        Except as otherwise noted, all information in this prospectus assumes:

  •
  no exercise by the underwriters of their right to purchase up to an additional 1,643,186 shares to cover over-allotments, if any; and

  •
  a 149.60 for 1.00 stock split of our common stock that occurred on March 14, 2006.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

Principal Offices

        Our executive offices are located at 1301 East 9th Street, Suite 3710, Cleveland, Ohio 44114 and our telephone number is (216) 706-2939. Our website address is http://www.transdigm.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        TD Group was formed in July 2003 under the name TD Holding Corporation to facilitate the consummation of the Mergers. Apart from certain financing activities, including the transactions contemplated by the TD Group Loan Facility, TD Group does not have any operations other than through its ownership of its direct and indirect subsidiaries.

        The following table sets forth summary historical consolidated financial and other data of TD Group or its predecessor (i) as of September 30, 2005, 2004 and 2003 and for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), which have been derived from TD Group's or its predecessor's audited consolidated financial statements (except for the pro forma basic and diluted earnings per share amounts), and (ii) as of December 31, 2005 and January 1, 2005 and for the thirteen week period ended December 31, 2005 and January 1, 2005, which have been derived from TD Group's unaudited condensed consolidated financial statements (except for the pro forma basic and diluted earnings per share amounts). TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Accordingly, the accompanying summary historical consolidated financial and other data as of dates and for the period prior to the Mergers is labeled as "Predecessor."

        On February 24, 2003, we acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation. On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic Instruments, Inc. ("Avionic"). On December 31, 2004, Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc. ("Skurka"), acquired certain assets and assumed certain liabilities of Skurka Engineering Company. On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation ("Fluid Regulators") from Esterline Technologies Corporation. On June 30, 2005, Skurka acquired an aerospace motor product line from Eaton Corporation. All of the acquisitions were accounted for as purchases. The results of operations of the acquired entities, businesses and product line are included in TD Group's or its Predecessor's consolidated financial statements from the date of each of the acquisitions.

        We present in this prospectus certain financial information based on our EBITDA and EBITDA As Defined. We note that neither EBITDA nor EBITDA As Defined is a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and neither should be considered as an alternative to net income or operating cash flows determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of EBITDA and EBITDA As Defined will enhance an investor's understanding of our operating performance, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBITDA and EBITDA As Defined to net income and for a description of (i) the manner in which management uses these non-GAAP financial measures to evaluate our business, (ii) the economic substance behind management's decision to use these non-GAAP financial measures, (iii) the material limitations associated with the use of these non-GAAP financial measures and the manner in which management compensates for these limitations and (iv) the reasons why management believes these non-GAAP financial measures provide useful information to investors, please refer to footnote 6 below.

        The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

					July 8, 2003 (Date of Formation) Through September 30, 2003
	Thirteen Weeks Ended		Fiscal Years Ended September 30,			Predecessor
	December 31, 2005	January 1, 2005				October 1, 2002 Through July 22, 2003
			2005	2004
	(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$100,140	$80,270	$374,253	$300,703	$52,083	$241,185
Gross profit(1)	49,243	39,473	184,270	136,505	11,684	114,669
Operating expenses:
Selling and administrative	13,090	8,254	38,943	31,201	5,205	20,167
Amortization of intangibles	1,816	1,841	7,747	10,325	1,975	945
Merger expenses(2)	—	—	—	—	—	176,003

Income (loss) from operations(1)	34,337	29,378	137,580	94,979	4,504	(82,446)

Interest expense, net	19,799	19,258	80,266	74,675	14,233	28,224

Income (loss) before income taxes	14,538	10,120	57,314	20,304	(9,729)	(110,670)
Income tax provision (benefit)	5,554	3,753	22,627	6,682	(3,970)	(40,701)

Net income (loss)	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(69,969)

Net income (loss) available to common stockholders	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(72,638)

Historical Basic Earnings Per Share:
Net income (loss) per share(3)	$30.41	$21.55	$117.40	$46.11	$(19.76)	$(606.38)

Weighted-average common shares outstanding	295.5	295.5	295.5	295.4	291.5	119.8

Historical Diluted Earnings Per Share:
Net income (loss) per share(3)	$28.81	$20.55	$111.49	$44.01	$(19.76)	$(606.38)

Weighted-average common shares outstanding	311.9	309.8	311.1	309.5	291.5	119.8

Pro Forma Basic Earnings Per Share:
Net income (loss) per share(3)	$0.20	$0.14	$0.78	$0.31	$(0.13)

Weighted-average common shares outstanding(4)	44,202	44,202	44,202	44,193	43,608

Pro Forma Diluted Earnings Per Share:
Net income (loss) per share(3)	$0.19	$0.14	$0.75	$0.29	$(0.13)

Weighted-average common shares outstanding(4)	46,657	46,350	46,544	46,300	43,608

	As of
			As of September 30,
	December 31, 2005	January 1, 2005
			2005	2004	2003
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,556	$44,029	$104,221	$48,498	$18,902
Marketable securities	—	49,653	—	50,601	—
Working capital	124,366	170,009	118,559	179,385	133,622
Total assets	1,353,667	1,366,710	1,427,748	1,345,912	1,315,395
Long-term debt, including current portion	889,113	892,053	889,846	892,788	894,997
Stockholders equity	342,325	303,826	333,107	297,412	283,551

									July 8, 2003 (Date of Formation) Through September 30, 2003	Predecessor
	Thirteen Weeks Ended				Fiscal Years Ended September 30,
										October 1, 2002 Through July 22, 2003
	December 31, 2005		January 1, 2005
					2005		2004
	(unaudited)
	(dollars in thousands)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$(66,020)		28,761		$80,695		$111,139		$16,852	$(34,184)
Investing activities	(1,767)		(30,995)		(20,530)		(77,619)		(469,319)	(57,267)
Financing activities	(6,878)		(2,235)		(4,442)		(3,924)		471,369	82,450
Depreciation and amortization	4,237		3,925		16,956		18,303		3,333	6,355
Capital expenditures	1,767		1,554		7,960		5,416		968	4,241
Ratio of earnings to fixed charges(5)	1.7	x	1.5	x	1.7	x	1.3	x	—	—
Other Data:
EBITDA(6)	$38,574		$33,303		$154,536		$113,282		$7,837	$(76,091)
EBITDA, margin(7)	38.5%		41.5%		41.3%		37.7%		15.0%	(31.5)%
EBITDA As Defined(6)	$42,431		$34,868		$164,240		$139,084		$22,062	$102,306
EBITDA As Defined, margin(7)	42.4%		43.4%		43.9%		46.3%		42.4%	42.4%

(1)
Gross profit and income (loss) from operations include the effect of charges relating to purchase accounting adjustments to inventory associated with the Mergers, the acquisition of various entities, businesses and a product line for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation) through September 30, 2003, and the period from October 1, 2002 through July 22, 2003 (date of the closing of the Mergers) of $1,493,000, $18,471,000, $12,038,000 and $855,000, respectively.

(2)
One-time merger-related charges were incurred in connection with the Mergers in July 2003.

(3)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted-average common shares outstanding.

(4)
The number of weighted-average common shares outstanding for the periods presented have been adjusted to give effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient by $9,729,000 and $110,670,000 to cover fixed charges for the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (date of the closing of the Mergers), respectively.

(6)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation charges, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to members of our management and certain acquisition earnout costs.

  We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

  Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs, the preparation of our annual budget and financial projections. Our management also believes that EBITDA As Defined is useful to investors because the Amended and Restated Senior Credit Facility (as defined below) requires compliance, on a pro forma basis, with certain financial ratios, including a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio. Leverage ratio is defined in the Amended and Restated Senior Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date to Consolidated EBITDA (as defined in the Amended and Restated Senior Credit Facility) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Fixed charge coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated fixed charges of TransDigm Inc. for such period. Interest coverage ratio is defined in the Amended and

  Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated interest expense of TransDigm Inc. for such period. The Amended and Restated Senior Credit Facility defines Consolidated EBITDA in a manner equal to how we define EBITDA As Defined. These financial covenants are material terms of the Amended and Restated Senior Credit Facility as the failure to comply with such financial covenants could result in an event of default thereunder (and, in turn, an event of default under the Amended and Restated Senior Credit Facility could result in an event of default under the Indenture (as defined below) and the TD Group Loan Facility). For the amount or limit required under the Amended and Restated Senior Credit Facility for compliance with these financial covenants, please see "Description of Certain Indebtedness—Amended and Restated Senior Credit Facility."

  Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

    •
    neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

    •
    the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

    •
    neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

    •
    EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

  Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

(7)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

  The following is a reconciliation of EBITDA and EBITDA As Defined to net income:

					July 8, 2003 (Date of Formation) Through September 30, 2003
	Thirteen Weeks Ended		Fiscal Years Ended September 30,			Predecessor
	December 31, 2005	January 1, 2005				October 1, 2002 Through July 22, 2003
			2005	2004
	(unaudited)		(in thousands)
Net income (loss)	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(69,969)
Add:
Depreciation and amortization	4,237	3,925	16,956	18,303	3,333	6,355
Interest expense, net	19,799	19,258	80,266	74,675	14,233	28,224
Income tax provision (benefit)	5,554	3,753	22,627	6,682	(3,970)	(40,701)

EBITDA	38,574	33,303	154,536	113,282	7,837	(76,091)
Add:
Inventory purchase accounting adjustments*	—	—	1,493	18,471	12,038	855
Acquisition integration costs**	320	—	1,363	1,162	1,154	1,539
Non-cash compensation and deferred compensation costs***	(2,797)	1,565	6,848	6,169	1,033	—
Merger expenses****	—	—	—	—	—	176,003
One-time special bonus payments*****	6,222	—	—	—	—	—
Acquisition earnout costs******	112	—	—	—	—	—

EBITDA As Defined	$42,431	$34,868	$164,240	$139,084	$22,062	$102,306

*
This represents the portion of the purchase accounting adjustments to inventory pertaining to the motor product line, Skurka and Fluid Regulators acquisitions in fiscal year 2005, the Avionic acquisition in fiscal year 2004, the Mergers during the period ended September 30, 2003 and the Norco acquisition during the period ended July 22, 2003 that were charged to cost of sales when the inventory was sold.

**
Represents costs incurred to integrate into the Company's operations (i) Fluid Regulators and the motor product line in fiscal year 2005 and the thirteen week period ended December 31, 2005 and (ii) the Norco business in fiscal year 2004 and the twelve-month period ended September 30, 2003.

***
Represents the expenses (income) recognized by us under our 2003 stock option plan and our two deferred compensation plans. The amount reflected above for the thirteen week period ended December 31, 2005 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Recent Developments."

****
Represents one-time charges incurred in connection with the Mergers in July 2003.

*****
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to members of management. On November 10, 2005, we entered into an amendment to our Amended and Restated Senior Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

******
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with our acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to our Amended and Restated Senior Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to invest in shares of our common stock. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Future terrorist attacks may have a material adverse impact on our business.

        Following the September 11, 2001 terrorist attacks, passenger traffic on commercial flights was significantly lower than prior to the attacks and many commercial airlines reduced their operating schedules. Overall, the terrorist attacks resulted in billions of dollars in losses to the airline industry. Any future acts of terrorism and any allied military response to such acts could result in further acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of any such terrorist attack, military response or instability on our industry and our business is difficult to determine, it could result in further reductions in the use of commercial aircraft. If demand for new aircraft and spare parts decreases, demand for certain of our products would also decrease.

Our business is sensitive to the number of flight hours that our customers' planes spend aloft, the size and age of the worldwide aircraft fleet and our customers' profitability. These items are, in turn, affected by general economic conditions.

        Our business is directly affected by, among other factors, changes in revenue passenger miles, the size and age of the worldwide aircraft fleet and, to a lesser extent, changes in the profitability of the commercial airline industry. Revenue passenger miles and airline profitability have historically been correlated with the general economic environment, although national and international events also play a key role. For example, RPMs declined primarily as a result of increased security concerns among airline customers following the events of September 11, 2001. In addition to the events of September 11, 2001, in recent years, the airline industry has been severely affected by the downturn in the global economy, higher fuel prices, the Severe Acute Respiratory Syndrome, or SARS, epidemic and the conflicts in Afghanistan and Iraq. As a result of the substantial reduction in airline traffic resulting from these events, the airline industry incurred, and some in the industry continue to incur, large losses and financial difficulties. Some carriers have also parked or retired a portion of their fleets and have reduced workforces and flights. During periods of reduced airline profitability, some airlines may delay purchases of spare parts, preferring instead to deplete existing inventories. If demand for new aircraft and spare parts decreases, there would be a decrease in demand for certain of our products.

Our sales to manufacturers of large aircraft are cyclical, and a downturn in sales to these manufacturers may adversely affect us.

        Our sales to manufacturers of large commercial aircraft, which accounted for approximately 13% of our net sales in fiscal year 2005, have historically experienced periodic downturns. In the past, these sales have been affected by airline profitability, which is impacted by, among other things, fuel and labor costs, price competition, downturns in the global economy and national and international events, such as the events of September 11, 2001. Prior downturns have adversely affected our net sales, gross margin and net income.

We rely heavily on certain customers for much of our sales.

        Our three largest customers for fiscal year 2005 were the U.S. Government (through various agencies and buying organizations), Aviall, Inc. (a distributor of commercial aftermarket parts to airlines throughout the world) and Honeywell International Inc. These customers accounted for approximately 11%, 10% and 9%, respectively, of our net sales in fiscal year 2005. Our top ten customers for fiscal year 2005 accounted for approximately 52% of our net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

We generally do not have guaranteed future sales of our products. Further, we enter into fixed price contracts with some of our customers, so we take the risk for cost overruns.

        As is customary in our business, we do not generally have long-term contracts with most of our aftermarket customers and, therefore, do not have guaranteed future sales. Although we have long-term contracts with many of our OEM customers, some of those customers may terminate the contracts on short notice and, in many other cases, our customers have not committed to buy any minimum quantity of our products. In addition, in certain cases, we must anticipate the future volume of orders based upon the historic purchasing patterns of customers and upon our discussions with customers as to their anticipated future requirements, and this anticipated future volume of orders may not materialize.

        We also have entered into multi-year, fixed-price contracts with some of our OEM customers, pursuant to which we have agreed to perform the work for a fixed price and, accordingly, realize all the benefit or detriment resulting from any decreases or increases in the costs for making these products. Sometimes we accept a fixed-price contract for a product that we have not yet produced, and the fact that we have not yet produced the product increases the risk of cost overruns or delays in the completion of the design and manufacturing of the product. Most of our contracts do not permit us to recover for increases in raw material prices, taxes or labor costs, although some contracts provide for renegotiation to address certain material adverse changes.

U.S. military spending is dependent upon the U.S. defense budget.

        The U.S. Department of Defense, or the DOD, budget has generally increased for each fiscal year from fiscal 1997 to the recently approved budget for fiscal 2007, and, based on the Bush Administration's current Future Year Defense Program, the DOD budget is expected to continue to increase modestly through fiscal 2010. However, future DOD budgets after fiscal 2007 could be negatively impacted by several factors, including but not limited to the U.S. Government's budget deficits and spending priorities and the cost of sustaining the U.S. military presence and rebuilding operations in Iraq and Afghanistan, which could cause the DOD budget to remain unchanged or to decline. A significant decline in U.S. military expenditures in the future could result in a reduction in the amount of our products sold to the various agencies and buying organizations of the U.S. Government.

We are subject to certain unique business risks as a result of supplying equipment and services to the U.S. Government. In addition, government contracts contain unfavorable termination provisions and are subject to modification and audit.

        Companies engaged in supplying defense-related equipment and services to U.S. Government agencies are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

  •
  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

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  terminate existing contracts;

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  reduce the value of existing contracts; and

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  audit our contract-related costs and fees, including allocated indirect costs.

        Most of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        On contracts where the price is based on cost, the U.S. Government may review our costs and performance, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be subject to reimbursement.

        In addition to these U.S. Government contract risks, we are at times required to obtain approval from U.S. Government agencies to export our products. Additionally, we are not permitted to export some of our products. A determination by the U.S. Government that we failed to receive required approvals or licenses could eliminate or restrict our ability to sell our products outside the United States, and the penalties that could be imposed by the U.S. Government for failure to comply with these laws could be significant.

Certain of our divisions and subsidiaries have been subject to a pricing review by the DOD Office of Inspector General.

        Five of our divisions and subsidiaries have been subject to a DOD Office of Inspector General review of our records for the purpose of determining whether the DOD's various buying offices negotiated "fair and reasonable" prices for spare parts purchased from those five divisions and subsidiaries in fiscal years 2002 through 2004. On February 28, 2006, the Company received a copy of the Inspector General's most recent draft report dated February 23, 2006, which was released within the government for official use only and which sought additional comment from the Defense Logistics Agency with respect thereto. The Company has been advised by the Inspector General that it plans to release a final redacted version of the February 23, 2006 report to the public on or about March 10, 2006, although as of the date of this prospectus, we do not believe that such report has been released. We understand that the final report will recommend (i) that the Defense Logistics Agency request that those five subsidiaries and divisions voluntarily refund, in the aggregate, approximately $2.6 million for allegedly overpriced parts and (ii) that Defense Logistics Agency contracting officers reevaluate their procedures for determining the reasonableness of pricing for sole source spare parts purchased from those divisions and subsidiaries and seek to develop Strategic Supplier Alliances with those divisions and subsidiaries.

        The Company's position has been, and continues to be, that our pricing has been fair and reasonable and that there is no legal basis for the amount that the Company understands will be suggested as a refund by the Inspector General in the final version of the report. In response to previous drafts of the report, we offered reasons why we disagree with the Inspector General's overall analysis and why computations related to a voluntary refund contained in the report failed to consider key data, such as actual historical sales. After issuance of the final report by the Inspector General, we will likely engage in discussions with the Defense Logistics Agency, at which time we will consider a request by the Defense Logistics Agency for a voluntary refund within the context of the pricing discussions referred to in the following paragraph.

        In February 2006, the Defense Logistics Agency made a request to initiate discussions regarding future pricing and developing an acquisition strategy that will mutually strengthen TransDigm and the Defense Logistics Agency's business relationship. Negotiations with the Defense Logistics Agency regarding Strategic Supplier Alliances have not commenced, but will likely occur at a later date. As a result of those negotiations, it is possible that the divisions and subsidiaries subject to the pricing review will enter into Strategic Supplier Alliances with the Defense Logistics Agency. It is likely that in connection with any Strategic Supplier Alliance, the Defense Logistics Agency will seek prices for parts based on cost. It is also possible that the DOD may seek alternative sources of supply for such parts. The entry into Strategic Supplier Alliances or a decision by the DOD to pursue alternative sources of supply for parts we currently provide could reduce the amount of revenue we derive from, and the profitability of certain of our supply arrangements with, certain agencies and buying organizations for the U.S. Government.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments" for additional information with respect to the pricing review.

Our business may be adversely affected if we would lose our government or industry approvals or if more stringent government regulations are enacted or if industry oversight is increased.

        The aerospace industry is highly regulated in the United States and in other countries. In order to sell our components, we and the components we manufacture must be certified by the FAA, the DOD and similar agencies in foreign countries and by individual manufacturers. If new and more stringent government regulations are adopted or if industry oversight increases, we might incur significant expenses to comply with any new regulations or heightened industry oversight. In addition, if material authorizations or approvals were revoked or suspended, our business would be adversely affected.

Substantial leverage—Our substantial indebtedness could adversely affect our financial health.

        We have a significant amount of indebtedness, totaling approximately $889.1 million at December 31, 2005, with an aggregate of $289.1 million outstanding under TransDigm Inc.'s amended and restated senior secured credit facilities (the "Amended and Restated Senior Credit Facility"), an aggregate of $400 million of principal amount of TransDigm Inc.'s 8 3/8% Senior Subordinated Notes outstanding under the indenture governing such notes (the "Indenture") and an aggregate of $200 million outstanding under the TD Group Loan Facility.

        Our substantial indebtedness could have important consequences to investors. For example, it could:

  •
  increase our vulnerability to general economic downturns and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants contained in the documents governing our indebtedness, among other things, our ability to borrow additional funds, make investments and incur liens.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our Amended and Restated Senior Credit Facility or otherwise in amounts sufficient to enable us to service our indebtedness. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital.

The terms of the Amended and Restated Senior Credit Facility, Indenture and TD Group Loan Facility may restrict our current and future operations.

        The Amended and Restated Senior Credit Facility, the Indenture and the TD Group Loan Facility contain restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. For a list of certain of the restrictive covenants contained in the documents governing our indebtedness, please see "Description of Certain Indebtedness."

        In addition, the Amended and Restated Senior Credit Facility includes the following financial maintenance covenants: (i) a minimum interest coverage ratio; (ii) a minimum fixed charge coverage ratio; and (iii) a maximum leverage ratio. A breach of any of the covenants contained in the Amended and Restated Senior Credit Facility, the Indenture or the TD Group Loan Facility could result in an event of default under these documents. If any such event of default occurs, the lenders under such agreements may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be due and payable. The lenders under the Amended and Restated Senior Credit Facility also have the right, if such event of default occurs, to terminate any commitments they have to provide further borrowings. In addition, following an event of default under the Amended and Restated Senior Credit Facility, the lenders under the facility have the right to proceed against the collateral granted to them to secure the indebtedness outstanding thereunder.

We are dependent on our highly trained employees and any work stoppage or difficulty hiring similar employees could adversely affect our business.

        Because our products are complicated and highly engineered, we depend on an educated and trained workforce. There is substantial competition for skilled personnel in the aircraft component industry, and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel.

        As of September 30, 2005, we had approximately 1,300 employees. Approximately 9.4% of our employees were represented by the United Steelworkers Union, approximately 4.1% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America and approximately 5.5% were represented by the International Brotherhood of Electrical Workers. Collective bargaining agreements between us and these labor unions expire in April 2008, November 2008 and May 2006, respectively. Although we believe that our relations with our employees are satisfactory, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable. Because we maintain a relatively small inventory of finished goods, any work stoppage could materially and adversely affect our ability to provide products to our customers.

Our business is dependent on the availability of certain components and raw materials that we buy from suppliers.

        Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our components. Our business, therefore, could be adversely impacted by factors affecting our suppliers (such as the destruction of our suppliers' facilities or their distribution infrastructure, a work stoppage or strike by our suppliers' employees or the failure of our suppliers to provide materials of the requisite quality), or by increased costs of such raw materials or components if we were unable to pass along such price increases to our customers. Because we maintain a relatively small inventory of raw materials and component parts, our business could be adversely affected if we were unable to obtain these raw materials and components from our suppliers in the quantities we require or on favorable terms. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive FAA and OEM certification processes associated with aerospace products could prevent efficient replacement of a supplier, raw material or component part.

We are subject to a number of environmental laws and regulations, and we could incur substantial costs as a result of violations of or liabilities under such environmental laws and regulations.

        Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water and the handling, storage and disposal of hazardous materials. We could incur substantial costs, including clean-up costs, fines and sanctions and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law or the environmental permits required for our operations.

        Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials also may be held liable for such costs at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We also receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we are not aware of any sites for which material obligations exist, the discovery of additional contaminants or the imposition of additional clean-up obligations could result in significant liability.

We intend to pursue future acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

        A significant portion of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the money necessary to complete future acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

        We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could likely result in the incurrence of additional debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

        In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

        Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which primarily include trademarks, trade names, trade secrets, license agreements and technology were approximately $230.0 million at September 30, 2005, representing approximately 16% of our total assets. Goodwill recognized in accounting for the Mergers and other recent acquisitions was approximately $855.7 million at September 30, 2005, representing approximately 60% of our total assets. We may never realize the full value of our identifiable intangible assets and goodwill, and to the extent we were to determine that our identifiable intangible assets and/our goodwill were impaired within the meaning of applicable accounting regulations, we would be required to write-off the amount of any impairment.

We face significant competition.

        We operate in a highly competitive global industry and compete against a number of companies, including divisions of larger companies, some of which have significantly greater resources than we do, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large public corporations to small privately held entities. We believe that our ability to compete depends on high product performance, consistent high quality, short lead-time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs. We may have to adjust the prices of some of our products to stay competitive.

We could be adversely affected if one of our components causes an aircraft to crash.

        Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that we have designed, manufactured or serviced. While we believe that our liability insurance is adequate to protect us from future products liability claims, it may not be adequate. We may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could result in significant liability to us.

        In addition, a crash caused by one of our components could also damage our reputation for quality products. We believe our customers consider safety and reliability as key criteria in selecting a provider of aircraft components. If a crash were to be caused by one of our components, or if we were otherwise to fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers may be materially adversely affected.

Risks Related to Our Common Stock and this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange, or the NYSE, or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering. In addition, an inactive trading market may impair our ability to raise additional capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.

        There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. The initial public offering price for our common stock was determined by negotiations between representatives of the underwriters and the selling stockholders and may not be indicative of prices that will prevail in the open market following this offering. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects, including possible changes due to the cyclical nature of the aerospace industry and other factors such as fluctuations in OEM and aftermarket ordering, which could cause short-term swings in profit margins.

Future sales of our common stock in the public market could lower our share price.

        We and our existing stockholders may sell additional shares of common stock into the public markets after this offering, and we may also issue convertible debt securities to raise capital in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public markets after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

        After the consummation of this offering, we will have outstanding 44,201,628 shares of common stock and options to purchase an additional 8,191,645 shares of common stock. The number of shares of common stock outstanding after this offering includes the shares being sold by the selling stockholders in this offering, which may be resold immediately in the public market. Of the remaining 41,438,703 outstanding shares and shares issuable upon exercise of options, 39,075,117 or 74.6% of our total outstanding shares and shares issuable upon exercise of options will be restricted from immediate resale under the "lock-up" agreements between certain of our current stockholders and option holders and the underwriters described in the section entitled "Underwriting" below, but may be sold into the market after those "lock-up" restrictions expire or if they are waived by Credit Suisse Securities (USA) LLC, as one of the representatives of the underwriters, in its sole discretion. The outstanding shares and shares issuable upon exercise of options subject to the "lock-up" restrictions will generally become available for sale at various times following the expiration of the lock-up agreements, which is 180 days after the date of this prospectus, subject to the volume limitations and manner-of-sale requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

This offering will cause immediate and substantial dilution in net tangible book value.

        The initial public offering price of a share of our common stock is substantially higher than the net tangible book value (deficit) per share of our outstanding common stock immediately after this offering. Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. If you purchase our common stock in this offering, you will incur an immediate dilution of approximately $37.78 in the net tangible book value per share of common stock based on our net tangible book value as of December 31, 2005. We also have outstanding stock options to purchase shares of common stock with exercise prices that are below the initial public offering price of our common stock. To the extent these options are exercised, you will experience further dilution. See "Dilution" for more information.

Our principal stockholder and its affiliates will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium.

        After the offering, Warburg Pincus, through its control of TD Group, LLC, may be deemed to beneficially own approximately 72.2% of our outstanding common stock, or 69.3% if the underwriters' over-allotment option is fully exercised. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

        As a result of Warburg Pincus' control of TD Group, LLC and representation on our Board of Directors, Warburg Pincus will be able to influence all affairs and actions of our company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of Warburg Pincus may differ from the interests of our other stockholders. For example, Warburg Pincus could oppose a third party offer to acquire us that you might consider attractive, and the third party may not be able or willing to proceed unless Warburg Pincus supports the offer. In addition, if our Board of Directors supports a transaction requiring an amendment to our certificate of incorporation, Warburg Pincus, through its control of TD Group, LLC, is currently in a position to defeat any required stockholder approval of the proposed amendment. If our Board of Directors supports an acquisition of us by means of a merger or a similar transaction, the vote of Warburg Pincus, as the managing member of TD Group, LLC, alone is currently sufficient to approve or block the transaction under Delaware law. In each of these cases and in similar situations, you may disagree with Warburg Pincus as to whether the action opposed or supported by Warburg Pincus is in the best interest of our stockholders.

We are exempt from certain corporate governance requirements since we are a "controlled company" within the meaning of the NYSE rules and, as a result, you will not have the protections afforded by these corporate governance requirements.

        Because TD Group, LLC will control more than 50% of the voting power of our common stock after this offering, we are considered to be a "controlled company" for the purposes of the NYSE listing requirements. Under the NYSE rules, a "controlled company" may elect not to comply with certain NYSE corporate government requirements, including (1) the requirement that a majority of our Board of Directors consist of independent directors, (2) the requirement that the nominating and corporate governance committee of our Board of Directors be composed entirely of independent directors and (3) the requirement that the compensation committee of our Board of Directors be composed entirely of independent directors. Given that TD Group, LLC will control a majority of the voting power of our common stock after this offering, we are permitted, and have elected, to opt out of compliance with certain NYSE corporate governance requirements. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

        Provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes our Board of Directors to issue up to 149,600,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our amended and restated certificate of incorporation provides for a staggered Board of Directors, whereby directors serve for three-year terms, with approximately one-third of the directors coming up for re-election each year. Having a staggered board will make it more difficult for a third party to obtain control of our Board of Directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our Board of Directors. Our amended and restated certificate of incorporation also provides that the affirmative vote of the holders of at least 75% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the alteration, amendment or repeal of certain provisions of our amended and restated certificate of incorporation, including the provisions authorizing a staggered board, and certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders' ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors, and filing of vacancies on our Board of Directors.

        We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an "interested stockholder," we may not enter into a "business combination" with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, "interested stockholder" means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203. TD Group, LLC, Warburg Pincus and their affiliates do not constitute "interested stockholders" for purposes of Section 203 of the Delaware General Corporation Law.

We do not intend to pay regular cash dividends on our stock after this offering.

        We do not anticipate declaring or paying regular cash dividends on our common stock or any other equity security in the foreseeable future. The amounts that may be available to us to pay cash dividends are restricted under our debt and other agreements. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. Therefore, you should not rely on dividend income from shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains both historical and "forward-looking statements". All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations and business. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained throughout this prospectus, including under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those described under "Risk Factors." Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

USE OF PROCEEDS

        The proceeds from the sale of shares of our common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

DIVIDEND POLICY

        We do not anticipate declaring or paying regular cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. We are a holding company and conduct all of our operations through our direct and indirect subsidiaries. Unless we receive dividends, distributions, advances, transfers of funds or other payments from our subsidiaries we will be unable to pay any dividends on our common stock in the future. The ability of our subsidiaries to take any of the foregoing actions are limited by the terms of our existing debt documents and may be limited by future debt or other agreements that we may enter into from time to time.

DETERMINATION OF OFFERING PRICE

        Prior to the offering, there has been no public market for our common stock. The initial public offering price of the shares has been determined by negotiations among representatives of the underwriters and the selling stockholders. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, was our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of market valuation of companies in related businesses. However, the initial public offering price is not necessarily indicative of the price at which our common stock will trade at in the public market following the completion of this offering.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2005, on an actual basis and on an adjusted basis to reflect the 149.60 for 1.00 stock split that occurred on March 14, 2006. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to such financial statements included elsewhere in this prospectus.

	As of December 31, 2005
	Actual (in thousands)		As Adjusted (in thousands)
Cash and cash equivalents	$29,556	(1)	$29,556	(1)

TD Group loan facility	$200,000		$200,000
Long-term debt of our subsidiaries:
TransDigm Inc. term loan	289,113		289,113
TransDigm Inc. revolving credit facility	—		—
TransDigm Inc. 8 3/8% senior subordinated notes	400,000		400,000

Total long-term debt of TD Group and subsidiaries	889,113		889,113

Stockholders equity:
Preferred Stock, par value $0.01 per share, 1,000,000 shares authorized, actual, and 149,600,000 shares authorized, as adjusted; 0 shares issued and outstanding, actual, and 0 shares issued and outstanding, as adjusted	—		—
Common Stock, par value $0.01 per share, 1,500,000 shares authorized, actual, and 224,400,000 shares authorized, as adjusted; 295,465 issued and outstanding, actual, and 44,201,628 shares issued and outstanding, as adjusted	3		442
Paid-in-capital	291,127		290,688
Retained earnings	51,534		51,534
Accumulated other comprehensive income	(339)		(339)

Total stockholders equity	342,325		342,325

Total capitalization	$1,231,438		$1,231,438

(1)
On November 10, 2005, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management. TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, which payments in the aggregate were equal to approximately $262.7 million, and (ii) make certain distributions to members of our management who participated in our deferred compensation plans, which distributions in the aggregate were equal to approximately $26.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

        The number of shares of our common stock shown as issued and outstanding in the table above excludes (i) 8,191,645 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2005, with exercise prices ranging from $0.45 to $13.37 per share and a weighted average exercise price of $5.71 per share and (ii) 3,216,722 shares of common stock reserved for future grants under our stock option plans as of December 31, 2005 (assuming our 2006 stock incentive plan, which is described in more detail below, had been adopted as of such date).

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of our common stock to be sold in this offering will exceed the net tangible book value per share of our common stock immediately after this offering. The net tangible book value per share presented below is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities as of December 31, 2005, divided by the number of shares of our common stock that would have been held by our common stockholders of record immediately prior to this offering had we effected the 149.60 for 1.00 stock split we effected on March 14, 2006. Our net tangible book value (deficit) as of December 31, 2005, was approximately ($741.5) million, or $(16.78) per share. This remains unchanged when adjusted for the sale by the selling stockholders of 10,954,570 shares of our common stock at a public offering price of $21.00 per share. This represents an immediate dilution in net tangible book value of $37.78 per share.

        The following tables illustrate this dilution:

Initial public offering price per share	$21.00
Net tangible book value (deficit) per share as of December 31, 2005	$(16.78)
Dilution in net tangible book value per share to new investors	$37.78

        The following table summarizes the number of shares purchased from us and the total consideration and average price per share paid to us, by our officers, directors, promoters and affiliated persons in transactions since our inception in July 2003, and the total number of shares purchased from the selling stockholders, the total consideration paid to the selling stockholders and the price per share paid by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	33,247,058	75.2%	$198,170,088	46.3%	$5.96
New investors	10,954,570	24.8	230,045,970	53.7	21.00

Total	44,201,628	100%	$428,216,058	100%	$9.69

(1)
Excludes shares being sold by the selling stockholders.

        As of December 31, 2005, there were options outstanding to purchase 8,191,645 shares of our common stock, with exercise prices ranging from $0.45 to $13.37 per share and a weighted average exercise price of $5.71 per share. The tables and calculations above assume that those options have not been exercised. To the extent outstanding options are exercised, you would experience further dilution if the exercise price is less than our net tangible book value per share.

SELECTED CONSOLIDATED FINANCIAL DATA

        TD Group was formed in July 2003 under the name TD Holding Corporation to facilitate the consummation of the Mergers. Apart from certain financing activities, including the transactions contemplated by the TD Group Loan Facility, TD Group does not have any operations other than through its ownership of its direct and indirect subsidiaries.

        The following table sets forth selected historical consolidated financial and other data of TD Group or its predecessor (i) as of September 30, 2005, 2004, 2003, 2002 and 2001 and for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003, the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) and each of the two fiscal years ended September 30, 2002 and September 30, 2001, which have been derived from TD Group's or its predecessor's audited consolidated financial statements (except for the pro forma basic and diluted earnings per share amounts) and (ii) as of December 31, 2005 and January 1, 2005 and for the thirteen week period ended December 31, 2005 and January 1, 2005, which have been derived from TD Group's unaudited condensed consolidated financial statements (except for the pro forma basic and diluted earnings per share amounts). TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the periods prior to the Mergers reflect the historical cost basis of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Accordingly, the accompanying selected historical consolidated financial and other data as of dates and for the periods prior to the Mergers are labeled as "Predecessor."

        On March 26, 2001, we acquired an exclusive, worldwide license to produce and sell products composed of a lubrication and scavenge pump product line along with certain related equipment and inventory. On May 31, 2001, Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., acquired substantially all of the assets and certain liabilities of the Champion Aviation Products business from Federal Mogul Ignition Company, a wholly-owned subsidiary of Federal-Mogul Corporation. On February 24, 2003, we acquired certain assets and assumed certain liabilities of the Norco business from TransTechnology Corporation. On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic. On December 31, 2004, Skurka acquired certain assets and assumed certain liabilities of Skurka Engineering Company. On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators from Esterline Technologies Corporation. On June 30, 2005, Skurka acquired an aerospace motor product line from Eaton Corporation. All of the acquisitions were accounted for as purchases. The results of operations of the acquired entities, businesses and product lines are included in TD Group's or its Predecessor's consolidated financial statements from the date of each of the acquisitions.

        The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

						Predecessor
			Fiscal Years Ended September 30,
	Thirteen Weeks Ended				July 8, 2003 (Date of Formation) Through September 30, 2003		Fiscal Years Ended September 30,
						October 1, 2002 Through July 22, 2003
	December 31, 2005	January 1, 2005
			2005	2004			2002	2001
	(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$100,140	$80,270	$374,253	$300,703	$52,083	$241,185	$248,802	$200,773
Gross profit(1)	49,243	39,473	184,270	136,505	11,684	114,669	114,227	82,248
Operating expenses:
Selling and administrative	13,090	8,254	38,943	31,201	5,205	20,167	23,962	23,612
Amortization of intangibles	1,816	1,841	7,747	10,325	1,975	945	6,294	2,966
Merger expenses(2)	—	—	—	—	—	176,003	—	—

Income (loss) from operations(1)	34,337	29,378	137,580	94,979	4,504	(82,446)	83,971	55,670

Interest expense, net	19,799	19,258	80,266	74,675	14,233	28,224	36,538	31,926

Income (loss) before income taxes	14,538	10,120	57,314	20,304	(9,729)	(110,670)	47,433	23,744
Income tax provision (benefit)	5,554	3,753	22,627	6,682	(3,970)	(40,701)	16,804	9,386

Net income (loss)	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(69,969)	$30,629	$14,358

Net income (loss) available to common stockholders	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(72,638)	$27,727	$13,470

Historical Basic Earnings Per Share:
Net income (loss) per share(3)	$30.41	$21.55	$117.40	$46.11	$(19.76)	$(606.38)	$231.44	$112.42

Weighted-average common shares outstanding	295.5	295.5	295.5	295.4	291.5	119.8	119.8	119.8

Historical Diluted Earnings Per Share:
Net income (loss) per share(3)	$28.81	$20.55	$111.49	$44.01	$(19.76)	$(606.38)	$200.87	$100.45

Weighted-average common shares outstanding	311.9	309.8	311.1	309.5	291.5	119.8	138.0	134.1

Pro Forma Basic Earnings Per Share:
Net income (loss) per share(3)	$0.20	$0.14	$0.78	$0.31	$(0.13)

Weighted-average common shares outstanding(4)	44,202	44,202	44,202	44,193	43,608

Pro Forma Diluted Earnings Per Share:
Net income (loss) per share(3)	$0.19	$0.14	$0.75	$0.29	$(0.13)

Weighted-average common shares outstanding(4)	46,657	46,350	46,544	46,300	43,608

						Predecessor
	As of
			As of September 30,
	December 31, 2005	January 1, 2005
			2005	2004	2003	2002	2001
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,556	$44,029	$104,221	$48,498	$18,902	$49,206	$11,221
Marketable securities	—	49,653	—	50,601	—	—	—

Working capital	124,366	170,009	118,559	179,385	133,622	99,035	55,672
Total assets	1,353,667	1,366,710	1,427,748	1,345,912	1,315,395	402,226	372,898
Long-term debt, including current portion	889,113	892,053	889,846	892,788	894,997	408,952	413,209
Stockholders equity (deficiency)	342,325	303,826	333,107	297,412	283,551	(77,156)	(103,388)
										Predecessor
	Thirteen Weeks Ended				Fiscal Years Ended September 30,				July 8, 2003 (Date of Formation) Through September 30, 2003		Fiscal Years Ended September 30,
										October 1, 2002 Through July 22, 2003
	December 31, 2005		January 1, 2005
					2005		2004				2002		2001
	(unaudited)
	(dollars in thousands)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$(66,020)		$28,761		$80,695		$111,139		$16,852	$(34,184)	$56,452		$22,761
Investing activities	(1,767)		(30,995)		(20,530)		(77,619)		(469,319)	(57,267)	(5,439)		(173,588)
Financing activities	(6,878)		(2,235)		(4,442)		(3,924)		471,369	82,450	(13,028)		157,739
Depreciation and amortization	4,237		3,925		16,956		18,303		3,333	6,355	13,492		8,646
Capital expenditures	1,767		1,554		7,960		5,416		968	4,241	3,816		4,486
Ratio of earnings to fixed charges(5)	1.7	x	1.5	x	1.7	x	1.3	x	—	—	2.3	x	1.7	x
Other Data:
EBITDA(6)	$38,574		$33,303		$154,536		$113,282		$7,837	$(76,091)	$97,463		$64,316
EBITDA, margin(7)	38.5%		41.5%		41.3%		37.7%		15.0%	(31.5)%	39.2%		32.0%
EBITDA As Defined(6)	$42,431		$34,868		$164,240		$139,084		$22,062	$102,306	$97,463		$72,259
EBITDA As Defined, margin(7)	42.4%		43.4%		43.9%		46.3%		42.4%	42.4%	39.2%		36.0%

(1)
Gross profit and income (loss) from operations include the effect of charges relating to purchase accounting adjustments to inventory associated with the Mergers and the acquisition of various entities, businesses and product lines for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation) through September 30, 2003, the period from October 1, 2002 through July 22, 2003 (date of closing of the Mergers) and the fiscal years ended September 30, 2002 and September 30, 2001 of $1,493,000, $18,471,000, $12,038,000, $855,000, $0, and $6,639,000, respectively.

(2)
One-time merger-related charges were incurred in connection with the Mergers in July 2003.

(3)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted-average common shares outstanding.

(4)
The weighted-average common shares outstanding for the periods presented have been adjusted to give effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient by $9,729,000 and $110,670,000 to cover fixed charges for the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (date of closing of the Mergers), respectively.

(6)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation charges, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to members of our management and certain acquisition earnout costs.

  We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

  Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs, the preparation of our annual budget and financial projections. Our management also believes that EBITDA As Defined is useful to investors because the Amended and Restated Senior Credit Facility requires compliance, on a pro forma basis, with certain financial ratios, including a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio. Leverage ratio is defined in the Amended and Restated Senior Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date to Consolidated EBITDA (as defined in the Amended and Restated Senior Credit Facility) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Fixed charge coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated fixed charges of TransDigm Inc. for such period. Interest coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated interest expense of TransDigm Inc. for such period. The Amended and Restated Senior Credit Facility defines Consolidated EBITDA in a manner equal to how we define EBITDA As Defined. These financial covenants are material terms of the Amended and Restated Senior Credit Facility as the failure to comply with such financial covenants could result in an event of default thereunder (and, in turn, an event of default under the Amended and Restated Senior Credit Facility could result in an event of default under the Indenture and the TD Group Loan Facility). For the amount or limit required under the Amended and Restated Senior Credit Facility for compliance with these financial covenants, please see "Description of Certain Indebtedness—Amended and Restated Credit Facility."

  Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

    •
    neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

    •
    the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

    •
    neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

    •
    EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

  Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

(7)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

  The following is a reconciliation of EBITDA and EBITDA As Defined to net income:

						Predecessor
	Thirteen Weeks Ended		Fiscal Years Ended September 30,		July 8, 2003 (Date of Formation) Through September 30, 2003		Fiscal Years Ended September 30,
	December 31, 2005	January 1, 2005				October 1, 2002 Through July 22, 2003
			2005	2004			2002	2001
	(unaudited)
	(in thousands)
Net income (loss)	$8,984	$6,367	$34,687	$13,622	$(5,759)	$(69,969)	$30,629	$14,358
Add:
Depreciation and amortization	4,237	3,925	16,956	18,303	3,333	6,355	13,492	8,646
Interest expense, net	19,799	19,258	80,266	74,675	14,233	28,224	36,538	31,926
Income tax provision (benefit)	5,554	3,753	22,627	6,682	(3,970)	(40,701)	16,804	9,386

EBITDA	38,574	33,303	154,536	113,282	7,837	(76,091)	97,463	64,316
Add:
Inventory purchase accounting adjustments*	—	—	1,493	18,471	12,038	855	—	6,639
Acquisition integration costs**	320	—	1,363	1,162	1,154	1,539	—	1,304
Non-cash compensation and deferred compensation costs***	(2,797)	1,565	6,848	6,169	1,033	—	—	—
Merger expenses****	—	—	—	—	—	176,003	—	—
One-time special bonus payment	6,222	—	—	—	—	—	—	—
Acquisition earnout costs	112	—	—	—	—	—	—	—

EBITDA As Defined	$42,431	$34,868	$164,240	$139,084	$22,062	$102,306	$97,463	$72,259

*
This represents the portion of the purchase accounting adjustments to inventory pertaining to the motor product line, Skurka and Fluid Regulators acquisitions in fiscal year 2005, the Avionic acquisition in fiscal year 2004, the Mergers during the period ended September 30, 2003, the Norco acquisition during the period ended July 22, 2003 and the lubrication and scavenge pump line and Champion Aerospace acquisitions in fiscal year 2001 that were charged to cost of sales when the inventory was sold.

**
Represents costs incurred to integrate into the Company's operations (i) Fluid Regulators and the motor product line in fiscal year 2005 and the thirteen week period ended December 31, 2005, (ii) the Norco business in fiscal year 2004 and in the twelve-month period ended September 30, 2003 and (iii) the lubrication and scavenge pump line in fiscal year 2001.

***
Represents the expenses (income) recognized by us under our 2003 stock option plan and our two deferred compensation plans. The amount reflected above for the thirteen week period ended December 31, 2005 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Recent Developments."

****
Represents one-time charges incurred in connection with the Mergers in July 2003.

*****
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to members of management. On November 10, 2005, we entered into an amendment to our Amended and Restated Senior Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

******
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with our acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to our Amended and Restated Senior Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Except for certain financing activities, TD Group conducts all of its operations through its direct and indirect subsidiaries. Accordingly, we discuss below the financial condition and results of operations of TD Group's direct and indirect subsidiaries only. The following discussion of our financial condition and results of operations should be read together with "Selected Consolidated Financial Data" and TD Group's and its predecessor's consolidated financial statements and the related notes included elsewhere in this prospectus. Financial information presented herein for the period through July 22, 2003, the closing date of the Mergers, is presented as "Predecessor" financial information. TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while prior periods are presented using the historical cost basis of the Company. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under the heading entitled "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

        We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales. For the thirteen week period ended December 31, 2005, we generated net sales of $100.1 million and net income of $9.0 million, our EBITDA was $38.6 million, or 38.5% of net sales, our EBITDA As Defined was $42.4 million, or 42.4% of net sales, and our capital expenditures were $1.8 million, or 1.8% of net sales. Please see "Selected Consolidated Financial Data" for certain information regarding EBITDA and EBITDA As Defined, including a reconciliation of EBITDA and EBITDA As Defined to net income.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. These products are generally approved and certified by airframe manufacturers (who often certify only one manufacturer's component design for a specific application on an aircraft), government agencies and/or the FAA and similar entities or agencies. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft. This installed base and our sole source provider position generate a long-term stream of aftermarket revenues over the estimated 30-year life of an individual aircraft. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets.

These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to OEMs.

        In fiscal year 2005, our top three customers accounted for approximately 30% of our net sales, and during this same period our top ten customers accounted for approximately 52% of our net sales. However, our components are ultimately used on a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe produced by any of our customers or other ultimate end-users of our products. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period. In the commercial aerospace sector, which generated approximately 70% of our net sales for fiscal year 2005, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine OEMs. In addition, for fiscal year 2005, approximately 24% of our net sales were attributable to the defense aerospace sector, with approximately 11% of our overall net sales for this period being attributable to various agencies and buying organizations of the U.S. Government. Net sales to the defense sector are generated primarily through sales to the United States and foreign militaries, brokers, distributors and defense OEMs. The remaining portion of our net sales in fiscal year 2005, or approximately 6% of our net sales during this period, were derived from industries with similar niche engineered product characteristics such as the mining, military ground vehicle and power generation industries.

Recent Developments

Dividend and Bonus Payments

        On November 10, 2005, TD Group closed on the $200 million TD Group Loan Facility. In connection with closing of the TD Group Loan Facility, on November 10, 2005, TransDigm Inc. and TransDigm Holdings entered into an amendment to the Amended and Restated Senior Credit Facility (the "Amendment"). Among other things, the Amendment authorized (i) the payment of the cash dividends by TransDigm Inc. and TransDigm Holdings referred to in the immediately following paragraph and (ii) TransDigm Inc. and TransDigm Holdings to make certain distributions to TD Group from time to time, so long as certain conditions are satisfied and the proceeds of such distributions to TD Group are used, directly or indirectly, by TD Group to pay interest in respect of the indebtedness outstanding under the TD Group Loan Facility.

        In connection with the closing of the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management (which bonus payments were in addition to amounts paid to certain members of our management under our deferred compensation plans, as described below). TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to:

  •
  prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003 (the "Senior Unsecured Promissory Notes"), with all such payments totaling approximately $262.7 million;

  •
  make distributions to certain members of our management (including Douglas Peacock, a director, who participated in the Rollover Deferred Compensation Plan (as defined below) as the former chief executive officer of TransDigm Inc. and TransDigm Holdings) who participated in the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit

    Plan, or the Rollover Deferred Compensation Plan, of their vested deferred compensation account balances, with all such distributions totaling approximately $23.0 million; and

  •
  make distributions to certain members of our management and one of our directors who participated in the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan, or the Management Deferred Compensation Plan, of their vested and a portion of their unvested deferred compensation account balances, with all such distributions totaling approximately $3.0 million (with approximately $1.8 million of such distributions being attributable to vested deferred compensation account balances and approximately $1.2 million being attributable to unvested deferred compensation account balances).

In connection with the distributions under the Rollover Deferred Compensation Plan, the Board of Directors of TD Group approved the termination of the Rollover Deferred Compensation Plan, with such termination becoming effective on November 10, 2005. The Management Deferred Compensation Plan was terminated effective as of December 16, 2005 in connection with our adoption of a new deferred compensation plan, which is described in more detail elsewhere in this prospectus.

Compensation Committee Letter

        On February 24, 2006, our Compensation Committee issued a clarification letter to our Chief Executive Officer with respect to certain vesting provisions under our 2003 stock option plan. Under the terms of our 2003 stock option plan, approximately 80% of all new management options granted thereunder vest (i) based on the satisfaction of specified performance criteria or (ii) upon the occurrence of a change in control if Warburg Pincus and the other investors who invested in TD Group in connection with the July 2003 acquisition of TransDigm Holdings (the "Investor Group") receive a minimum specified rate of return. For additional information with respect to how "change in control" is defined and the minimum specified rate of return, please see "Management—Stock Option Plans—2003 Stock Option Plan." In its letter, and consistent with the intent of the parties at the time the 2003 stock option plan was adopted, our Compensation Committee clarified the treatment of option vesting upon any sale of shares of our common stock by the Investor Group, whether in connection with a change in control or otherwise. This letter clarifies that if the minimum specified rate of return is received by the Investor Group in connection with any sale by the Investor Group of shares of our common stock, the performance based new management options will vest proportionately to the aggregate number of shares then sold by the Investor Group in relation to the aggregate number of shares initially acquired by the Investor Group.

Government Pricing Review

        Certain parts sold by five of our divisions and subsidiaries to the DOD through various buying agencies of the Defense Logistics Agency have been the subject of a pricing review by the DOD Office of Inspector General. The pricing review examined whether the various buying offices within the Defense Logistics Agency had negotiated "fair and reasonable" prices for certain sole source spare parts purchased from those divisions and subsidiaries during fiscal years 2002 through 2004. On February 28, 2006, the Company received a copy of the Inspector General's most recent draft report dated February 23, 2006, which was released within the government for official use only and which sought additional comment from the Defense Logistics Agency with respect thereto. The Company has been advised by the Inspector General that it plans to release a final redacted version of the report to the public on or about March 10, 2006, although as of the date of this prospectus, we do not believe that such report has been released. The Company understands that the final report will recommend that Defense Logistics Agency contracting officers reevaluate their procedures for determining the reasonableness of pricing for sole source spare parts purchased from those divisions and subsidiaries and seek to develop Strategic Supplier Alliances with those divisions and subsidiaries.

        We believe that the pricing review is part of a continuing effort by the Inspector General to monitor and evaluate prices paid to defense contractors for sole source spare parts. The draft reports previously provided to the Company have been consistent with reports issued with respect to sole source spare parts supplied by other companies, and, like those other reports, they have advocated the negotiation of Strategic Supplier Alliances incorporating prices for parts based on cost, rather than based on prices of comparable commercial parts or other methods. We believe that our pricing of spare parts comports with the regulations applicable to contracts with agencies of the Federal government. Nonetheless, the Company understands that the final report will recommend that the Defense Logistics Agency request that the applicable divisions and subsidiaries of TransDigm Inc. voluntarily refund, in the aggregate, approximately $2.6 million for allegedly overpriced parts and negotiate Strategic Supplier Alliances incorporating cost-based prices for future Defense Logistics Agency purchases of sole source spare parts.

        The Company's position has been, and continues to be, that our pricing has been fair and reasonable and that there is no legal basis for the amount that the Company understands will be suggested as a refund by the Inspector General in the final version of the report. In response to previous drafts of the report, we offered reasons why we disagree with the Inspector General's overall analysis and why computations related to a voluntary refund contained in the draft report failed to consider key data, such as actual historical sales. After issuance of the final report by the Inspector General, we will likely engage in discussions with the Defense Logistics Agency, at which time we will consider a request by the Defense Logistics Agency for a voluntary refund within the context of the pricing discussions referred to in the following paragraph.

        In February 2006, the Defense Logistics Agency made a request to initiate discussions regarding future pricing and developing an acquisition strategy that will mutually strengthen TransDigm and the Defense Logistics Agency's business relationship. Negotiations with the Defense Logistics Agency regarding Strategic Supplier Alliances have not yet commenced but will likely occur at a later date. As a result of those negotiations, it is possible that the divisions and subsidiaries subject to the pricing review will enter into Strategic Supplier Alliances with the Defense Logistics Agency. It is likely that in connection with any Strategic Supplier Alliance, the Defense Logistics Agency will seek prices for parts based on cost or may seek volume discounts or other favorable pricing and/or the applicable division or subsidiary may agree to cost or pricing justification or appropriate discounts. It is also possible that the DOD may seek alternative sources of supply for such parts.

        The entry into Strategic Supplier Alliances or a decision by the DOD to pursue alternative sources of supply for our sole source parts could reduce the amount of revenue we derive from, and the profitability of certain of our supply arrangements with, certain agencies and buying organizations for the U.S. Government. However, we believe not all of the sales to the government would be affected by pricing associated with a potential Strategic Supplier Alliance. While management believes that the entry into Strategic Supplier Alliances with the Defense Logistics Agency will not have a material adverse effect on our financial condition, liquidity or capital resources, there is no means to determine the outcome of any future negotiations or discussions at this time.

Motor Product Line Acquisition

        On June 30, 2005, we acquired, through our wholly-owned Skurka subsidiary, an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The acquired Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The proprietary products, market position and aftermarket content of the acquired business fit well with our overall business and strategic direction. The acquired business will be consolidated into Skurka's existing aerospace motor business in Camarillo, California.

Fluid Regulators Acquisition

        On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators from Esterline Technologies Corporation, for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. Fluid Regulators designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. Fluid Regulators' product characteristics and market position fit well with our overall direction. In addition, in an attempt to reduce the combined operating costs of Fluid Regulators and the AeroControlex division of TransDigm Inc., Fluid Regulators was merged into TransDigm Inc. on September 30, 2005.

Skurka Acquisition

        On December 31, 2004, we acquired, through our wholly-owned Skurka subsidiary, certain assets and assumed certain liabilities of Skurka Engineering Company for $30.7 million in cash. The acquired business designs and manufactures engineered aerospace components, consisting primarily of AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. The product characteristics and market position of the acquired business fit well with our overall direction.

EBITDA and EBITDA As Defined

        The following table sets forth the calculation of EBITDA and EBITDA As Defined.

					Non-GAAP Combined Twelve Month Period Ended September 30,
	Thirteen Weeks Ended		Fiscal Years Ended September 30,
	December 31, 2005	January 1, 2005
			2005	2004	2003(1)
	(unaudited)
	(in millions)
Net income	$9.0	$6.4	$34.7	$13.6	$(75.7)
Adjustments:
Depreciation and amortization expense	4.2	3.9	17.0	18.3	9.7
Interest expense, net	19.8	19.2	80.2	74.7	42.5
Income tax provision (benefit)	5.6	3.8	22.6	6.7	(44.7)

EBITDA(2)(10)	38.6	33.3	154.5	113.3	(68.2)
Adjustments:
Inventory purchase accounting adjustments(3)	—	—	1.5	18.5	12.9
Acquisition integration costs(4)	0.3	—	1.4	1.1	2.7
Non-cash compensation and deferred compensation costs(5)	(2.8)	1.6	6.8	6.2	1.0
Merger expenses(6)	—	—	—	—	176.0
One-time special bonus payments(7)	6.2	—	—	—	—
Acquisition earnout costs(8)	0.1	—	—	—	—

EBITDA As Defined(9)(10)	$42.4	$34.9	$164.2	$139.1	$124.4

(1)
The amounts for the twelve-months ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

(2)
EBITDA represents earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

(3)
This represents the portion of the purchase accounting adjustments to inventory pertaining to the motor product line, Skurka and Fluid Regulators acquisitions in fiscal year 2005, the Avionic acquisition in fiscal year 2004, the Mergers during the period ended September 30, 2003 and the Norco acquisition during the period ended July 22, 2003 that was charged to cost of sales when the inventory was sold.

(4)
Represents costs incurred to integrate into the Company's operations (i) Fluid Regulators and the motor product line in fiscal year 2005 and the thirteen week period ended December 31, 2005 and (ii) the Norco business in fiscal year 2004 and the twelve-month period ended September 30, 2003.

(5)
Represents the expenses (income) recognized by us under our 2003 stock option plan and our two deferred compensation plans. The amount reflected above for the thirteen week period ended December 31, 2005 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period. See Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

(6)
Represents one-time charges incurred in connection with the Mergers in July 2003.

(7)
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to certain members of management. On November 10, 2005, we entered into an amendment to our Amended and Restated Senior Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

(8)
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with our acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to our Amended and Restated Senior Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

(9)
EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation charges, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to certain members of our management and certain acquisition earnout costs. Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs, the preparation of our annual budget and financial projections. Our management also believes that EBITDA As Defined is useful to investors because the Amended and Restated Senior Credit Facility requires compliance, on a pro forma basis, with certain financial ratios, including a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio. Leverage ratio is defined in the Amended and Restated Senior Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date to Consolidated EBITDA (as defined in the Amended and Restated Senior Credit Facility) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Fixed charge coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated fixed charges of TransDigm Inc. for such period. Interest coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated interest expense of TransDigm Inc. for such period. The Amended and Restated Senior Credit Facility defines Consolidated EBITDA in a manner equal to how we define EBITDA As Defined. These financial covenants are material terms of the Amended and Restated Senior Credit Facility as failure to comply with such financial covenants could result in an event of default thereunder (and, in turn, an event of default under the Amended and Restated Senior Credit Facility could result in an event of default under the Indenture and the TD Group Loan Facility). For the amount or limit required under the Amended and Restated Senior Credit Facility for compliance with these financial covenants, please see "Description of Certain Indebtedness—Amended and Restated Senior Credit Facility."

(10)
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•
neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•
the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

  •
  neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

  •
  EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Trend Information

        The commercial aerospace industry is impacted by the health of the global economy and geo-political events around the world. The commercial aerospace industry suffered after the events of September 11, 2001 and the subsequent downturn in the global economy, the SARS epidemic and, more recently, from rising fuel prices and the conflicts in the Middle East. Recently, the industry has shown signs of strengthening with increases in RPMs, although rising fuel prices, conflicts in the Middle East, major airline financial distress and the risk of additional terrorist activity have tempered the recovery.

        Our presence in both the commercial transport and military sectors of the aerospace industry may mitigate the impact on our business of any specific industry risk. We service a diversified customer base in the commercial and military aerospace industry, and we provide components to a diverse installed base of aircraft, which mitigates our exposure to any individual airframe platform. At times, declines in sales in any one sector have been offset by increased sales in another. For example, the commercial transport sector that we serve was adversely affected by the events of September 11, 2001, but the downturn in that market was partially offset by an increase in military aircraft spending that resulted from the military engagements in Afghanistan and Iraq and the war on terrorism.

        There is industry consensus that conditions in the commercial transport market sector have improved recently. We are experiencing increased activity in the large commercial OEM sector (aircraft with 100 or more seats) driven by order announcements by The Boeing Company and Airbus S.A.S. We expect this level of activity to continue in the near future.

        RPMs are recovering to pre-September 11, 2001 levels or higher, and absent any disruptive events, we are hopeful our aftermarket business will continue to follow this trend.

        In recent years, defense spending has reached historic highs, due in part to the military engagements in Afghanistan and Iraq and the war on terrorism. After several recent quarters of continued growth, we have recently seen our military business level off. Our military business fluctuates from year to year, and is dependent, to a degree, on government budget constraints, the timing of orders and the extent of global conflicts. We anticipate that military related sales of our types of products will experience modest, if any, growth over the current high levels.

        The aerospace industry is cyclical and fragmented. There are many short-term factors (including inventory corrections, unannounced changes in order patterns and mergers and acquisitions) that can cause short-term disruptions in our weekly, monthly and quarterly shipment patterns as compared to previous quarters and the same periods in prior years. To normalize for short-term fluctuations, we tend to look at our performance over several quarters or years of activity rather than discreet short-term periods. As such, it can be difficult to determine longer-term trends in our business based on quarterly comparisons.

        There are also fluctuations in OEM and aftermarket ordering and delivery requests from quarter-to-quarter. Due to the differences between the profitability of our products sold to OEM and aftermarket customers, variation in product mix can cause short-term swings in gross margins. Again, in many instances these are timing events between quarters and must be balanced with macro aerospace industry indicators.

        We believe that The Boeing Company and Airbus S.A.S. are in a period of increased production and we think we are well positioned on the new aircraft platforms recently announced. Having significant content on these new aircraft platforms could negatively impact our margin over the near term, given that OEM revenues tend to produce lower gross margins than aftermarket revenues, but should positively impact our business in future years as replacement aftermarket parts will be required to service these new aircrafts.

        Although the aerospace industry is in a cycle of increased production, our business would be adversely affected by significant changes in the U.S. or global economy. Historically, aircraft travel, as measured by RPMs, generally correlates to economic conditions and a reduction in aircraft travel would result in a decrease in the need for aftermarket parts, which in turn would adversely affect our business.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with GAAP, which often requires the judgment of management in the selection and application of certain accounting principles and methods. Management believes that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

        We have identified the following as the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

        Revenue Recognition and Related Allowances:    Substantially all of our revenues are recognized based upon shipment of products to the customer, at which time title and risk of loss passes to the customer. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Provisions for uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. We have a history of making reasonably dependable estimates of such allowances; however, due to uncertainties inherent in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

        Management estimates the allowance for doubtful accounts based on the aging of the accounts receivable and customer creditworthiness. The allowance also incorporates a provision for the estimated impact of disputes with customers. Management's estimate of the allowance amounts that are necessary includes amounts for specifically identified losses and a general amount for estimated losses based on historical information. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate, management may need to increase the allowance for doubtful accounts.

        We provide limited warranties in connection with the sale of our products. The warranty period for products sold by us varies, ranging from 90 days to five years; however, the warranty period for the majority of our sales generally does not exceed one year. We accrue for warranty claims based on, among other things, our knowledge of product performance issues. We also provide a general amount based on historical results. Historically, actual warranty claims have not differed materially from the estimates originally established.

        Inventories:    Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Because we sell products that are installed on airframes that can be in-service for 20 or more years, we must keep a supply of such products on hand while the airframes are in use. Provision for potentially obsolete or slow-moving inventory is made based on our analysis of inventory levels, past usage and future sales forecasts. Although management believes that our estimates of obsolete and slow-moving inventory are reasonable, actual results may differ materially from the estimates and additional provisions may be required in the future. In addition, in accordance with industry practice, all inventories are classified as current assets as all inventories are available and necessary to support current sales, even though a portion of the inventories may not be sold within one year.

        Intangible Assets:    The Mergers and the other acquisitions we have completed have resulted in significant amounts of identifiable intangible assets and goodwill. Intangible assets other than goodwill are recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of our intent to do so. Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), are reviewed at least annually for impairment based on undiscounted cash flow projections and fair value estimates. The determination of undiscounted cash flows is based on our strategic plans and long-range planning forecasts. The revenue growth rates included in the plans and forecasts are based on industry and Company specific data. The profit margin assumptions included in the plans and forecasts are projected based on the current cost structure and anticipated cost changes. If different assumptions were used in these plans and forecasts, the related undiscounted cash flows used in measuring impairment could be different and the recognition of an impairment loss might be required. Intangible assets, such as goodwill, trademarks and trade names that have an indefinite useful life are not amortized. All other intangible assets are amortized over their estimated useful lives.

        Stock Options and Deferred Compensation Plans:    Prior to the Mergers, we applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for our stock option plans. No compensation cost was recognized for TransDigm Holdings' stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date.

        Effective with the consummation of the Mergers and the issuance of the TD Group stock options (see "Management—Stock Option Plans"), we adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the measurement of compensation expense under our stock option plans to be based on the estimated fair values of the awards under the plan on the grant dates and amortizes the expense over the options' vesting periods. In addition, we account for the cost of our deferred compensation plans in accordance with Opinion No. 12 of the Accounting Principles Board, which requires the cost of deferred compensation arrangements to be accrued over the service period of the related employees in a systematic and rational manner.

        Purchase accounting:    Mergers and acquisitions are accounted for using the purchase method. Accordingly, fair value adjustments to our assets and liabilities are recognized and the results of operations of the acquired business are included in our consolidated financial statements from the effective date of the merger or acquisition. We generally use third-party appraisals to assist us in determining the fair value adjustments.

Results of Operations

        The following tables set forth, for the periods indicated, certain operating data of the Company, including presentation of the amounts as a percentage of net sales (dollars in thousands):

					Non-GAAP Combined	July 8, 2003 (Date of Formation) Through Sept. 30, 2003	Predecessor
	Thirteen Weeks Ended
							October 1, 2002 Through July 22, 2003
	December 31, 2005	January 1, 2005	Fiscal Year Ended Sept. 30, 2005	Fiscal Year Ended Sept. 30, 2004	Twelve Months Ended Sept. 30, 2003(1)
	(unaudited)
Net Sales	$100,140	$80,270	$374,253	$300,703	$293,268	$52,083	$241,185
Cost of sales	50,897	40,797	189,983	164,198	166,915	40,399	126,516
Selling and administrative	13,090	8,254	38,943	31,201	25,372	5,205	20,167
Amortization of intangibles	1,816	1,841	7,747	10,325	2,920	1,975	945
Merger expenses	—	—	—	—	176,003	—	176,003

Income (loss) from operations	34,337	29,378	137,580	94,979	(77,942)	4,504	(82,446)
Interest expense, net	19,799	19,258	80,266	74,675	42,457	14,233	28,224
Income tax provision (benefit)	5,554	3,753	22,627	6,682	(44,671)	(3,970)	(40,701)

Net income (loss)	$8,984	$6,367	$34,687	$13,622	$(75,728)	$(5,759)	$(69,969)

	Thirteen Weeks Ended				Non-GAAP Combined	July 8, 2003 (Date of Formation) Through Sept. 30, 2003	Predecessor
							October 1, 2002 Through July 22, 2003
	December 31, 2005	January 1, 2005	Fiscal Year Ended Sept. 30, 2005	Fiscal Year Ended Sept. 30, 2004	Twelve Months Ended Sept. 30, 2003(1)
Net Sales	100%	100%	100%	100%	100%	100%	100%
Cost of sales	51	51	51	55	57	78	52
Selling and administrative	13	10	10	10	9	10	9
Amortization of intangibles	2	2	2	3	1	3	—
Merger expenses	—	—	—	—	60	—	73

Income (loss) from operations	34	37	37	32	(27)	9	(34)
Interest expense, net	20	24	22	25	14	27	12
Income tax provision (benefit)	5	5	6	2	(15)	(7)	(17)

Net income (loss)	9%	8%	9%	5%	(26)%	(11)%	(29)%

(1)
The amounts for the twelve-months ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

Thirteen weeks ended December 31, 2005 compared with thirteen weeks ended January 1, 2005.

        Net Sales.    Net sales increased by $19.9 million, or 24.8%, to $100.1 million for the thirteen week period ended December 31, 2005 from $80.3 million for the comparable period last year, primarily due to: (i) an increase in net sales of $9.8 million attributable to the acquisitions of Avionic in July 2004, Skurka in December 2004, Fluid Regulators in January 2005 and a motor product line in June 2005 (collectively, the "Acquisitions"), (ii) an increase in commercial OEM sales of $7.0 million resulting from the higher production rates for The Boeing Company and Airbus S.A.S as well as the business jet market and (iii) an increase in commercial aftermarket sales of $6.8 million resulting from the continuing recovery in the commercial aerospace market. The aforementioned increase in net sales was partially offset by a decrease in military sales of $3.4 million and other factors of $0.3 million.

        Cost of Sales.    Cost of sales increased by $10.1 million, or 24.8%, to $50.9 million for the thirteen week period ended December 31, 2005 from $40.8 million for the comparable period last year. This increase is attributable to increased volume associated with the higher net sales of $19.9 million discussed previously. Cost of sales as a percentage of total sales was approximately 51% for both periods.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $4.8 million, or 58.6%, to $13.1 million for the thirteen week period ended December 31, 2005 from $8.3 million for the comparable period last year. The increase is due to: (i) the one-time special bonus of $6.2 million, or 6.2% of net sales, paid to certain members of management, (ii) the higher net sales discussed above, (iii) the Acquisitions and (iv) professional fees incurred relating to the offering contemplated by this prospectus of $0.7 million. These increases were partially offset by (x) a reversal of previously recorded charges of $3.8 million, or 3.8% of net sales, resulting from the termination in the thirteen week period ended December 31, 2005 of the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan and (y) the decrease of $0.6 million in expense related to the New Management Deferred Compensation Plan.

        Selling and administrative expenses as a percentage of net sales increased to 13.1% for the thirteen week period ended December 31, 2005 from 10.3% for the comparable period last year. The increase in selling and administrative expenses as a percentage of net sales was primarily due to the one-time special bonus that was paid in the thirteen week period ended December 31, 2005, partially offset by (i) the reversal of previously recorded charges resulting from the termination of the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan and (ii) the decrease in expense related to the New Management Deferred Compensation Plan discussed above.

        Amortization of Intangibles.    There was no change in the amortization of intangibles which totaled $1.8 million for the thirteen week period ended December 31, 2005 and the comparable period last year.

        Interest Expense.    Interest expense increased by $0.5 million, or 2.8%, to $19.8 million for the thirteen week period ended December 31, 2005 from $19.3 million for the comparable period last year. This increase was due to (i) $2.8 million of additional interest expense that resulted from the new $200 million TD Group Loan Facility that closed in November 2005 and (ii) an increase in the interest rates on borrowings under the Amended and Restated Senior Credit Facility. This increase was partially offset by a $3.5 million reduction in interest expense under the Senior Unsecured Promissory Notes that were repaid in November 2005.

        Income Tax Provision.    Income tax provision as a percentage of income before income taxes was 38.2% for the thirteen week period ended December 31, 2005 and was 37.1% for the comparable period last year.

        Net Income.    Net income increased 41.1% to $9.0 million, or 9.0% of sales, for the thirteen week period ended December 31, 2005 compared to net income of $6.4 million, or 7.9% of sales, for the comparable period last year. Net income as a percentage of sales increased despite an increase in selling and administrative expenses as a percentage of sales due to the reduction of interest expense as a percentage of sales.

Fiscal year ended September 30, 2005 compared with fiscal year ended September 30, 2004

        Net Sales.    Net sales increased by $73.6 million, or 24.5%, to $374.3 million for fiscal year 2005 from $300.7 million for fiscal year 2004. The increase is due to: (i) net sales attributable to the Acquisitions totaling $40.0 million; (ii) an increase in commercial OEM net sales of $14.5 million resulting from the higher production rates for The Boeing Company, Airbus S.A.S. and regional and business jet markets; (iii) an increase in military shipments of $9.5 million primarily due to the continued spending by the U.S. Government resulting in part from the conflicts in the Middle East; and (iv) an increase in commercial aftermarket sales of $9.6 million due to the continuing recovery of the commercial aerospace market.

        Cost of Sales.    Cost of sales increased by $25.8 million, or 15.7%, to $190.0 million for fiscal year 2005 from $164.2 million for fiscal year 2004. The increase was primarily attributable to the cost of the higher net sales of $73.6 discussed previously, partially offset by the $18.5 million charge, or 6.1% of net sales, that was recorded in fiscal year 2004 that resulted in increased cost of sales due to inventory purchase price accounting charges pertaining to the write-up of inventory associated with the Mergers that occurred in fiscal year 2003.

        The improvement in cost of sales as a percentage of total net sales in fiscal year 2005 when compared to fiscal year 2004 was primarily due to the $18.5 million charge recorded in fiscal year 2004 that is discussed above, partially offset by less favorable product mix (i.e., higher OEM shipments) in fiscal year 2005 and the impact of lower margin revenues from the Acquisitions.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $7.7 million, or 24.8%, to $38.9 million for fiscal year 2005 from $31.2 million for fiscal year 2004 primarily due to the higher net sales discussed above. Selling and administrative expenses as a percentage of net sales were the same for both fiscal years.

        Amortization of Intangibles.    Amortization of intangibles decreased by $2.6 million to $7.7 million for fiscal year 2005 from $10.3 million for fiscal year 2004. The decrease was primarily due to the reduction of $3.1 million in order backlog amortization during fiscal year 2005. During fiscal year 2004, $5.4 million of order backlog that was recorded in accounting for the Mergers was fully amortized. This decrease was partially offset by an increase in amortization expense of approximately $0.5 million on the additional identifiable intangible assets recognized in connection with the Acquisitions discussed above.

        Interest Expense.    Interest expense increased by $5.6 million, or 7.5%, to $80.3 million for fiscal year 2005 from $74.7 million for fiscal year 2004 due to (i) an increase of $3.1 million in interest expense on the Senior Unsecured Promissory Notes resulting from the semi-annual compounding of the accrued and unpaid interest on such notes since July 2003 and (ii) an increase in the interest rates on borrowings under the Amended and Restated Senior Credit Facility, resulting in an additional $3.4 million of interest expense in fiscal year 2005. This increase was offset by certain other items, which resulted in a reduction in interest expense of $0.9 million.

        Income Tax Provision.    Income tax provision as a percentage of income before income taxes was 39.5% for fiscal year 2005 compared to 32.9% for fiscal year 2004. The increase in the income tax provision as a percentage of income before income taxes is largely due to two items: (i) the reduction in the benefit from foreign sales and (ii) a change in the Ohio tax law. The reduction in the foreign sales benefit was due to higher income before income taxes in fiscal year 2005 and a change in the federal extraterritorial law which phases out the foreign sales deduction by 2007. Our reduced benefit from foreign sales increased our effective tax rate by 4.4%. The change in the Ohio tax law became effective on July 1, 2005 and replaced the income tax with a commercial activity tax by 2010. As a result of this law change, our ability to utilize net operating loss carryforwards was limited; therefore, adjustments were made to non-current deferred income tax assets and liabilities. These adjustments resulted in a charge to income tax expense of $1.3 million, or a 2.3% increase to the effective tax rate.

        Net Income.    Net Income increased $21.1 million, or 154.6%, to $34.7 million for fiscal year 2005 compared to net income of $13.6 million for fiscal year 2004.

Fiscal year ended September 30, 2004 compared with the twelve-month period ended September 30, 2003

        The discussion of our results of operations which follows is based upon the combined twelve-month period ended September 30, 2003. The amounts for the twelve-month period ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results of operations for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

        Net Sales.    Net sales increased by $7.4 million, or 2.5%, to $300.7 million for fiscal year 2004 from $293.3 million for the twelve-month period ended September 30, 2003. Net sales increased primarily due to an increase in aftermarket sales of $19.9 million due primarily to the recovery in the commercial aerospace market, $12.8 million of increased sales due to the acquisitions of Norco in February 2003 and Avionic in July 2004 and an increase of $3.5 million in OEM sales. The increase in net sales was partially offset by a decrease of $28.8 million of non-repeat net sales in the twelve-month period ended September 30, 2003 that supported the cockpit security retrofit of the Airbus fleet.

        Cost of Sales.    Cost of sales decreased by $2.7 million, or 1.6%, from $166.9 million in the twelve-month period ended September 30, 2003 to $164.2 million in fiscal year 2004. The decrease in cost of sales was primarily due to the favorable product mix (i.e., higher commercial aftermarket sales) in fiscal year 2004, continuing cost control measures and productivity savings (including savings relating to the Norco acquisition) and the strength of the Company's proprietary products and market positions. Cost of sales for fiscal year 2004, when compared to the twelve-month period ended September 30, 2003, was unfavorably impacted by $5.6 million due to the $18.5 million inventory purchase accounting charge related to the Mergers recorded during fiscal year 2004 compared to the $12.9 million inventory purchase accounting charge related to the Mergers that was recorded during the twelve-month period ended September 30, 2003. Cost of sales for fiscal year 2004 was favorably impacted by the absence of non-recurring integration costs pertaining to the Norco acquisition of $1.5 million that were recorded during the twelve-month period ended September 30, 2003.

        The improvement in cost of sales as a percentage of total net sales of 2.3% was primarily due to the favorable product mix (i.e., higher commercial aftermarket sales) in fiscal year 2004, continuing cost control measures and productivity savings (including savings relating to the Norco acquisition) and the strength of the Company's proprietary products and market positions.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $5.8 million, or 23.0%, to $31.2 million, or 10.4% of net sales, for fiscal year 2004 from $25.4 million, or 8.7% of net sales, for the twelve-month period ended September 30, 2003 primarily due to an increase of $4.5 million, or 1.5% of net sales, of deferred compensation plan expenses. The deferred compensation costs were incurred by us in connection with certain employees' participation in our two deferred compensation plans that were established contemporaneously with the Mergers.

        Amortization of Intangibles.    Amortization of intangibles increased by $7.4 million to $10.3 million for fiscal year 2004 from $2.9 million for the twelve-month period ended September 30, 2003 primarily due to the increase in the amortization of other intangible assets resulting from the recognition of a full year of amortization expense on the additional identifiable intangible assets recognized in accounting for the Mergers, which was primarily related to the increase in the amortization of order backlog, an intangible asset, of $4.3 million, which became fully amortized in fiscal year 2004, and the increase in the amortization of unpatented technology, an intangible asset, of $2.8 million.

        Merger Expenses.    These expenses represent a one-time charge that was recorded in the twelve-month period ended September 30, 2003 as a result of the Mergers and consisted primarily of the following (in millions):

Description	Amount
Compensation costs recognized for stock options redeemed and rolled over in connection with the Mergers	$137.5
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16.6
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9.5
Investment banker fees	8.2
Other fees and expenses	4.2

Total merger expenses	$176.0

        Interest Expense.    Interest expense increased by $32.2 million, or 75.9%, to $74.7 million for fiscal year 2004 from $42.5 million for the twelve-month period ended September 30, 2003. This increase in interest expense was primarily caused by: (i) the issuance of approximately $200 million in aggregate principal amount of the Senior Unsecured Promissory Notes in July 2003 in connection with the Mergers, resulting in additional interest expense of $21.1 million; (ii) the issuance of $400 million of 8 3/8% Senior Subordinated Notes in July 2003 in connection with the Mergers (the then outstanding $200 million of 10 3/8% Senior Subordinated Notes were repaid in connection with the Mergers), resulting in additional interest expense of $10.7 million; (iii) an increase in the weighted average borrowing level of TransDigm Inc.'s then existing senior credit facilities to approximately $294 million in fiscal year 2004 from approximately $205 million in the twelve-month period ended September 30, 2003 primarily due to the Mergers, partially offset by lower interest rates, resulting in additional interest expense of $1.5 million; and (v) other items resulting in an increase in interest expense of $0.4 million. The increase in interest expense was partially offset by a $1.5 million decrease in interest expense resulting from the February 2003 repayment of all of TransDigm Holdings' outstanding 12% Payment in Kind Notes (the "PIK Notes").

        Income Tax Provision.    Income tax provision (benefit) as a percentage of income (loss) before income taxes decreased to 33% for fiscal year 2004 from 37% for the twelve-month period ended September 30, 2003. The decrease in the income tax provision (benefit) as a percentage of income (loss) before taxes is primarily due to two items: (i) nondeductible merger expenses and (ii) benefits from foreign sales. During the twelve-month period ended September 30, 2003, the Company incurred nondeductible merger expenses, which reduced the Company's income tax benefit by $4.2 million. The tax effect of these nondeductible merger expenses comprised 3.5% of the income tax provision (benefit) as a percentage of income (loss) before income taxes for the twelve-month period ended September 30, 2003 and 0% of the income tax provision (benefit) as a percentage of income (loss) before income taxes for fiscal year 2004. The foreign sales income tax benefit for the twelve-month period ended September 30, 2003 ($1.4 million) was approximately 1.1% of the income (loss) before income taxes, whereas the foreign sales benefit for fiscal year 2004 ($1.1 million) was approximately 5.6% of the income (loss) before income taxes for fiscal year 2004.

        Net Income (Loss).    We earned $13.6 million for fiscal year 2004 compared to a net loss of $75.7 million for the twelve-month period ended September 30, 2003.

Backlog

        As of December 31, 2005, we estimated our sales order backlog at $225.0 million compared to an estimated $178.2 million as of January 1, 2005. This $46.8 million increase in sales order backlog is due to an increase of sales order backlog from the acquisition of Fluid Regulators and a motor product line totaling $26.6 million, as well as an increase in orders among various products from both OEM and aftermarket customers. The majority of the purchase orders outstanding as of December 31, 2005 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of our receipt of purchase orders and the speed with which those orders are filled. Accordingly, the Company's backlog as of December 31, 2005 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

        Substantially all of our operations and assets are located within the United States. We purchase certain of the components that we use in our products from foreign suppliers and a portion of our products are resold to foreign end-users. Our direct sales to foreign customers were approximately $81.5 million, $69.9 million and $87.8 million in fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. The decrease in foreign sales in fiscal year 2004 is primarily due to non-repeat sales in the twelve-month period ended September 30, 2003 that supported the cockpit security retrofit of the Airbus fleet. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on our business or market opportunities within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Inflation

        Many of our raw materials and operating expenses are sensitive to the effects of inflation, which could result in changing operating costs. However, the effects of inflation on our businesses during the thirteen week period ended December 31, 2005, fiscal years 2005 and 2004, and the twelve-month period ended September 30, 2003 were not significant.

Liquidity and Capital Resources

        Operating Activities.    We used $66.0 million of cash from operating activities during the thirteen week period ended December 31, 2005 compared to $28.8 million of cash generated from operating activities during the comparable period last year. The decrease of $94.8 million is primarily due to (i) additional interest payments of $65.6 million primarily relating to the payment of accrued interest of $62.7 million relating to the Senior Unsecured Promissory Notes in November 2005, (ii) distributions to participants in our deferred compensation plans totaling approximately $26.0 million in November 2005 (in connection with the distributions under the deferred compensation plans, our Board of Directors approved the termination of the plans during the first quarter of fiscal 2006) and (iii) the payment in November 2005 of a one-time special bonus to certain members of management of $6.2 million.

        We generated $80.7 million of cash from operating activities during fiscal year 2005 compared to $111.1 million of cash generated from operating activities in fiscal year 2004. The decrease of $30.4 million in fiscal year 2005 is primarily due to the receipt of income tax refunds of $37.1 million during fiscal year 2004 resulting from the merger charge in the twelve-month period ended September 30, 2003. During the twelve-month period ended September 30, 2003 we used $17.3 million of cash from operating activities. We generated $16.9 million of cash from operating activities during the period from July 8, 2003 (date of formation) through September 30, 2003 and used $34.2 million of cash during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers). The increase of $128.5 million in fiscal year 2004 is primarily due to approximately $88 million of cash outlays made in the twelve-month period ended September 30, 2003 in connection with the one-time expenses of the Mergers as well as the receipt of income tax refunds in fiscal year 2004 of $37.1 million.

        Investing Activities.    Cash used in investing activities decreased to $1.8 million during the thirteen week period ended December 31, 2005 compared to $31.0 million of cash used in investing activities during the thirteen week period ended January 1, 2005, primarily due to the acquisition of Skurka for $30.2 million during the thirteen week period ended January 1, 2005.

        Cash used in investing activities decreased to $20.5 million during fiscal year 2005 compared to $77.6 million of cash used in investing activities during fiscal year 2004. The cash used in fiscal year 2005 was primarily for (i) the Acquisitions discussed previously of $63.2 million, offset by the sale of marketable securities (net of purchases) of $50.6 million, and (ii) capital expenditures of $8.0 million. The cash used in investing activities in fiscal year 2004 was primarily for the net purchase of marketable securities of $50.7 million and the acquisition of Avionic for $21.5 million. The cash used in investing activities during the period from July 8, 2003 (date of formation) through September 30, 2003, totaling $469.3 million, was used in connection with the merger of TD Acquisition Corporation into TransDigm Holdings. The cash used in investing activities during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), totaling $57.3 million, was primarily for the acquisition of the Norco business for $53.0 million.

        Financing Activities.    Cash used in financing activities during the thirteen week period ended December 31, 2005 increased to $6.9 million compared to $2.2 million of cash used in financing activities during the thirteen week period ended January 1, 2005, primarily due to the payment of approximately $200.0 million to prepay the entire outstanding principal balance of the Senior Unsecured Promissory Notes, partially offset by the proceeds from the TD Group Loan Facility, net of fees, of $193.9 million.

        We used $4.4 million of cash in financing activities during fiscal year 2005 compared to using $3.9 million of cash in financing activities during fiscal year 2004, primarily for the repayment of term loans and a license agreement. We generated $471.3 million of cash from financing activities during the period from July 8, 2003 (date of formation) through September 30, 2003 from the proceeds from the issuance of common stock of $271.3 million and the proceeds from the issuance of the Senior Unsecured Promissory Notes of $200.0 million, which proceeds were used to partially finance the Mergers. The cash generated from financing activities of $82.5 million during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) resulted from: (i) $90.5 million of borrowings and equity contributions associated with the Mergers that were obtained to finance the cash portion of the expenses of the Mergers that are reflected in our consolidated statement of cash flows as an operating activity and were not paid from existing cash balances and (ii) $24.8 million obtained to finance the Norco acquisition. The cash generated from financing activities during this period was partially offset by the cash used in the repayment of the PIK Notes of $32.8 million and other expenditures.

Senior Unsecured Promissory Notes

        In connection with the Mergers, TD Group issued the Senior Unsecured Promissory Notes in an aggregate principal amount of approximately $200 million. The Senior Unsecured Promissory Notes were unsecured and were not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc. The Senior Unsecured Promissory Notes were scheduled to mature in July 2008. The principal amount of the indebtedness outstanding under the Senior Unsecured Promissory Notes was not amortized and, therefore, the entire balance thereof was payable upon maturity in July 2008, subject to certain required prepayment events. The Senior Unsecured Promissory Notes accrued interest at a rate per annum equal to 12%, compounded semi-annually, with all interest being payable upon maturity or the earlier repayment of the Senior Unsecured Promissory Notes. As described above, on November 10, 2005, TD Group elected to optionally prepay the entire outstanding principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes. The total amount paid to the holders of the Senior Unsecured Promissory Notes in full satisfaction of TD Group's obligations thereunder was approximately $262.7 million.

Amended and Restated Senior Credit Facility

        In connection with the Mergers, all of TransDigm Inc.'s borrowings (term loans) under its previous senior secured credit facility were repaid and a new senior secured credit facility was obtained. On April 1, 2004, TransDigm Inc.'s senior secured credit facility was amended and restated to refinance approximately $294 million of term loans then outstanding. The Amended and Restated Senior Credit Facility totals $394 million, which consists of (1) a $100 million revolving credit line (including a letter of credit sub-facility of $15 million) maturing in July 2009 and (2) a $294 million term loan facility maturing in July 2010. At December 31, 2005, TransDigm Inc. had a $0.85 million letter of credit outstanding and $99.15 million of borrowings available under the Amended and Restated Senior Credit Facility. The obligations of TransDigm Inc. under the Amended and Restated Senior Credit Facility are guaranteed by TransDigm Holdings and all of TransDigm Inc.'s domestic subsidiaries, and are secured with substantially all of the assets of TransDigm Holdings, TransDigm Inc. and its domestic subsidiaries.

TD Group has not guaranteed and is not otherwise obligated with respect to the Amended and Restated Senior Credit Facility.

        The Amended and Restated Senior Credit Facility requires scheduled quarterly payments of principal on the term loans in aggregate annual principal amounts equal to 1% of the original aggregate principal amount of the term loans during the life of the loans, with the balance payable at final maturity. Subject to exceptions, the Amended and Restated Senior Credit Facility also requires mandatory prepayments of term loans based on certain percentages of excess cash flows, as defined, commencing 95 days after the end of fiscal year 2006, net cash proceeds from asset sales or from the issuance of certain debt securities.

        In addition, TransDigm Inc. has the right to request (but no lender is committed to provide) additional term loans under the Amended and Restated Senior Credit Facility, subject to the satisfaction of customary conditions, including being in compliance with the financial covenants in the Amended and Restated Senior Credit Facility after giving effect, on a pro forma basis, to any such incremental term loan borrowing.

        The interest rates per annum applicable to loans other than swingline loans (i.e., a short-term line of credit that is provided as part of the revolving credit facility by the administrative agent, which can be converted at any time by the administrative agent into revolving credit loans under the revolving credit facility) under the Amended and Restated Senior Credit Facility are, at TransDigm Inc.'s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods chosen by TransDigm Inc., in each case, plus an applicable margin percentage. The alternate base rate will be the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders under the Amended and Restated Senior Credit Facility are subject. The applicable margin percentage is a percentage per annum equal to (1) 1.25% for alternate base rate term loans, (2) 2.25% for adjusted LIBO rate term loans and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage ranging from 1.75% to 2.50% (in the case of alternate base rate revolving loans) and 2.75% to 3.50% (in the case of adjusted LIBO rate revolving loans), in each case depending upon the leverage ratio of TransDigm Inc. as of the relevant date of determination.

        All borrowings under the revolving loan facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

8 3/8% Senior Subordinated Notes

        In connection with the Mergers, TransDigm Inc. (as successor by merger to TD Funding Corporation) issued $400 million aggregate principal amount of 8 3/8% Senior Subordinated Notes. Such notes do not require principal payments prior to their maturity in July 2011. The notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by TransDigm Holdings and all of TransDigm Inc.'s current and future domestic restricted subsidiaries. However, TD Group has not guaranteed and is not otherwise obligated with respect to the 8 3/8% Senior Subordinated Notes.

Funding of the Mergers and Related Transactions

        In connection with the Mergers, Warburg Pincus and certain other investors made an investment in TD Group of approximately $471.3 million, with approximately $200 million of such investment being attributable to the Senior Unsecured Promissory Notes described above. TD Group contributed such funds as equity to TD Acquisition Corporation (which, as described elsewhere in this prospectus, was merged into TransDigm Holdings). TD Acquisition Corporation then contributed the funds as equity to TD Funding Corporation (which, as described elsewhere in this prospectus, was merged into TransDigm Inc.), which lent a portion of such proceeds together with a portion of the proceeds it received from the issuance of the 8 3/8% Senior Subordinated Notes and from borrowings under its then effective senior secured credit facilities, to TD Acquisition Corporation. The promissory note evidencing the inter-company loan was subsequently assigned by TransDigm Inc., as successor by merger to TD Funding Corporation, to TD Finance Corporation, a newly formed, wholly-owned subsidiary of TransDigm Inc. TD Acquisition Corporation used the proceeds of such intercompany loan to pay all amounts due to the equity holders of TransDigm Holdings under the terms of the merger agreement that totaled approximately $759.7 million. In connection with the Mergers, certain employees of the Company also rolled over options with a net value of approximately $35.7 million.

        Using a portion of the proceeds from the 8 3/8% Senior Subordinated Notes, the borrowings under its then effective senior secured credit facilities, the cash investment by Warburg Pincus and certain other co-investors and existing cash balances, TransDigm Inc. repaid or defeased all of its long-term indebtedness that was outstanding immediately prior to the consummation of the Mergers and paid acquisition fees and expenses of approximately $34.7 million. The repaid indebtedness included all amounts outstanding under TransDigm Inc.'s then existing credit facilities. TransDigm Inc. also completed a tender offer to repurchase its 10 3/8% Senior Subordinated Notes. Approximately $197.8 million aggregate principal amount of the $200 million aggregate principal amount of outstanding 10 3/8% Senior Subordinated Notes were tendered in the tender offer. TransDigm Inc. defeased the remaining $2.2 million aggregate principal amount of 10 3/8% Senior Subordinated Notes not tendered and accepted for payment in the tender offer and, in December 2003, redeemed such notes.

TD Group Loan Facility

        On November 10, 2005, the lenders under the TD Group Loan Facility made loans to TD Group in an aggregate principal amount of $200 million, and on such date and after giving effect to the fees and expenses paid in connection with the consummation of such transactions, TD Group received aggregate net proceeds of approximately $193.9 million. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings which is described above to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million, and (ii) make certain distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, with the aggregate distributions that were made under such deferred compensation plans totaling approximately $26.0 million.

        The TD Group Loan Facility is unsecured and is not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc. The TD Group Loan Facility matures in November 2011. The principal amount of the indebtedness outstanding under the TD Group Loan Facility is not amortized and, therefore, the entire balance thereof is payable upon maturity in November 2011, subject to certain required prepayments described below. Upon the occurrence of a Change of Control (as defined), TD Group is required to make an offer to the lenders under the TD Group Loan Facility to prepay all loans at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon. This offering will not constitute a Change of Control under the TD Group Loan Facility. In addition, in connection with certain asset sales, and subject to certain exceptions, TD Group is required to make an offer to the lenders under the TD Group Loan Facility to prepay all loans at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

        The interest rates per annum applicable to the loans under the TD Group Loan Facility are equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for three-month periods as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which TD Group's lenders are subject. Prior to the earlier to occur of an underwritten public offering of our common stock and November 10, 2006 (the earlier to occur being referred to as the "Trigger Date"), the applicable margin percentage is a percentage per annum equal to 5%. For any day on or after the Trigger Date and prior to the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 5.5%, and for any day on or after the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 6%. The closing date of this offering will constitute the Trigger Date under the TD Group Loan Facility.

Certain Restrictive Covenants in Our Debt Documents

        The Amended and Restated Senior Credit Facility, the Indenture governing the 8 3/8% Senior Subordinated Notes and the TD Group Loan Facility contain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, the payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. In addition, the Amended and Restated Senior Credit Facility requires TransDigm Inc. to meet certain financial ratios. Specifically, the Amended and Restated Senior Credit Facility requires compliance with a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio. Leverage ratio is defined in the Amended and Restated Senior Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date to Consolidated EBITDA (as defined in the Amended and Restated Senior Credit Facility) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Fixed charge coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated fixed charges of TransDigm Inc. for such period. Interest coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated interest expense of TransDigm Inc. for such period. The Amended and Restated Senior Credit Facility defines Consolidated EBITDA in a manner equal to how we define EBITDA As Defined.

        Any failure to comply with the covenants contained in the Amended and Restated Senior Credit Facility (including a failure to comply with the foregoing financial ratios), the Indenture governing the 8 3/8% Senior Subordinated Notes, the TD Group Loan Facility or any other subsequent financing agreements that we may enter into may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders under the Amended and Restated Senior Credit Facility may be able to terminate any commitments they had made to supply TransDigm Inc. with further funds.

Contractual Obligations

        The following is a summary of contractual cash obligations as of December 31, 2005 (in millions):

	2006(1)	2007	2008	2009	2010	2011 and Thereafter	Total
Principal Payments on TD Group Loan Facility	$—	$—	$—	$—	$—	$200.0	$200.0
Principal Payments on Term Loan Facility	2.2	2.9	3.0	2.9	278.1	—	289.1
Principal Payments on 8 3/8% Senior Subordinated Notes due 2011	—	—	—	—	—	400.0	400.0
Scheduled Interest Payments(2)	61.4	71.4	71.2	71.0	66.2	28.6	369.8
Operating Leases	1.7	2.2	1.6	1.5	1.1	2.0	10.1
TD Holding Corporation 2005 New Management Deferred Compensation Plan	—	—	—	6.2	—	—	6.2

Total Contractual Cash Obligations	$65.3	$76.5	$75.8	$81.6	$345.4	$630.6	$1,275.2

(1)
The contractual cash obligations are measured from January 1, 2006.

(2)
Includes scheduled interest payments in respect of the indebtedness outstanding under the Amended and Restated Senior Credit Facility, the Indenture and the TD Group Loan Facility. In addition, assumes that the variable interest rate on our borrowings under the TD Group Loan Facility and under the Amended and Restated Senior Credit Facility remain constant at 9.3% and 6.6%, respectively, and that there are no additional borrowings under the Amended and Restated Senior Credit Facility.

        Our primary future cash needs will consist of debt service and capital expenditures. We incur capital expenditures for the purpose of maintaining and replacing existing equipment and facilities and, from time to time, for facility expansion. Capital expenditures totaled approximately $1.8 million, $8.0 million, $5.4 million and $5.2 million during the thirteen week period ended December 31, 2005, fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. We expect our capital expenditures in fiscal year 2006 for ordinary operating activities to be approximately $9.5 million and such expenditures are projected to increase moderately thereafter.

        We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to doing so and contractual restrictions permit us to do so.

        We intend to pursue acquisitions that present opportunities consistent with our business strategy. We regularly engage in discussions with respect to potential acquisitions and investments. However, there can be no assurance that we will be able to consummate an agreement with respect to any future acquisition. Our acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary funds on acceptable terms or at all. If we incur additional debt to finance acquisitions, total interest expense will increase.

        Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund non-acquisition related capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current levels of operations and anticipated cost savings and operating improvements and absent any disruptive events, management believes that internally generated funds and borrowings available under our revolving loan facility should provide sufficient resources to finance our operations, non-acquisition related capital expenditures, research and development efforts and long-term indebtedness obligations through at least fiscal year 2006. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to TransDigm Inc. under the Amended and Restated Senior Credit Facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. Also, to the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, increased working capital needs occur whenever we consummate acquisitions or experience strong incremental demand. There can be no assurance that we will be able to raise additional capital on commercially reasonable terms or at all.

New Accounting Standards

        In June 2005, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). This Statement requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. We do not anticipate that the adoption of this statement will have a material impact on our results of operation or financial condition.

        During December 2004, the FASB issued Statement No. 123 (R), Share Based Payment ("SFAS 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We anticipate adopting this pronouncement effective October 1, 2006. We anticipate that the adoption of this pronouncement will not have a material impact on our consolidated financial position or results of operations as SFAS 123(R) will be applied to option grants issued subsequent to December 20, 2005.

        In November 2004, the FASB issued Statement No. 151, "Inventory Costs" ("SFAS 151"), which requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expense to be recognized as current period charges. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. We believe the adoption of this pronouncement will not have a material impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

        At December 31, 2005, TransDigm Inc. had borrowings under its Amended and Restated Senior Credit Facility of $289.1 million that were subject to interest rate risk. Borrowings under the Amended and Restated Senior Credit Facility bear interest, at TransDigm Inc.'s option, at a rate equal to either an alternate base rate or an adjusted LIBO rate for a one, two, three or six-month interest period chosen by TransDigm Inc., in each case, plus an applicable margin percentage. Accordingly, our cash flows and earnings will be exposed to the market risk of interest rate changes resulting from variable rate borrowings under the Amended and Restated Senior Credit Facility. The effect of a hypothetical one percentage point increase in interest rates would increase the annual interest costs under the Amended and Restated Senior Credit Facility by approximately $2.9 million based on the amount of outstanding borrowings at December 31, 2005. The weighted average interest rate on the $289.1 million of borrowings under the Amended and Restated Senior Credit Facility on December 31, 2005 was 6.6%.

        In addition, as described elsewhere in this prospectus, on November 10, 2005, TD Group closed on the TD Group Loan Facility. As of December 31, 2005, TD Group had borrowings under the TD Group Loan Facility of $200.0 million that was subject to interest rate risk. Borrowings under the TD Group Loan Facility bear interest at a rate equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. Accordingly, our cash flows and earnings will be exposed to the market risk of interest rate changes resulting from variable rate borrowings under the TD Group Loan Facility. The effect of a hypothetical one percentage point increase in interest rates would increase the annual interest costs under the TD Group Loan Facility by approximately $2.0 million based on the amount of outstanding borrowings at December 31, 2005. The interest rate on the $200.0 million of borrowings under the TD Group Loan Facility on December 31, 2005 was 9.3%.

        Because the interest rates on borrowings under the Amended and Restated Senior Credit Facility and the TD Group Loan Facility vary with market conditions, the amount of outstanding borrowings thereunder approximates the fair value of such indebtedness. The fair value of the $400 million aggregate principal amount of TransDigm Inc.'s 8 3/8% Senior Subordinated Notes is exposed to the market risk of interest rate changes. The estimated fair value of such notes approximated $418 million at December 31, 2005 based upon quoted market rates.

Foreign Currency Exchange Rate Risk

        We manufacture all of our products in the United States and sell our products in the United States, as well as in foreign countries. Substantially all of our foreign sales are transacted in U.S. dollars and, therefore, we have no material exposure to fluctuations in the rate of exchange between foreign currencies and the U.S. dollar. In addition, the amount of components or other raw materials or supplies that we purchase from foreign suppliers are not material, with substantially all such transactions being made in U.S. dollars. Accordingly, we have no material exposure to currency fluctuations in the rate of exchange between foreign currencies and the U.S. dollar arising from these transactions.

BUSINESS

General

        TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain companies from IMO Industries. TD Group was formed under the name TD Holding Corporation in July 2003 at the direction of Warburg Pincus to facilitate the acquisition of TransDigm Holdings. On January 19, 2006, TD Group changed its name from TD Holding Corporation to TransDigm Group Incorporated to ensure that investors recognize that TD Group is the ultimate owner of the TransDigm group of operating companies. On July 22, 2003, TD Acquisition Corporation, a newly formed, wholly-owned subsidiary of TD Group, was merged with and into TransDigm Holdings with TransDigm Holdings continuing as the surviving corporation. Upon the completion of that merger, TransDigm Holdings became a wholly-owned subsidiary of TD Group, and TransDigm Inc. continued to be a wholly-owned subsidiary of TransDigm Holdings. Over the past five years, we have made several acquisitions, including the May 2001 acquisition by Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., of substantially all of the assets and certain liabilities of the Champion Aviation Products business from Federal Mogul Ignition Company. For additional information with respect to the acquisitions we have made during the last five years, please see "Selected Consolidated Financial Data."

        TD Group is a holding company whose assets consist primarily of all of the capital stock of TransDigm Holdings, whose sole asset consists of all of the capital stock of TransDigm Inc. Through our subsidiaries, we believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales. For the thirteen week period ended December 31, 2005, we generated net sales of $100.1 million and net income of $9.0 million, our EBITDA was $38.6 million, or 38.6% of net sales, our EBITDA As Defined was $42.4 million, or 42.4% of net sales, and our capital expenditures were $1.8 million, or 1.8% of net sales. Please see "Selected Consolidated Financial Data" for certain information regarding EBITDA and EBITDA As Defined, including a reconciliation of EBITDA and EBITDA As Defined to net income.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. These products are generally approved and certified by airframe manufacturers (who often certify only one manufacturer's component design for a specific application on an aircraft), government agencies and/or the FAA and similar entities or agencies. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft. This installed base and our sole source provider position generate a long-term stream of aftermarket revenues over the estimated 30-year life of an individual aircraft. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to OEMs.

        In fiscal year 2005, our top three customers accounted for approximately 30% of our net sales, and during this same period our top ten customers accounted for approximately 52% of our net sales. However, our components are ultimately used on a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe produced by any of our customers or other ultimate end-users of our products. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period. In the commercial aerospace sector, which generated approximately 70% of our net sales for fiscal year 2005, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine OEMs. In addition, for fiscal year 2005, approximately 24% of our net sales were attributable to the defense aerospace sector, with approximately 11% of our overall net sales for this period being attributable to various agencies and buying organizations of the U.S. Government. Net sales to the defense sector are generated primarily through sales to the United States and foreign militaries, brokers, distributors and defense OEMs. The remaining portion of our net sales in fiscal year 2005, or approximately 6% of our net sales during this period, were derived from industries with similar niche engineered product characteristics such as the mining, military ground vehicle and power generation industries.

Industry and Market Overview

        We primarily compete in the commercial and military aerospace industry. The commercial aftermarket, where we have historically derived the majority of our net sales, has generally been more stable and has exhibited steady growth compared to the commercial OEM market which has historically exhibited cyclical swings due to changes in production rates for new aircraft. Commercial aftermarket revenue is driven primarily by revenue passenger miles and by the size and age of the worldwide aircraft fleet. The growth rates of revenue passenger miles and the size of the worldwide aircraft fleet tend to correlate. Between 1970 and 2004, RPMs grew at a CAGR of approximately 6.2%, and are expected to grow at a CAGR of approximately 5.3% between 2005 and 2010 according to The Airline Monitor. The worldwide aircraft fleet grew at a CAGR of approximately 4.8% between 1970 and 2004, and is expected to grow at approximately a 4.0% CAGR between 2005 and 2010, reflecting the anticipated increase in RPMs during this period. We anticipate that the growth of RPMs and the increase in the size of the worldwide aircraft fleet will increase the size of our installed base of aircraft for which we supply aftermarket products.

        Historically, aftermarket and OEM sales in the military sector tend to follow defense spending. Military aftermarket revenue is driven primarily by the operational tempo of the military, while military OEM revenue is driven primarily by spending on new systems and platforms. In recent years, defense spending has reached historic highs, due in part to the military engagements in Afghanistan and Iraq and the war on terrorism. The total defense spending budget can be difficult to predict. We anticipate that military related sales of our types of products will experience modest, if any, growth over the current high levels.

Our Competitive Strengths

        We believe our key competitive strengths include:

        Large and Growing Installed Product Base with Aftermarket Revenue Stream.    We provide components to a large and growing installed base of aircraft to which we supply aftermarket products.

We estimate that our products are installed on more than 40,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and over 15,000 rotary wing aircraft. This installed base and our sole source provider position for an estimated 75% of our net sales for fiscal year 2005 enable us to capture a long-term stream of highly profitable aftermarket revenues over the long life of an individual aircraft.

        Diversified Revenue Base.    Our diversified revenue base reduces our dependence on any particular product, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production, including the Boeing 737, 747, 757, 767 and 777, the Airbus A300/310, A319/20/21 and A330/340, the Bombardier CRJ's and Challenger, the Embraer RJ's, the Cessna Citation family, the Raytheon Premier and Hawker and most Gulfstream airframes. Military platforms include aircraft such as the Boeing C-17, F-15 and F-18, the Lockheed Martin C-130J and F-16, the Northrop Grumman E2C (Hawkeye), the Joint Strikefighter and the Blackhawk, Chinook and Apache helicopters. We expect to continue to develop new products for military and commercial applications. For example, we expect to be certified and provide a range of components for the new Boeing 787 and Airbus A380 and A400M.

        Significant Barriers to Entry.    We compete in niche markets with significant barriers to entry. We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors. So long as we deliver products that meet or exceed our customers' expectations and performance standards, we believe that our customers will have little incentive to certify another supplier because of the cost and time of the certification process. In addition, we believe concerns about safety and the indirect costs of flight delays if products are unavailable or undependable make our customers hesitant to switch to new suppliers.

        Strong Cash Flow Generation.    We generate strong cash flow from operations as a result of our high margins and low capital expenditure requirements. We believe that our high margins are the result of the value we provide to our customers through our engineering, service and manufacturing capabilities, our focus on proprietary and high margin aftermarket business, our ability to generate profitable new business and our ability to consistently realize productivity savings. For fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, our EBITDA As Defined margins were 43.9%, 46.3% and 42.4%, respectively. In addition, our low recurring capital expenditure requirements, which have historically been between approximately $5 million to $8 million per year, or approximately 2% of net sales per year, coupled with our consistent installed revenue base, provide a stable stream of cash flows. We have historically allocated our capital expenditures efficiently and we believe that our capacity is sufficient to meet our current growth initiatives. Therefore, we anticipate that our capital expenditures for ordinary course operating activities will remain relatively consistent with historic levels when measured as a percentage of net sales. Our strong cash flow provides us with the ability to reduce our indebtedness and reinvest in our business, including by acquiring new businesses and operations.

        Consistent Track Record of Financial Success and Strong Growth.    From fiscal year 1994 to fiscal year 2005, our net sales grew at a CAGR of 19.7%. In addition, during this same period our EBITDA As Defined grew at a CAGR of 29.1%. Management achieved this growth through a focus on our value-driven operating strategy and a methodical and focused acquisition strategy, each of which is described in more detail below. Management's strategy has resulted in significant margin expansion, with EBITDA As Defined margins increasing from 19.0% in fiscal year 1993 to 43.9% for fiscal year 2005. Please see "Selected Consolidated Financial Data" for certain information relating to EBITDA and EBITDA As Defined, including a reconciliation of EBITDA and EBITDA As Defined to net income.

        Value-Driven Management Team with a Successful Track Record.    Our operations are managed by a very experienced, value-driven management team with a proven record of growing our business organically, reducing overhead, rationalizing costs and integrating acquisitions. Our management team, many of whom have been with us since or soon after our formation in 1993, has demonstrated its ability over the last twelve years to successfully operate the business through various market cycles while consistently achieving higher revenue growth rates and improving margins. In the aggregate, our management team owns approximately 16.5% of our common stock before this offering, and will continue to own approximately 16.5% of our common stock after this offering (or approximately 14.9% if the underwriters' over-allotment option is exercised in full), in all cases on a fully diluted basis, assuming the exercise of outstanding stock options.

Business Strategy

        Our business strategy is made up of two key elements. The first element is a value-driven operating strategy focused on our three core value drivers: (1) new business development; (2) steady improvements to our cost structure; and (3) value-based pricing. The second element is a selective acquisition strategy focused on the acquisition of proprietary components businesses and related products and services. The successful execution of these two elements of our business strategy has enabled us to deliver consistent financial performance through all phases of the market cycles of the aerospace industry.

Value-Driven Operating Strategy

        Our three core value drivers are:

        Obtaining Profitable New Business.    We attempt to obtain profitable new business by using our technical expertise, unique application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We believe that we develop reliable, high value added products that meet our customers' specific new application requirements and/or solve problems with current applications. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth. We work closely with OEMs, airlines and other end users to identify components that are not meeting their performance or reliability expectations. We then attempt to develop products that meet or exceed their expectations. For example, Airbus Industries selected us to design the security bolting system that has been installed on all Airbus cockpit doors to comply with FAA and European regulatory requirements adopted after the events of September 11, 2001. The system has been retrofitted on more than 2,500 Airbus aircraft. We also work closely with OEMs to develop reliable products for their new airframe designs. The content we expect to provide for the new Boeing 787, Airbus A380, Airbus A400M and Joint Strike Fighter is a current indication of the success of this strategy. Due in part to this strategy, we have been able to grow our business through all phases of the market cycles of the aerospace industry.

        Improving Our Cost Structure.    We attempt to make steady improvements to our cost structure through detailed attention to the cost of each of the products that we offer and our organizational structure, with a focus on steadily reducing the cost of each. By maintaining this detailed focus across each area of our company, we have been able to consistently improve our overall cost structure through all phases of the market cycles of the aerospace industry.

        Providing Highly Engineered Value-Added Products to Customers.    We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide unique value to our customers. We seek to excel in customer service, application knowledge, quality and reliability. As a result, we have been consistently successful over many years and through all phases of the aerospace market cycles in communicating to our customers the value of our products.

This has generally enabled us to price our products to fairly reflect the value we provide and the resources required to do so.

Selective Acquisition Strategy

        We selectively pursue the acquisition of proprietary component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. Though we primarily seek acquisitions in the aerospace industry, we also consider proprietary engineered product businesses serving other industries with similar niche characteristics. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. We have established a dedicated acquisition effort to identify, approach and evaluate potential acquisition targets. When considering an acquisition candidate we focus, among other specific factors unique to each situation, on the following two key issues: (1) the likelihood that the application of our three core value-driven operating strategies will generate increased shareholder value; and (2) whether the acquisition candidate's product portfolio consists of proprietary engineered products or services with strong niche market positions.

        In addition, we have significant experience among our management team in executing acquisitions and integrating the acquired businesses into our company and culture. We have successfully acquired fifteen businesses and/or product lines since our formation in 1993. While each acquisition presents a unique set of factual circumstances, we generally focus our integration activities on evaluating the value potential of the products offered to the customers of the acquired business, analyzing and, at times, rationalizing the cost structures of the acquired business, and focusing on the new product and market development processes of the acquired business.

Our Products

        We primarily design, produce and supply highly-engineered proprietary aerospace components (and limited system/subsystems) with significant aftermarket content. We seek to develop highly customized products to solve specific needs for aircraft operators and manufacturers. We attempt to differentiate ourselves based on engineering, service and manufacturing capabilities. We typically choose not to compete for non-proprietary "build to print" business because it usually offers lower margins than proprietary products. We believe that our products have strong brand names within the industry and that we have a reputation for high quality, reliability and customer support.

        Our business is well diversified due to the broad range of products that we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include: (1) ignition systems and components such as igniters, exciters and spark plugs used to start and spark turbine and reciprocating aircraft engines; (2) gear pumps used primarily in lubrication and fuel applications; (3) mechanical/electromechanical actuators and controls used in numerous actuation applications; (4) NiCad batteries/chargers used to provide starting and back up power; (5) power conditioning devices used to modify and control electrical power; (6) rods and locking devices used primarily to hold open cowlings to allow access to engines for maintenance; (7) engineered connectors used in fuel, pneumatic and hydraulic applications; (8) engineered latching and locking devices used in various bin, security and other applications; (9) lavatory hardware and components; (10) specialized AC/DC electric motors and components used in various defense and commercial applications; and (11) specialized valving used in fuel, hydraulic and pneumatic applications.

Sales and Marketing

        Consistent with our overall strategy, our sales and marketing organization is structured to continually develop a stream of technical solutions that meets customer needs. In particular, we attempt to focus on products and programs that will lead to high-margin, repeatable sales in the aftermarket.

        We have structured our sales efforts along our major product offerings, assigning a product manager to certain products. Each product manager is expected to grow the sales and profitability of the products for which he is responsible and to achieve the targeted annual level of bookings, sales, new business and profitability for such products. The product managers are assisted by account managers and sales engineers who are responsible for covering major OEM and airline accounts. Account managers and sales engineers are expected to be familiar with the personnel, organization and needs of specific customers, to achieve total bookings and new business goals at each account, and, together with the product managers, to determine when additional resources are required at customer locations. Most of our sales personnel are compensated, in part, on their bookings and their ability to identify and obtain new business opportunities.

        Though typically performed by employees, the account manager function may be performed by independent representatives depending on the specific customer, product and geographic location. We also use a number of distributors to provide logistical support as well as primary customer contact with certain smaller accounts. Our major distributors are Aviall, Inc. and Satair A/S.

Manufacturing and Engineering

        We maintain eight principal manufacturing facilities, six of which are owned by us and two of which are leased by us. Our principal owned and leased manufacturing facilities as of December 31, 2005 are as follows:

Location	Square Footage
Los Angeles, CA (owned)	131,000
Cleveland, OH (owned)	43,400
Painesville, OH (owned)	56,500
Waco, TX (owned)	218,800
Liberty, SC (owned)	219,000
Avenel, NJ (owned)	48,500
Fullerton, CA (leased)	100,000
Camarillo, CA (leased)	70,000

        Each manufacturing facility comprises manufacturing, distribution and engineering as well as administrative functions, including management, sales and finance. We continually strive to improve productivity and reduce costs, including rationalization of operations, developing improved control systems that allow for accurate product profit and loss accounting, investing in equipment, tooling, and information systems and implementing broad-based employee training programs. Management believes that our manufacturing systems and equipment contribute to our ability to compete by permitting us to meet the rigorous tolerances and cost sensitive price structure of aircraft component customers.

        We attempt to differentiate ourselves from our competitors by producing uniquely engineered products with high quality and timely delivery. Our engineering costs are recorded in Cost of Sales and in Selling and Administrative captions in our Statement of Operations. Total engineering expense represents approximately 8% to 9% of our manufacturing cost of sales, or approximately 4% to 5% of our net sales. Our proprietary products are designed by our engineering staff and are intended to serve the needs of the aircraft component industry, particularly through our new product initiatives. These proprietary designs must withstand the extraordinary conditions and stresses that will be endured by products during use and meet the rigorous demands of our customers' tolerance and quality requirements.

        We use sophisticated equipment and procedures to attempt to ensure the quality of our products and comply with military specifications and FAA and OEM certification requirements. We perform a variety of testing procedures, including testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout our manufacturing facilities.

Customers

        Our customers include: (1) distributors of aerospace components; (2) worldwide commercial airlines, including national and regional airlines; (3) large commercial transport and regional and business aircraft OEMs; (4) various armed forces of the United States and friendly foreign governments; (5) defense OEMs; (6) system suppliers; and (7) various other industrial customers. For the year ended September 30, 2005, the U.S. Government through various agencies and buying organizations accounted for approximately 11% of our net sales, Aviall, Inc. (a distributor of commercial aftermarket parts to airlines throughout the world) accounted for approximately 10% of our net sales and Honeywell International Inc. accounted for approximately 9% of our net sales. Products supplied to many of our customers, including the three largest customers, are used on multiple platforms.

        Active commercial production programs include the Boeing 737, 747, 757, 767 and 777, the Airbus A300/310, A319/20/21 and A330/A340, the Bombardier CRJ's and Challenger, the Embraer RJ's, the Cessna Citation family, the Raytheon Premier and Hawker and most Gulfstream Airframes. Military platforms include aircraft such as the Boeing C-17, F-15 and F-18, the Lockheed Martin C-130J and F-16, the Northrop Grumman E2C (Hawkeye), the Joint Strikefighter and the Blackhawk, Chinook and Apache helicopters.

        We believe that we have strong customer relationships with almost all important, large commercial transport, regional, general aviation and military OEMs. The demand for our aftermarket parts and services depends on, among other things, the breadth of our installed OEM base, RPMs, the size and age of the worldwide aircraft fleet and, to a lesser extent, airline profitability. We believe that we are also a leading supplier of components used on U.S. designed military aircraft, including components that are used on a variety of fighter aircraft, military freighters and military helicopters.

Competition

        We compete with a number of established companies, including divisions of larger companies that have significantly greater financial, technological and marketing resources than we do. The niche markets within the aerospace industry that we serve are relatively fragmented and we face several competitors for many of the products and services we provide. Due to the global nature of the commercial aircraft industry, competition in these categories comes from both U.S. and foreign companies. Competitors in our product offerings range in size from divisions of large public corporations to small privately-held entities, with only one or two components in their entire product portfolio.

        We compete on the basis of engineering, manufacturing and marketing high quality products which we believe meet or exceed the performance and maintenance requirements of our customers, consistent and timely delivery, and superior customer service and support. The industry's stringent regulatory, certification and technical requirements, and the investments necessary in the development and certification of products, create barriers to entry for potential new competitors. So long as customers receive products that meet or exceed expectations and performance standards, we believe that they will have a reduced incentive to certify another supplier because of the cost and time of the technical design and testing certification process. In addition, we believe that concerns about safety and flight delays if products are unavailable or undependable make our customers continue long term supplier relationships.

Government Contracts

        Companies engaged in supplying defense-related equipment and services to U.S. Government agencies are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally: (1) suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations; (2) terminate existing contracts; (3) reduce the value of existing contracts; (4) audit our contract-related costs and fees, including allocated indirect costs; and (5) control and potentially prohibit the export of our products.

        Most of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        As described elsewhere in this prospectus, five of our divisions and subsidiaries have been subject to a DOD Office of Inspector General review of our records for the purpose of determining whether the DOD's various buying offices negotiated "fair and reasonable" prices for spare parts purchased from those five divisions and subsidiaries in fiscal years 2002 through 2004. For additional information regarding the details and status of the pricing review, please refer to "Risk Factors—Certain of our divisions and subsidiaries have been subject to a pricing review by the DOD Office of Inspector General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

Governmental Regulation

        The commercial aircraft component industry is highly regulated by both the FAA in the United States and by the Joint Aviation Authorities in Europe and other agencies throughout the world, while the military aircraft component industry is governed by military quality specifications. We, and the components we manufacture, are required to be certified by one or more of these entities or agencies, and, in some cases, by individual OEMs, in order to engineer and service parts and components used in specific aircraft models.

        We must also satisfy the requirements of our customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to commercial flight operations. In addition, the FAA requires that various maintenance routines be performed on aircraft components, and we believe that we currently satisfy or exceed these maintenance standards in our repair and overhaul services. We also maintain several FAA approved repair stations.

        In addition, sales of many of our products that will be used on aircraft owned by non-U.S. entities are subject to compliance with U.S. export control laws.

        Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act, or OSHA, mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. Management believes that our operations are in material compliance with OSHA's health and safety requirements.

Raw Materials and Patents

        We require the use of various raw materials, including titanium, aluminum, nickel powder, nickel screen, stainless steel, iridium and cadmium, in our manufacturing processes. We also purchase a variety of manufactured component parts from various suppliers. At times, we concentrate our orders among a few suppliers in order to strengthen our supplier relationships. Raw materials and component parts are generally available from multiple suppliers at competitive prices.

        We have various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights, which we believe, in the aggregate but not individually, are important to our business.

Backlog

        As of December 31, 2005, we estimated our sales order backlog at $225.0 million compared to an estimated $178.2 million of sales order backlog as of January 1, 2005. This $46.8 million increase in sales order backlog is due to an increase of sales and order backlog from the acquisition of Fluid Regulators and a motor product line totaling $26.6 million, as well as an increase in orders among various products from both OEM and aftermarket customers. The majority of the purchase orders outstanding as of December 31, 2005 are scheduled for delivery within the next 12 months. Purchase orders may be subject to cancellation by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of our receipt of purchase orders and the speed with which those orders are filled. Accordingly, our backlog as of December 31, 2005 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

        Substantially all of our operations and assets are located within the United States. We purchase certain of the components that we use in our products from foreign suppliers and a portion of our products are resold to foreign end-users. Our direct sales to foreign customers were approximately $81.5 million, $69.9 million and $87.8 million for fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Environmental Matters

        Our operations and facilities are subject to federal, state and local environmental laws and regulations governing, among other matters, the emission, discharge, generation, management, transportation and disposal of hazardous materials, wastes and pollutants, the investigation and remediation of contaminated sites, and permits required in connection with our operations. Although management believes that our operations and facilities are in material compliance with applicable environmental laws, management cannot provide assurance that future changes in such laws, or the regulations or requirements thereunder, or in the nature of our operations will not require us to make significant additional expenditures to ensure compliance in the future. Further, we could incur substantial costs, including cleanup costs, fines and sanctions, and third party property damage or personal injury claims as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations.

        Under some environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Persons who arrange for disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of those substances at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Because we own and/or operate a number of facilities that have a history of industrial or commercial use and because we arrange for the disposal of hazardous materials at many disposal sites, we may and do incur costs for investigation, removal and remediation. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we have not incurred any material investigation or cleanup costs to date and investigation and cleanup costs are not expected to be material in the future, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, or the failure of any other potentially liable party to meet its obligations, could result in significant liability for us.

Employees

        As of September 30, 2005, we had approximately 1,300 employees. Approximately 9.4% of our employees were represented by the United Steelworkers Union, approximately 4.1% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America and approximately 5.5% were represented by the International Brotherhood of Electrical Workers. Collective bargaining agreements between us and these labor unions expire in April 2008, November 2008 and May 2006, respectively. We consider our relationship with our employees generally to be satisfactory.

Our Principal Stockholder

        Through its control of TD Group, LLC, Warburg Pincus will control us. Following the completion of this offering, Warburg Pincus may be deemed to beneficially own approximately 72.2% of our common stock, or 69.3% if the underwriters' over-allotment option is fully exercised.

Legal Proceedings

        We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising out of the ordinary course of business. Based upon information currently known to us, we believe the outcome of such proceedings will not have, individually or in the aggregate, a material adverse effect on our business, our financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information concerning our executive officers and our current directors, all of whom have agreed to continue to serve as members of our Board of Directors following the closing of this offering:

Name	Age	Position
W. Nicholas Howley	53	Chief Executive Officer and Chairman of the Board of Directors of TD Group, TransDigm Holdings and TransDigm Inc.
Robert S. Henderson	49	Executive Vice President of TD Group, TransDigm Holdings and TransDigm Inc., and President, AdelWiggins Group, an operating division of TransDigm Inc.
Raymond F. Laubenthal	44	President and Chief Operating Officer of TD Group, TransDigm Holdings and TransDigm Inc.
John F. Leary	59	President, Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
W. Todd Littleton	42	President, Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
James Riley	39	President, AeroControlex Group, an operating division of TransDigm Inc.
Albert J. Rodriguez	45	Executive Vice President of TD Group, TransDigm Holdings and TransDigm Inc., and President, MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
Gregory Rufus	49	Executive Vice President, Chief Financial Officer and Secretary of TD Group, and Executive Vice President and Chief Financial Officer of TransDigm Holdings and TransDigm Inc.
Howard A. Skurka	55	President, Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
David A. Barr	42	Director
Michael Graff	54	Director
Kevin Kruse	35	Director
Kewsong Lee	40	Director
Douglas W. Peacock	68	Director

        TD Group historically had no employees and the officers of TD Group were the Chief Executive Officer, Chief Financial Officer and Secretary of TransDigm Holdings and TransDigm Inc. In December 2005, in contemplation of this offering, certain officers of our subsidiaries were appointed as officers of TD Group, as set forth below.

        Mr. Howley has been a director of TransDigm Inc. and TransDigm Holdings since December 1998, and was named Chairman of the Board of Directors of TD Group, TransDigm Inc. and TransDigm Holdings on July 23, 2003, in connection with the closing of the Mergers. Mr. Howley served as

President of TD Group from July 2003 until December 2005, and was named Chief Executive Officer of TD Group in December 2005. Mr. Howley served as Chief Executive Officer of TransDigm Inc. and TransDigm Holdings since December 2001, served as Chief Operating Officer of TransDigm Inc. and TransDigm Holdings from December 1998 through December 2001 and served as President of TransDigm Inc. and TransDigm Holdings from December 1998 through September 2005. Mr. Howley served as Executive Vice President of TransDigm Inc. and President of the AeroControlex Group, an operating division of TransDigm Inc., from TransDigm Inc.'s inception in September 1993 until December 1998.

        Mr. Henderson was appointed Executive Vice President of TD Group in December 2005, Executive Vice President of TransDigm Inc. and TransDigm Holdings in October 2005 and has been President of the AdelWiggins Group, an operating division of TransDigm Inc., since August 1999. From March 1998 until August 1999, he served as President of Marathon Power Technologies Company, a wholly-owned subsidiary of TransDigm Inc. now known as MarathonNorco Aerospace Inc. From November 1994 until March 1998, he served as Manager of Operations for the AdelWiggins Group.

        Mr. Laubenthal was appointed President and Chief Operating Officer of TD Group in December 2005, President and Chief Operating Officer of TransDigm Inc. and TransDigm Holdings in October 2005 and was President of the AeroControlex Group, an operating division of TransDigm Inc., from November 1998 through September 2005. From December 1996 until November 1998, Mr. Laubenthal served as Director of Manufacturing and Engineering for the AeroControlex Group. From October 1993 until December 1996, Mr. Laubenthal served as Director of Manufacturing for the AeroControlex Group. Prior to joining the AeroControlex Group, Mr. Laubenthal had extensive experience in manufacturing and engineering at Parker Hannifin, a manufacturer, and Textron, a multi-industry company serving the general aviation, aerospace, defense, industrial and commercial finance markets.

        Mr. Leary has been President of Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., since June 1999. From 1995 to June 1999, Mr. Leary was a General Operations Manager with Furon Company, a manufacturer. From 1991 to 1995, Mr. Leary served as the Plant Manager of the Chromalox Division of Emerson Electric, a manufacturer.

        Mr. Littleton has been President of Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., since March 2002. From July 2001 until March 2002, he served as Director of Operations, Engineering for Champion Aerospace Inc. From 1996 until July 2001, he served as Director of Manufacturing for Anti-Lock Brakes and Fuel Systems Products of Robert Bosch Corp., a manufacturer.

        Mr. Riley has been President of the AeroControlex Group, an operating division of TransDigm Inc., since October 1, 2005. From October 2003 through September 2005, he served as Director of Mergers & Acquisitions for TransDigm Inc. From February 1994 through September 2003, Mr. Riley served the AeroControlex Group in various manufacturing, sales and management positions.

        Mr. Rodriguez was appointed Executive Vice President of TD Group in December 2005, Executive Vice President of TransDigm Inc. and TransDigm Holdings in October 2005 and has been President of MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., since September 1999. From January 1998 until September 1999, Mr. Rodriguez served as Director of Commercial Operations for the AeroControlex Group, an operating division of TransDigm Inc. From 1992 to 1997, Mr. Rodriguez served as Director of Sales and Marketing for the AeroControlex Group.

        Mr. Rufus served as Vice President of TD Group from July 2003 until December 2005, and was named Executive Vice President, Chief Financial Officer and Secretary of TD Group in December 2005. Mr. Rufus was appointed Executive Vice President and Chief Financial Officer of TransDigm Inc. and TransDigm Holdings on October 1, 2005 and had been Vice President and Chief

Financial Officer of TransDigm Inc. and TransDigm Holdings since August 2000. Prior to joining TransDigm Inc., Mr. Rufus spent 19 years at Emerson Electric, a manufacturer, during which time he held divisional vice president responsibilities at Ridge Tool, Liebert Corp., and Harris Calorific, all part of the Emerson Electric organization. Prior to joining Emerson Electric, Mr. Rufus spent four years with Ernst & Young LLP.

        Mr. Skurka has been President of Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., since December 2004. From October 2000 until December 2004, he served as President and Chief Operating Officer of Skurka Engineering Company, a manufacturer. From July 1990 until October 2000, Mr. Skurka served as Executive Vice President and Chief Operating Officer of Skurka Engineering Company.

        Mr. Barr was named a director of TD Group, TransDigm Inc. and TransDigm Holdings on July 23, 2003, in connection with the closing of the Mergers. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr served as a managing director at Butler Capital, an investment company, where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Eagle Family Foods, Inc., a manufacturer, Polypore Inc., a manufacturer, The Neiman Marcus Group, Inc., a retailer, and Wellman, Inc., a manufacturer.

        Mr. Graff was named a director of TD Group, TransDigm Inc. and TransDigm Holdings on July 23, 2003, in connection with the closing of the Mergers. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, a manufacturer, serving as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London, and Pittsburgh offices serving a number of aerospace suppliers and OEMs, as well as major airlines. Mr. Graff is a director of Polypore Inc., a manufacturer, and CAMP Systems, a provider of aviation management products.

        Mr. Kruse was named a director of TD Group, TransDigm Inc. and TransDigm Holdings on July 23, 2003, in connection with the closing of the Mergers. Mr. Kruse was named a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. in January 2005. From January 2003 until January 2005, Mr. Kruse served as Vice President of Warburg Pincus LLC and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Knoll, Inc., Polypore Inc. and Wellman, Inc., each of which is a manufacturer.

        Mr. Lee was named a director of TD Group, TransDigm Inc. and TransDigm Holdings on July 23, 2003, in connection with the closing of the Mergers. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus LLC, Mr. Lee served as a consultant at McKinsey & Company, Inc., a management consulting firm, from 1990 to 1992. Mr. Lee is a director of Arch Capital Group, Ltd., a provider of insurance and reinsurance, Knoll, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

        Mr. Peacock was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Peacock has been a director of TransDigm Inc. since September 1993 and of TransDigm Holdings since 1999. He served as Chairman of the Board of Directors of TransDigm Inc. since its inception in September 1993 until July 2003 and Chairman of the Board of Directors of

TransDigm Holdings since 1999 until July 2003. Prior to December 2001, Mr. Peacock also served as Chief Executive Officer of TransDigm Inc. and TransDigm Holdings.

Board of Directors, Committees and Executive Officers

Term of Directors and Composition of Board of Directors

        In connection with this offering, our Board of Directors was divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2006 for the Class I directors, 2007 for the Class II directors and 2008 for the Class III directors.

  •
  Our Class I directors are Messrs. Graff and Lee;

  •
  Our Class II directors are Messrs. Kruse and Peacock; and

  •
  Our Class III directors are Messrs. Barr and Howley.

        Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

        In addition, under the terms of our stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to our Board of Directors (the "Warburg Percentage"). In addition, under the terms of our stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to our Board of Directors. Finally, under the terms of our stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to our Board of Directors.

        We are also party to an employment agreement with W. Nicholas Howley, our Chairman and Chief Executive Officer, pursuant to which we have agreed to propose Mr. Howley for re-election to the Board of Directors. Under the terms of this agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley's re-election.

        Because TD Group, LLC will own more than 50% of the voting power of our common stock after this offering, we are considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our Board of Directors to be comprised of a majority of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Term of Executive Officers

        Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Compensation

        Following the completion of this offering, we intend to pay our non-employee directors an annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, and each such director will also receive a $10,000 annual stock grant in the form of stock options or restricted stock, which shall vest evenly over a three-year period from the date of grant. Each non-employee member of our Board of Directors will also be paid a fee of $2,500 for each meeting of our Board of Directors attended, and a fee of $1,000 for each meeting of any committee of our Board of Directors attended. The chairman of the audit committee of our Board of Directors will be paid an annual fee of $15,000, and the chairman of each of the other committees of our Board of Directors will be paid an annual fee of $5,000. Other than non-employee directors, we do not intend to compensate directors for serving on our Board of Directors or any of its committees. We do, however, intend to reimburse each member of our Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings of the Board of Directors and its committees.

Board Committees

        Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

        Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee are Messrs. Kruse, Barr and Peacock. Mr. Kruse serves as Chairman of the audit committee and the composition of our audit committee complies with all applicable NYSE rules, including the requirement that at least one member of the audit committee have accounting or related financial management expertise. Mr. Peacock is independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules of the NYSE, although neither Mr. Kruse nor Mr. Barr is so independent.

        In accordance with NYSE rules, we plan to appoint a second independent director to our Board of Directors within 90 days after the consummation of this offering, who will replace Mr. Barr as a member of the audit committee and to appoint another independent member to our Board of Directors within 12 months after the consummation of this offering who will replace Mr. Kruse as a member of the audit committee so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

        Our Board of Directors has adopted a written charter for the audit committee, which will be available on our website upon consummation of this offering.

        Compensation Committee.    Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The members of our compensation committee are Messrs. Barr, Kruse and Graff, none of whom are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the rules of the NYSE. Our compensation committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted. Because TD Group, LLC will own more than 50% of the voting power of our common stock after this offering, we are considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our compensation committee to be comprised entirely of independent directors.

        Our Board of Directors has adopted a written charter for the compensation committee, which will be available on our website upon consummation of this offering.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Messrs. Graff, Barr and Lee, none of whom are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the rules of the NYSE. The nominating and corporate governance committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Because TD Group, LLC will own more than 50% of the voting power of our common stock after this offering, we are considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our nominating and corporate governance committee to be comprised entirely of independent directors.

        Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which will be available on our website upon consummation of this offering.

        Our Board of Directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or compensation committee.

Executive Compensation

        The following table sets forth the aggregate compensation paid or accrued by us for services rendered during fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003 to our Chief Executive Officer and each of our four other most highly paid executive officers, who we refer to herein collectively as the named executive officers:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation(1)		Securities Underlying Options(2)	All Other Compensation
W. Nicholas Howley Chief Executive Officer and Chairman of the Board of Directors	2005 2004 2003	$410,000 375,500 364,391		$300,000 250,000 200,000		$137,824 121,607 79,188	(3) (3) (3)	78,166 — 3,172,866	$13,860 13,680 13,560	(4)
Robert S. Henderson Executive Vice President of TD Group and President of AdelWiggins	2005 2004 2003	$186,625 179,500 173,375		$80,000 70,000 65,000		— — —		13,240 — 483,596	$13,538 12,240 11,760	(5)
Raymond F. Laubenthal President and Chief Operating Officer	2005 2004 2003	$178,250 169,500 162,000		$90,000 80,000 75,000		— — —		15,858 — 544,978	$13,448 11,760 11,147	(6)
Gregory Rufus Executive Vice President, Chief Financial Officer and Secretary	2005 2004 2003	$207,500 200,000 167,083		$80,000 75,000 420,000	(7)	— — —		7,031 — 339,927	$13,860 13,380 11,147	(8)
Howard A. Skurka President of Skurka Aerospace Inc.	2005 2004 2003	$123,750 — —	(9)	$200,000 — —	(10)	— — —		89,760 — —	$832 — —	(11)

(1)
Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the listed executives, other than Mr. Howley.

(2)
The number of shares of common stock underlying options gives effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006.

(3)
Amounts shown for Mr. Howley include the incremental cost to us relating to personal use by Mr. Howley of the corporate aircraft for fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, in the amounts of $86,094, $69,371 and $34,883, respectively. We own and operate our own aircraft to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is calculated based on variable operating costs, which for fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003 includes the following: repairs and maintenance, fuel, general aircraft expense, hanger fees, and travel expenses for the flight crew. Fixed costs, such as flight crew salaries, aircraft insurance, training, and depreciation are not included in the calculation of incremental cost since these expenses are incurred by us regardless of the personal use of the corporate aircraft by the executives.

(4)
Includes $12,600 in contributions by us to a plan established under Section 401(k) of the Internal Revenue Code (the "401(k) plan") and $1,260 in Company-paid life insurance.

(5)
Includes $12,278 in contributions by us to the 401(k) plan and $1,260 in Company-paid life insurance.

(6)
Includes $12,188 in contributions by us to the 401(k) plan and $1,260 in Company-paid life insurance.

(7)
Includes a special bonus of $350,000 paid upon consummation of the Mergers.

(8)
Includes $12,600 in contributions by us to the 401(k) plan and $1,260 in Company-paid life insurance.

(9)
Mr. Skurka's employment commenced on December 31, 2004. Accordingly, the salary provided above reflects the salary paid to Mr. Skurka from the date of the commencement of his employment through September 30, 2005. Under the terms of his retention agreement, Mr. Skurka is entitled to receive an annual base salary of no less than $165,000.

(10)
Includes a bonus of $150,000 paid pursuant to Mr. Skurka's retention agreement as consideration for services rendered in causing Skurka to achieve certain specified performance goals.

(11)
Includes $832 in Company-paid life insurance.

Option Grants in the Last Fiscal Year

        The following table sets forth summary information concerning individual grants of stock options to each of the named executive officers during fiscal year 2005.

Individual Grants
	Number of Securities Underlying Options Granted (#)(1)		Percentage of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name				Exercise Price ($/Share)(1)	Expiration Date
						5%($)	10%($)
W. Nicholas Howley Chief Executive Officer and Chairman of the Board of Directors	72,332 5,834	(2) (2)	15.6 1.3%	$13.37 13.37	1/1/2010 8/5/2013	$223,386 36,432	$484,895 86,958
Robert S. Henderson Executive Vice President of TD Group and President of AdelWiggins	12,492 748	(2) (2)	2.7 0.2	13.37 13.37	1/1/2010 8/5/2013	38,579 4,671	83,741 11,148
Raymond F. Laubenthal President and Chief Operating Officer	15,110 748	(2) (2)	3.3 0.2	13.37 13.37	1/1/2010 8/5/2013	46,664 4,671	101,291 11,148
Gregory Rufus Executive Vice President, Chief Financial Officer and Secretary	6,283 748	(2) (2)	1.4 0.2	13.37 13.37	7/19/2012 8/5/2013	27,527 4,671	76,803 11,148
Howard Skurka President of Skurka Aerospace Inc.	71,808 17,952	(3) (4)	15.5 3.9	8.52 8.52	12/31/2014 12/31/2014	384,760 96,190	975,058 243,765

(1)
The number of shares of common stock (and the per share exercise price in respect thereof) underlying options gives effect to the 149.60 for 1.00 stock split that occured on March 14, 2006.

(2)
Options were immediately vested.

(3)
Options are subject to vesting based upon achievement of performance hurdles.

(4)
Options are subject to vesting over three years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth the number and value of unexercised options held by each named executive officer as of September 30, 2005. Because there was no public trading market for our common stock as of September 30, 2005, the value of unexercised in-the-money options at year-end has been calculated using an assumed fair market value of our common stock as of September 30, 2005 equal to the initial public offering price of $21.00 per share, minus the applicable per share exercise price.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End(1)			Value of Unexercised In- the-Money Options at Fiscal Year-End
W. Nicholas Howley Chief Executive Officer and Chairman of the Board of Directors	—	—	Exercisable Unexercisable	1,779,859 957,440	(2)	Exercisable Unexercisable	$30,377,821 13,706,240
Robert S. Henderson Executive Vice President of TD Group and President of AdelWiggins	—	—	Exercisable Unexercisable	356,809 140,026		Exercisable Unexercisable	6,275,998 2,004,538
Raymond F. Laubenthal President and Chief Operating Officer	—	—	Exercisable Unexercisable	367,434 140,026		Exercisable Unexercisable	6,438,879 2,004,538
Gregory Rufus Executive Vice President, Chief Financial Officer and Secretary	—	—	Exercisable Unexercisable	222,491 124,467		Exercisable Unexercisable	3,670,203 1,781,811
Howard Skurka President of Skurka Aerospace Inc.	—	—	Exercisable Unexercisable	17,952 71,808		Exercisable Unexercisable	223,992 895,968

(1)
The number of shares of common stock underlying options gives effect to the 149.60 for 1.00 stock split that occured on March 14, 2006.

(2)
Includes options held by Bratenahl Investments, Ltd. Due to Mr. Howley's ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of options beneficially owned by Bratenahl Investment, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned.

Employment Related Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer and Chairman of the Board of Directors

        In connection with the closing of the Mergers, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Holdings to serve as President, Chief Executive Officer and Chairman of the Board of Directors of each of TransDigm Inc. and TransDigm Holdings. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of TransDigm Inc. and TransDigm Holdings, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of each of TransDigm Inc. and TransDigm Holdings. In addition, Mr. Howley served as the President of TD Group since July 2003 (relinquishing that title in December 2005), and in December 2005, was named Chief Executive Officer of TD Group.

        On February 24, 2006, we entered into an amendment to Mr. Howley's employment agreement. The amendment provides for, among other things, the use by Mr. Howley of our corporate aircraft and certain modifications to the indemnification provisions contained in his employment agreement, all as more fully described below.

        Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley's employment agreement expires on July 22, 2008. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $380,000, which annual base salary is subject to annual review. As of September 30, 2005, Mr. Howley's annual base salary was $410,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors (or a committee thereof), in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors (or a committee thereof). Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley's choice, the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such reasonable expenses do not exceed $28,500 per year, and the use of our corporate aircraft for personal purposes up to fourteen times per year.

        Mr. Howley's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, including upon the occurrence of a change in control, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of eighteen months, (i) continue, in accordance with our regular payroll practices, Mr. Howley's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Howley with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us. Under Mr. Howley's employment agreement, the term "change of control" is generally defined as a change in ownership or control of TD Group effected through a transaction or series of transactions (other than an offering of common stock to the general public)

whereby any person or related group of persons (other than, among others, Warburg Pincus or its affiliates, including TD Group, LLC) directly or indirectly acquires beneficial ownership of securities of TD Group possessing more than 50% of the total combined voting power of TD Group's securities outstanding immediately after such acquisition. This offering will not constitute a change in control or otherwise trigger any payments to Mr. Howley under the terms of his employment agreement.

        During the term of Mr. Howley's employment and following any termination of his employment, for a period of 18 months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Howley will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

        Pursuant to Mr. Howley's employment agreement, we have agreed to propose Mr. Howley for re-election to the Board of Directors. Under the terms of Mr. Howley's employment agreement, Warburg Pincus has agreed to vote all of the shares controlled by it in favor of Mr. Howley's re-election.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

        On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of each of TransDigm Inc. and TransDigm Holdings. In addition, in December 2005 Mr. Laubenthal was appointed as the President and Chief Operating Officer of TD Group. On February 24, 2006, we entered into an amendment to Mr. Laubenthal's employment agreement. The amendment provides for certain modifications to the indemnification provisions contained in his employment agreement, which are described in more detail below.

        Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal's employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors (or a committee thereof), in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors (or a committee thereof). Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal's choice.

        Mr. Laubenthal's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue, in accordance with our regular payroll practices, Mr. Laubenthal's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Laubenthal with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us. This offering will not trigger any payments to Mr. Laubenthal under the terms of his employment agreement.

        During the term of Mr. Laubenthal's employment and following any termination of his employment, for a period of twelve months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of Mr. Laubenthal's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President and Chief Financial Officer

        On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of each of TransDigm Inc. and TransDigm Holdings. In addition, Mr. Rufus served as a Vice President of TD Group since July 2003 (relinquishing that title in December 2005), and in December 2005, was named Executive Vice President, Chief Financial Officer and Secretary of TD Group.

        On February 24, 2006, we entered into an amendment to Mr. Rufus' employment agreement. The amendment provides for certain modifications to the indemnification provisions contained in his employment agreement, which are described in more detail below.

        Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus's employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors, in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors (or a committee thereof). Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus's choice.

        Mr. Rufus's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue, in accordance with our regular payroll practices, Mr. Rufus's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Rufus with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us. This offering will not trigger any payments to Mr. Rufus under the terms of his employment agreement.

        During the term of Mr. Rufus's employment and following any termination of his employment, for a period of twelve months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Retention Agreement with Howard Skurka, President of Skurka Aerospace Inc.

        In connection with the acquisition of certain assets and the assumption of certain liabilities of Skurka Engineering Company by Skurka, on December 31, 2004, Mr. Skurka entered into a retention agreement with TransDigm Inc. and TD Group. Mr. Skurka's retention agreement provides that he will serve as the President of Skurka. Under the terms of the retention agreement, Mr. Skurka is entitled to receive an annual base salary of no less than $165,000. In addition, under the terms of his retention agreement, Mr. Skurka was awarded options to purchase 89,760 shares of common stock of TD Group at an exercise price equal to $8.52 per share, representing the fair market value of a share of common stock of TD Group as of the date of grant. The number of shares of common stock subject to the options granted to Mr. Skurka and the per share exercise price thereof gives effect to the 149.60 for 1.00 stock split that occured on March 14, 2006. Under the terms of his retention agreement, Mr. Skurka is also (i) eligible for an annual discretionary bonus based on his performance, the performance of Skurka and other factors taken into account by the board of directors of TransDigm Inc., with the target amount of each annual bonus being equal to $55,000 and (ii) entitled to health coverage, vacation and other benefits commensurate with his position and consistent with our policies.

        Under the terms of his retention agreement, and after giving effect to the bonus paid to Mr. Skurka in respect of fiscal year 2005, Mr. Skurka is eligible for an annual non-discretionary performance bonus in an aggregate amount of up to $1,300,000 over two years based upon the satisfaction of certain minimum financial thresholds for fiscal years 2006 and 2007. Mr. Skurka is eligible to receive a minimum bonus of $300,000 and $400,000 for fiscal years 2006 and 2007, respectively, and a maximum bonus of $450,000 and $850,000 for fiscal years 2006 and 2007, respectively, if certain financial thresholds as set forth in the retention agreement are met. In the event that Mr. Skurka's employment is terminated for cause or he voluntarily terminates his employment without one of the specifically enumerated good reasons, Mr. Skurka will not be entitled to the bonus payments for the fiscal year in which his termination occurs or thereafter. If Mr. Skurka's employment is terminated for any reason other than for cause or his voluntary termination without one of the specifically enumerated good reasons, Mr. Skurka will be entitled to payment of a pro-rated bonus based on the number of days he was employed for the fiscal year in which the termination occurs, but will not be entitled to a bonus payment in respect of any subsequent fiscal year.

        In connection with the acquisition of certain assets and the assumption of certain liabilities of Skurka Engineering Company, Skurka assumed all of the obligations of Skurka Engineering Company under a severance agreement with Mr. Skurka. Under the terms of the severance agreement, if Mr. Skurka's employment was terminated under certain circumstances prior to December 10, 2005, Mr. Skurka was entitled to receive certain severance payments. The operative provisions of this agreement have expired pursuant to their terms.

Non-Compete Agreements with Howard Skurka, President of Skurka Aerospace Inc.

        In connection with the execution of the retention agreement by Mr. Skurka, on December 31, 2004, Mr. Skurka entered into two non-competition agreements with TransDigm Inc. and Skurka, one in his capacity as an employee of Skurka and the other in his capacity as a stockholder of Skurka Engineering Company. The terms of these non-competition agreements are substantially similar, except with respect to the duration of the period during which Mr. Skurka is prohibited from taking certain specified actions, which are described in more detail below. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as an employee of Skurka, Mr. Skurka is prohibited from taking certain specified actions during the tenure of his employment. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as a stockholder of Skurka Engineering Company, Mr. Skurka is prohibited from taking certain specified actions during the period ending on December 31, 2008, representing the four year anniversary of the date of the agreement (irrespective of Mr. Skurka's employment status). Under the terms of these non-competition agreements, Mr. Skurka will generally be prohibited from, among other things: (i) owning or participating in the ownership or operation of, or being employed by, any entity that competes with Skurka's business; (ii) selling or soliciting the sale of any product or service that is the same as, substantially similar to or that competes with or is intended to compete with any of Skurka's products or services; (iii) interfering with any customer or client of Skurka; and (iv) soliciting or hiring, directly or indirectly, any employee of Skurka. Under the terms of the non-competition agreements, Mr. Skurka is also subject to certain confidentiality and non-disclosure obligations.

Stock Option Plans

2003 Stock Option Plan

        In connection with the consummation of the Mergers, TD Group adopted a stock option plan for the benefit of our employees. The stock option plan has been amended and restated on several occasions, most recently effective as of November 10, 2005, and we refer to such stock option plan as it is currently in effect as the 2003 stock option plan. The significant changes made in connection with the amendment and restatement of the 2003 stock option plan were to (i) remove certain dividend equivalent rights provisions to ensure that the plan is in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), (ii) adjust the applicable performance vesting targets to reflect certain acquisitions made by us and (iii) increase the number of shares of our common stock reserved for issuance thereunder.

        The 2003 stock option plan is administered by the compensation committee of our Board of Directors, and, among other things, the compensation committee has authority to construe and interpret the 2003 stock option plan and any applicable award agreements, and make any other decisions and determinations necessary or advisable for the administration of the 2003 stock option plan.

        Upon the closing of the Mergers, certain employees rolled over certain then-existing options to purchase shares of common stock of TransDigm Holdings with an aggregate intrinsic value of approximately $35.7 million into a combination of options to purchase shares of common stock of TD Group, or rollover options, and interests in the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, which are described in more detail below. These employees were granted rollover options to purchase an aggregate of 3,870,141 shares of our common stock (after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006). All rollover options granted in connection with the closing of the Mergers were fully vested on the date of grant. As of December 31, 2005, there were rollover options to purchase 3,187,363 shares of our common stock issued and outstanding (after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006).

        In addition to the shares of common stock reserved for issuance upon exercise of rollover options, under the terms of the 2003 stock option plan, an aggregate of 5,469,301 shares of our common stock are reserved for issuance upon exercise of new management options (after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006). As of December 31, 2005, there were new management options to purchase 5,004,282 shares of our common stock issued and outstanding (after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006). In general, approximately 20% of all new management options vest based on employment service or a change in control, and approximately 80% of all new management options vest (i) based on the satisfaction of specified performance criteria or (ii) upon the occurrence of a change in control if the Investor Group (defined as Warburg Pincus and the other investors who invested in TD Group in connection with the July 2003 acquisition of TransDigm Holdings) receives a minimum specified rate of return. Under the terms of the 2003 stock option plan, the term "change in control" is generally defined as a change in ownership or control of TD Group effected through a transaction or series of transactions (other than an offering of common stock to the general public) whereby any person or group of related persons (other than, among others, Warburg Pincus or its affiliates, including TD Group, LLC) directly or indirectly acquires beneficial ownership of securities of TD Group possessing more than 50% of the total combined voting power of TD Group's securities outstanding immediately after such acquisition. If the compound annual rate of return received by the Investor Group in connection with a change in control is equal to or in excess of 20%, 75% of all performance based new management options will become vested, and for each additional 1% (above the 20% threshold) of compound annual rate of return received by the Investor Group in connection with a change in control, an additional 5% of performance based new management options will become vested, such that if the Investor Group receives a compound annual rate of return equal to or greater than 25% in connection with a change in control, all performance based new management options will become vested.

        On February 24, 2006, our Compensation Committee issued a clarification letter to our Chief Executive Officer with respect to certain vesting provisions under our 2003 stock option plan. In its letter, and consistent with the intent of the parties at the time the 2003 stock option plan was adopted, our Compensation Committee clarified the treatment of option vesting upon any sale of shares of our common stock by the Investor Group, whether in connection with a change in control or otherwise.

This letter clarifies that if the minimum specified rate of return (as summarized above) is received by the Investor Group in connection with any sale by the Investor Group of shares of our common stock, the performance based new management options will vest proportionately to the aggregate number of shares then sold by the Investor Group in relation to the aggregate number of shares initially acquired by the Investor Group. In this offering, certain members of the Investor Group will be selling shares of our common stock. As a result, upon the closing of this offering, assuming that the underwriters do not exercise the over-allotment granted to them, an aggregate of 804,260 performance based new management options will become vested. Set forth below is a list of the aggregate number of performance based new management options held by each named executive officer that will become vested upon the closing of this offering based on the foregoing assumption:

W. Nicholas Howley	240,674	(1)
Robert S. Henderson	37,305
Raymond F. Laubenthal	70,397
Gregory Rufus	37,305
Howard Skurka	15,794
Total	401,475

(1)
Includes performance based new management options to purchase an aggregate of 24,067 shares of our common stock that are held by Bratenahl Investments, Ltd., an entity in which Mr. Howley has an ownership interest.

2006 Stock Incentive Plan

        In connection with the consummation of this offering, we adopted a new stock incentive plan, or the 2006 stock incentive plan, designed to assist us in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders of TD Group by closely aligning the interests of these individuals with those of our stockholders. The 2006 stock incentive plan permits us to award our key employees, directors or consultants stock options, restricted stock and other stock-based incentives.

        Our compensation committee will administer the 2006 stock incentive plan. The committee will determine who will receive awards under plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. The committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The compensation committee may also delegate to our officers or employees, or other committees, the authority, subject to such terms as the compensation committee determines, to perform such functions, including but not limited to administrative functions, as the compensation committee may determine appropriate, including the appointment of agents to assist it in administering the plan. Any action of the compensation committee will be final, conclusive and binding on all persons, including participants in the plan and their beneficiaries.

        The total number of shares of our common stock that are available for issuance or delivery under the 2006 stock incentive plan is 2,619,668, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event. For purposes of determining the remaining shares of common stock available for grant under the plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Similarly, shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for awards under the plan.

        The 2006 stock incentive plan permits the compensation committee to grant awards to participants, including nonqualified stock options, incentive stock options, which qualify for special tax treatment in the United States, restricted stock and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. The compensation committee will be able to establish vesting and performance requirements that must be met prior to the vesting of an award, as well as other terms and conditions relating to such awards. Options granted under the plan will expire no later than the tenth (10th) anniversary of the applicable date of grant of the options, and will have an exercise price of not less than the fair market value of our common stock on the date of grant.

Rollover Deferred Compensation Plan

        In connection with the consummation of the Mergers, TD Group adopted the Rollover Deferred Compensation Plan for the benefit of our employees who were granted rollover options in connection with the Mergers. The Rollover Deferred Compensation Plan was administered by the compensation committee of our Board of Directors. The plan provided that each person who was granted a rollover option converted an initial amount to his or her deferred compensation account. For so long as the Senior Unsecured Promissory Notes remained outstanding, each participant's deferred compensation account was credited with interest at the same rate as interest accrued on the Senior Unsecured Promissory Notes. The Rollover Deferred Compensation Plan required that upon retirement of all or a portion of the indebtedness outstanding under the Senior Unsecured Promissory Notes, TD Group would pay each participant a percentage of the amount credited to his or her deferred compensation account equal to the percentage of such indebtedness so retired. The plan provided that if a participant's employment was terminated for cause or by the participant without good reason, TD Group could elect at any time between such termination of employment and prior to an initial public offering by TD Group, to pay the participant a discounted amount. Upon termination of a participant's employment for any other reason, TD Group was required to pay the participant the amount credited to his or her deferred compensation account as of the date of such termination.

        As described elsewhere in this prospectus, on November 10, 2005, TD Group prepaid the entire principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes and, consequently, all participant deferred compensation account balances under the Rollover Deferred Compensation Plan became payable. The account balances, totaling approximately $23.0 million in the aggregate, were distributed to participants on November 10, 2005, and the Rollover Deferred Compensation Plan was terminated effective as of such date.

Management Deferred Compensation Plan

        In connection with the consummation of the Mergers, TD Group also adopted the Management Deferred Compensation Plan for the benefit of our employees who were granted new management options upon the closing of the Mergers. The Management Deferred Compensation Plan was administered by the compensation committee of our Board of Directors. The plan provided that a participant's deferred compensation account would have a value equal to the participant's percentage of option holdings as compared to all new management options issued under the 2003 stock option plan multiplied by an amount based on the interest accrued on the Senior Unsecured Promissory Notes and the notional interest credited to participant accounts under the Rollover Deferred Compensation Plan. The deferred compensation accounts were vested to the same extent that the new management options granted under the 2003 stock option plan were vested. Upon retirement of all or a portion of the indebtedness outstanding under the Senior Unsecured Promissory Notes, TD Group was required to pay each participant a percentage of the amount credited to his or her vested deferred compensation account balance equal to the percentage of the debt so retired. The value of each participant's unvested portion would be payable as it vested. The plan provided that if a participant's employment was terminated for cause or by the participant without good reason, TD Group could elect, at any time between such termination of employment and prior to an initial public offering by TD Group, to pay the participant a discounted amount. Upon termination of a participant's employment for any other reason, TD Group was required to pay the participant the value of his or her vested deferred compensation account balance as of the date of such termination.

        As described elsewhere in this prospectus, on November 10, 2005, TD Group Holding prepaid the entire principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes and, consequently, the vested portion of all participant deferred compensation account balances under the Management Deferred Compensation Plan became due. The vested account balances, totaling approximately $1.8 million in the aggregate, were distributed to participants on November 10, 2005. In addition, in connection with the completion of the Recent Transaction, the compensation committee of our Board of Directors approved a distribution to participants of a portion of their unvested account balances equal to approximately $1.2 million in the aggregate and such distribution was made on November 10, 2005. The remaining unvested account balances were forfeited by participants under the Management Deferred Compensation Plan in connection with the adoption of the TD Holding Corporation 2005 New Management Deferred Compensation Plan, or the New Management Deferred Compensation Plan, which was adopted by TD Group on December 16, 2005. In addition, in connection with the adoption of the New Management Deferred Compensation, the Management Deferred Compensation Plan was terminated effective as of December 16, 2005.

New Management Deferred Compensation Plan

        TD Group adopted the New Management Deferred Compensation Plan in December 2005, in part, in connection with certain new requirements under Section 409A. The New Management Deferred Compensation Plan is for the benefit of our employees who were granted new management options under our 2003 stock option plan. The New Management Deferred Compensation Plan is administered by the compensation committee of our Board of Directors. The plan provides that a participant's deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). This offering will not constitute a Change in Control under the plan. If a participant's employment terminates by reason of death or disability, by the employee with good reason, or if a participant's employment is terminated by the Company without Cause (as defined in the plan), a pro rata portion of the deferred compensation account, based on a fraction equal to the number of days elapsed between January 1, 2006 and the termination date over 1,096 (representing the number of days during the period from January 1, 2006 through December 31, 2008) will be distributed. If a participant's employment is terminated for Cause or by the participant without good reason, the entire amount of the deferred compensation attributable to such participant will be forfeited. Any amount distributable under the plan will be distributed no later than two and a half months following the end of the year in which the participant became entitled to the distribution. On December 16, 2005, our Board of Directors approved contributions of $6.2 million, in the aggregate, to participant account balances under the plan.

Executive Retirement Savings Plan

        The TransDigm Inc. Executive Retirement Savings Plan was established by TransDigm Inc. effective January 1, 1997 to permit a group of management or highly compensated employees (as provided for under the Employee Retirement Income Security Act of 1974, as amended, or ERISA) to accumulate additional retirement income through a nonqualified deferred compensation plan. The plan was amended and restated on December 16, 2005 in an attempt to ensure compliance with the requirements of Section 409A (as amended and restated, the "Savings Plan"). TransDigm Inc.'s board of directors annually determines the employees who are eligible to participate in the Savings Plan. The Savings Plan is a "top hat" plan exempt from certain ERISA requirements.

        A participant may (1) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the 401(k) Plan, and (2) receive an allocation of any discretionary amount contributed to the Savings Plan by TransDigm Inc. Deferrals may be made from a participant's salary, bonus, or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made.

        TransDigm Inc. established a trust effective October 10, 1997 into which amounts deferred under the Savings Plan are set aside for participants. MetLife Trust Company, N.A. is the trustee of the trust. The trust was established as a grantor trust, within the meaning of the Internal Revenue Code. Accordingly, participants in the Savings Plan have no preferred claim on, or beneficial ownership interest in, any assets of the trust. Further, any rights created under the Savings Plan or the trust are unsecured contractual rights and all assets held by the trust are subject to the claims of TransDigm Inc.'s general creditors under applicable federal and state law.

Dividend Equivalent Plan

        On November 10, 2005, TD Group adopted a dividend equivalent plan that is intended to be compliant with the requirements of Section 409A. The dividend equivalent plan was amended and restated on December 16, 2005 so that TD Group could fully avail itself of certain Section 409A provisions. The dividend equivalent plan contains the same economic terms as the dividend equivalent rights provisions that were removed from the 2003 stock option plan in connection with the amendment and restatement of such plan. Specifically, in the event that TD Group declares a dividend in connection with a recapitalization or similar corporate event, participants in the dividend equivalent plan who hold vested options will be entitled to receive a cash divided equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had each vested option that is held by such participant been fully exercised immediately prior to such transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 15, 2006, and on an adjusted basis to give effect to the closing of the offering, with respect to (i) each person known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such person that are exercisable within 60 days of February 15, 2006, but excludes shares underlying options held by any other person. The number of shares and percentages of beneficial ownership set forth below are based on 44,201,628 shares of our common stock being outstanding as of February 15, 2006, with the number of shares and percentages of beneficial ownership being determined after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006. Except as indicated in the footnotes to this table and subject to applicable community property laws, upon the closing of this offering, the persons named in the table will have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. As of February 15, 2006, there were 15 registered holders of our common stock.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
			Assuming the Underwriters' Over-Allotment Option is Not Exercised		Assuming the Underwriters' Over-Allotment Option is Exercised in Full
Name and Address of Beneficial Owner(1)
	Number(2)	Percentage(2)	Number(2)	Percentage(2)	Number(2)	Percentage(2)
TD Group Holdings, LLC(3) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	0	0%	31,914,651	72.2%	31,093,057	69.3%
Warburg Pincus Private Equity VIII, L.P.(4) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	30,601,875	69.2%	31,914,651	72.2%	31,093,057	69.3%
TD Co-Investors, LLC(5) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	7,983,103	18.1%	0	0%	0	0%
A.S.F. Co-Investment Partners II, L.P.(6) c/o Portfolio Advisors, LLC 9 Old Kings Highway South Darien, CT 06920	2,217,520	5.0%	0	0%	0	0%
Banc of America Capital Investors, L.P.(7) c/o Banc of America Capital Investors 100 North Tryon Street, 25th Floor Charlotte, NC 28255	3,548,063	8.0%	0	0%	0	0%
Directors
Michael Graff(8) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	30,665,489	69.3%	31,978,265	72.2%	31,156,671	69.4%
W. Nicholas Howley(9)	2,293,589	4.99%	2,293,589	4.99%	1,883,980	4.1%
Douglas Peacock(10)	46,423	*	46,423	*	36,546	*

David A. Barr(11) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	30,601,875	69.2%	31,914,651	72.2%	31,093,057	69.3%
Kevin Kruse(12) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	30,601,875	69.2%	31,914,651	72.2%	31,093,057	69.3%
Kewsong Lee(13) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	30,601,875	69.2%	31,914,651	72.2%	31,093,057	69.3%
Named Executive Officers
Robert S. Henderson(14)	358,801	*	358,801	*	294,598	*
Raymond F. Laubenthal(15)	433,771	*	433,771	*	353,234	*
Gregory Rufus(16)	224,483	*	224,483	*	194,670	*
Howard Skurka(17)	17,952	*	17,952	*	17,952	*
All directors and executive officers as a group (14 persons)(18)	34,841,540	72.9%	36,154,316	75.7%	34,624,530	72.3%

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each listed person is c/o TransDigm Group Incorporated, 1301 East 9th Street, Suite 3710, Cleveland, Ohio 44114.

(2)
Includes shares that the listed beneficial owner is deemed to have the right to acquire beneficial ownership of under Rule 13d-3 under the Exchange Act, including shares which the listed beneficial owner has the right to acquire within 60 days of February 15, 2006.

(3)
Upon the completion of this offering, Warburg Pincus and certain other existing stockholders of TD Group intend to contribute to TD Group, LLC all of the shares of our common stock owned by them in exchange for membership interests in TD Group, LLC. Warburg Pincus will own approximately 84.8% of the membership interests of TD Group, LLC (or approximately 84.4% if the underwriters' over-allotment option is fully exercised). Warburg Pincus will also be the managing member of TD Group, LLC and, as such, will have voting and investment power over all shares of common stock of TD Group that will be held by TD Group, LLC upon the completion of this offering, including shares of common stock with respect to which Warburg Pincus does not have a pecuniary interest.

(4)
The number of shares of our common stock reflected in the table above as being beneficially owned by Warburg Pincus prior to this offering includes 7,983,103 shares of our common stock owned by TD Co-Investors, LLC ("TD Co-Investors"). Warburg Pincus owns approximately 55.6% of the membership interests in TD Co-Investors. Warburg Pincus is also the managing member of TD Co-Investors and, as such, has voting and investment power over all shares of common stock of TD Group that are held by TD Co-Investors, including shares of common stock with respect to which Warburg Pincus does not have a pecuniary interest. As a result, Warburg Pincus may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the common stock of TD Group owned by TD Co-Investors. Warburg Pincus disclaims beneficial ownership of all shares of common stock of TD Group that are held by TD Co-Investors with respect to which Warburg Pincus does not have a pecuniary interest therein.

  The number of shares of our common stock reflected in the table above as being beneficially owned by Warburg Pincus after giving effect to this offering includes all of the shares of our common stock that will be owned by TD Group, LLC after the completion of this offering. Warburg Pincus will own approximately

  84.8% of the membership interests of TD Group, LLC (or approximately 84.4% if the underwriters' over-allotment option is fully exercised). Warburg Pincus will also be the managing member of TD Group, LLC and, as such, will have voting and investment power over all shares of common stock of TD Group that will be held by TD Group, LLC upon the completion of this offering, including shares of common stock with respect to which Warburg Pincus does not have a pecuniary interest. As a result, Warburg Pincus may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the common stock of TD Group that TD Group, LLC will own following the completion of this offering. Warburg Pincus disclaims beneficial ownership of all shares of common stock of TD Group that will be held by TD Group, LLC with respect to which Warburg Pincus does not have a pecuniary interest therein.

  The sole general partner of Warburg Pincus is Warburg Pincus Partners LLC, which is managed by Warburg Pincus & Co. Warburg Pincus LLC manages Warburg Pincus. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus & Co. and Co-Presidents and Managing Members of Warburg Pincus LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of TD Group that Warburg Pincus may be deemed to beneficially own except to the extent of any pecuniary interest therein.

(5)
Warburg Pincus owns approximately 55.6% of the membership interests in TD Co-Investors and AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V. own approximately 40.0% and 4.4% of the membership interests in TD Co-Investors, respectively. Warburg Pincus is the managing member of TD Co-Investors and, as such, has voting and investment power over all shares of common stock of TD Group that are held by TD Co-Investors, including the shares of common stock of TD Group that are attributable to AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V. Warburg Pincus disclaims beneficial ownership of all shares of common stock of TD Group that are held by TD Co-Investors with respect to which Warburg Pincus does not have a pecuniary interest therein.

  Prior to the completion of this offering, TD Co-Investors intends to make a pro rata distribution to Warburg Pincus, AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V. of all of the shares of our common stock held by it. Accordingly, after giving effect to such distribution, TD Co-Investors will no longer hold any shares of our common stock.

(6)
IBM Personal Pension Plan Trust exercises investment power and control over the shares of TD Group held by A.S.F. Co-Investment Partners II, L.P. Upon the completion of this offering, all of our shares of common stock owned by ASF Co-Investment Partners II, L.P. will be contributed to TD Group, LLC.

(7)
The limited partner of Banc of America Capital Investors, L.P. ("Capital Investors") is BA Equity Investors, Inc., a wholly-owned subsidiary of Bank of America Corporation ("BAC"). Banc of America Capital Management, L.P. is the general partner of Capital Investors. The limited partners of Banc of America Capital Management, L.P. are employees of Bank of America, National Association ("BANA"), which is a wholly-owned subsidiary of BAC. BACM I GP, LLC is the general partner of Banc of America Capital Management, L.P. and Travis Hain, an employee of BANA, is the managing member of BACM I GP, LLC. If Mr. Hain's employment with BAC or its subsidiaries is terminated, Mr. Hain will cease to be such managing member. As the holder of a majority in interest of BACM I GP, LLC, BA Equity Investors, Inc. has right to approve any replacement managing member of BACM I GP, LLC.

(8)
Includes options to purchase 36,986 shares exercisable within 60 days of February 15, 2006. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Graff is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Graff (other than 63,614 shares of common stock of TD Group that Mr. Graff owns in his personal capacity or that are subject to options that Mr. Graff holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Graff disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.

(9)
Includes options to purchase 1,454,577 shares (prior to the exercise by the underwriters of the over-allotment option) or 1,263,600 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006. Also includes options to purchase 325,279 shares (prior to the exercise by the underwriters of the over allotment option) or 257,247 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006 that are held by

  Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are beneficially owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(10)
Includes options to purchase 46,423 shares (prior to the exercise by the underwriters of the over-allotment option) or 36,546 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006.

(11)
Represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Barr is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Barr disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.

(12)
Represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Kruse is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Kruse are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Kruse disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.

(13)
Represents shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Lee is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Lee are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Lee disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.

(14)
Includes options to purchase 358,801 shares (prior to the exercise by the underwriters of the over-allotment option) or 297,598 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006.

(15)
Includes options to purchase 380,396 shares (prior to the exercise by the underwriters of the over-allotment option) or 353,234 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006.

(16)
Includes options to purchase 224,483 shares (prior to the exercise by the underwriters of the over-allotment option) or 194,670 shares (following the exercise by the underwriters of the over-allotment option) exercisable within 60 days of February 15, 2006.

(17)
Includes options to purchase 17,952 shares exercisable within 60 days of February 15, 2006.

(18)
Includes all shares of common stock of TD Group that may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by directors and executive officers, including 3,590,331 shares (prior to the exercise by the underwriters of the over-allotment option) or 3,289,268 shares (following the exercise by the underwriters of the over-allotment option) subject to options exercisable within 60 days of February 15, 2006.

Selling Stockholders

        The following table sets forth certain information with respect to the common stock held by each selling stockholder as of February 15, 2006 and as adjusted to reflect the sale of 10,954,570 shares by the selling stockholders in this offering (or 12,597,756 shares if the underwriters' over-allotment option is fully exercised). The number of shares and percentages of beneficial ownership set forth below are based on 44,201,628 shares of our common stock being outstanding as of February 15, 2006, with the number of shares and percentages of beneficial ownership being determined after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006.

        All of the selling stockholders named below received their shares of common stock in connection with TD Group's July 2003 acquisition of TransDigm Holdings. In connection with the acquisition, Warburg Pincus and certain other co-investors were issued an aggregate of 43,578,922 shares of our common stock (after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006). AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V. invested in TD Group in July 2003 through TD Co-Investors. Prior to the completion of this offering, TD Co-Investors intends to make a pro rata distribution to its members, Warburg Pincus, AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V., of all of the shares of our common stock held it.

				Shares Beneficially Owned After this Offering
				Assuming the Underwriters' Over-Allotment Option is Not Exercised		Assuming the Underwriters' Over-Allotment Option is Exercised in Full
	Shares Beneficially Owned Prior to this Offering
			Shares Being Offered in Principal Offering
Name
	Shares	Percent		Number(1)	Percentage(1)	Number(1)	Percentage(1)
Stockholders Selling in Principal Offering
AlpInvest Partners CS Investments 2003 C.V.(2)	3,190,066	7.2%	1,595,033	0	0%	0	0%
AlpInvest Partners Later Stage Co-Investments Custodian II C.V.(2)	357,996	0.8%	178,998	0	0%	0	0%
SSB Capital Partners (Master Fund) I, L.P.(3)	1,773,956	4.0%	1,773,956	0	0%	0	0%
CTD Investments LLC(4)	443,564	1.0%	443,564	0	0%	0	0%
Banc of America Capital Investors, L.P.(5)	3,548,063	8.0%	3,548,063	0	0%	0	0%
ML TD Holdings, LLC(6)	2,040,095	4.6%	1,530,071	0	0%	0	0%
New York State Retirement Co-Investment Fund, L.P.(7)	886,978	2.0%	886,978	0	0%	0	0%
Teachers Insurance and Annuity Association of America(8)	1,330,542	3.0%	997,907	0	0%	0	0%
				Shares Beneficially Owned After this Offering
				Assuming the Underwriters' Over-Allotment Option is Not Exercised		Assuming the Underwriters' Over-Allotment Option is Exercised in Full
	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares Offered if Underwriters' Over-Allotment Option is Exercised in Full
Name
	Shares	Percent		Number(1)	Percentage(1)	Number(1)	Percentage(1)
Stockholders Selling in Over-Allotment Option
Warburg Pincus Private Equity VIII, L.P.(9)	30,601,875	69.2%	821,594	31,914,651	72.2%	31,093,057	69.3%
W. Nicholas Howley(10)	2,293,589	4.99%	409,609	2,293,592	4.99%	1,883,980	4.1%
Robert S. Henderson	358,801	*	64,203	358,804	*	294,598	*
Raymond F. Laubenthal	433,771	*	80,537	433,774	*	353,234	*
John F. Leary	156,797	*	21,072	156,797	*	135,725	*
W. Todd Littleton	159,097	*	19,868	159,097	*	139,229	*
James Riley	117,070	*	17,615	117,070	*	99,455	*
Albert J. Rodriguez	368,068	*	55,598	368,068	*	312,470	*
Gregory Rufus	224,483	*	29,813	224,483	*	194,670	*
Douglas Peacock	46,423	*	9,877	46,423	*	36,546	*
Other Individuals	1,017,058	2.3%	113,400	1,017,058	2.3%	903,658	2.0%

(1)
Upon the completion of this offering, Warburg Pincus, AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II C.V., ML TD Holdings, LLC and Teachers Insurance and Annuity Association of America intend to contribute to TD Group, LLC all of the shares of our common stock owned by them (after giving effect to the completion of this offering), in exchange for membership interests in TD Group, LLC.

(2)
AlpInvest Partners CS Investments 2003 C.V. is wholly owned (directly and indirectly) by Stitchting Pensioenfonds ABP ("ABP") and Stitchting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM"); each of ABP and PGGM is a Dutch pension plan. AlpInvest Partners Later Stage Co-Investments Custodian II C.V. acts as custodian for AlpInvest Partners Later Stage Co-Investments II CV ("AlpInvest Later Stage"); each of AlpInvest Partners Later Stage Co-Investments Custodian II C.V. and AlpInvest Later Stage is wholly owned (directly and indirectly) by several foreign pension plans.

Upon the completion of this offering, all of the shares of common stock owned by AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Later Stage Co-Investments Custodian II C.V. will be contributed to TD Group, LLC.

(3)
SSB Capital Partners (Master Fund) I, L.P. is indirectly controlled by Citigroup Inc., a publicly held company, which is an affiliate of registered broker-dealers.

(4)
CTD Investments LLC is indirectly controlled by Citigroup Inc., a publicly held company, which is an affiliate of registered broker-dealers.

(5)
The limited partner of Capital Investors is BA Equity Investors, Inc., a wholly-owned subsidiary of BAC. Banc of America Capital Management, L.P. is the general partner of Capital Investors. The limited partners of Banc of America Capital Management, L.P. are employees of BANA, which is a wholly-owned subsidiary of BAC. BACM I GP, LLC is the general partner of Banc of America Capital Management, L.P. and Travis Hain, an employee of BANA, is the managing member of BACM I GP, LLC. If Mr. Hain's employment with BAC or its subsidiaries is terminated, Mr. Hain will cease to be such managing member. As the holder of a majority in interest of BACM I GP, LLC, BA Equity Investors, Inc. has right to approve any replacement managing member of BACM I GP, LLC. Capital Investors may be deemed to be an affiliate of registered broker-dealers.

(6)
ML TD Holdings, LLC is a Delaware limited liability company ("ML Holdings"). Merrill Lynch Investment Managers, L.P., a Delaware limited partnership ("MLIM"), is the managing member of ML Holdings and, as such, has full, exclusive and complete discretion to manage and control the business and affairs of ML Holdings. The other members of ML Holdings are the five private equity funds which comprise the Merrill Lynch Diversified Private Equity Program I. Those funds are Vesey Street Fund, L.P., a Delaware limited partnership, Vesey Street Portfolio, L.P., a Cayman Islands limited partnership, Arthur Street Fund, L.P., a Delaware limited partnership, Arthur Street Portfolio, L.P., a Cayman Islands limited partnership, and Passage Portfolio, L.P., a Cayman Islands limited partnership (collectively, the "Program I Funds"). MLIM is the investment advisor to each of the Program I Funds, having exclusive voting and investment control with respect to all securities held by the Program I Funds.

Investment and voting decisions at MLIM are made jointly by an investment committee. Russel W. Steenberg, Michael J. Cerminaro and Lynn C. Baranski constitute a majority of, and together control, such investment committee. Messrs. Steenberg and Cerminaro and Ms. Baranski may be deemed to have shared voting and investment control with respect to the shares of TD Group held by ML Holdings. Each of Messrs. Steenberg and Cerminaro and Ms. Baranski disclaim beneficial ownership of such securities except to the extent of their pecuniary interest in them. ML Holdings may be deemed to be an affiliate of registered broker-dealers.

Upon the completion of this offering, all of the shares of common stock owned by ML Holdings will be contributed to TD Group, LLC.

(7)
New York State Retirement Co-Investment Fund, L.P. is a Delaware limited partnership, whose general partner is PCG NYS Investments LLC, a Delaware limited liability company. PCG NYS Investments LLC is wholly-owned by Pacific Corporate Group LLC, a Delaware limited liability company. Pacific Corporate Group LLC is wholly-owned by Pacific Corporate Group Holdings, LLC, a Delaware limited liability company. Pacific Corporate Group Holdings, LLC is owned by Christopher J. Bower, Timothy Kelleher, Monte Brem, Stephen Moseley, Tara Blackburn, Douglas Meltzer and Pacific Corporate Group, Inc., which is in turned wholly-owned by Christopher J. Bower. Each of PCG NYS Investments LLC, Pacific Corporate Group LLC, Pacific Corporate Group Holdings, LLC, Christopher J. Bower, Timothy Kelleher, Monte Brem, Stephen Moseley, Tara Blackburn, Douglas Meltzer and Pacific Corporate Group, Inc. disclaims beneficial ownership of any securities.

(8)
Teachers Insurance and Annuity Association of America is a New York stock life insurance company. Its shares of stock are owned by a non-profit company, the TIAA Board of Overseers. The TIAA Board of Overseers has seven members. The members do not directly supervise the TIAA management, but they elect the members of the TIAA Board of Trustees. Teachers Insurance and Annuity Association of America may be deemed to be an affiliate of registered broker-dealers.

Upon the completion of this offering, all of the shares of common stock owned by Teachers Insurance and Annuity Association of America will be contributed to TD Group, LLC.

(9)
Following the completion of this offering, Warburg Pincus will contribute all of the shares of TD Group common stock owned by it to TD Group, LLC. However, Warburg Pincus has granted the underwriters an option to purchase 821,594 shares of our common stock in connection with the exercise of the underwriters' over-allotment option. If the underwriters exercise this option, TD Group, LLC will make a distribution of shares of our common stock to Warburg Pincus to enable Warburg Pincus to sell such shares to the underwriters.

(10)
The 409,609 shares of our common stock that Mr. Howley may sell to the extent that the underwriters exercise the over-allotment option includes 68,032 shares of common stock that may be sold by Bratenahl Investments, Ltd., an entity in which Mr. Howley holds an ownership interest, if the underwriters exercise the over-allotment option.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Tax Sharing Agreement

        TD Group, TransDigm Holdings, TransDigm Inc. and each domestic subsidiary of TransDigm Inc. are parties to a tax sharing agreement. Under the terms of the tax sharing agreement, TransDigm Holdings, TransDigm Inc. and each of TransDigm Inc.'s domestic subsidiaries are obligated to make payments to TD Group equal to the amount of federal and state income taxes that they would have owed if they did not file federal and state income tax returns on a consolidated or combined basis (as limited by their pro rata share of the actual consolidated or combined tax liability of the group).

Stockholders' Agreement and Management Stockholders' Agreement

        In connection with the closing of the Mergers, TD Group, Warburg Pincus, certain of our employees and certain other investors named therein, entered into a stockholders' agreement. Effective upon the closing of this offering, substantially all of the operative provisions of the stockholders' agreement will terminate. However, under the terms of the stockholders' agreement, our obligation to nominate and use our best efforts to have elected to our Board of Directors certain individuals designated by Warburg Pincus will remain in effect following the closing of this offering. Specifically, so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to our Board of Directors. In addition, under the terms of our stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to our Board of Directors. Finally, under the terms of our stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, we are required to nominate and use our best efforts to have elected to our Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to our Board of Directors.

        In connection with the closing of the Mergers, TD Group, Warburg Pincus and certain of our employees entered into a management stockholders' agreement governing the shares of our common stock or options to purchase shares of our common stock that certain of our employees held or had the right to acquire. Upon the closing of this offering, the management stockholders' agreement will terminate in accordance with its terms and will cease to be of any further force or effect.

TD Group, LLC—Limited Liability Company Agreement

        Upon the completion of this offering, Warburg Pincus, A.S.F. Co-Investment Partners II, L.P., AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II C.V., ML TD Holdings, LLC, Teachers Insurance and Annuity Association of America and Michael Graff, one of our directors, intend to contribute to TD Group, LLC all of the shares of our common stock owned by them (after giving effect to the completion of this offering), in exchange for membership interests in TD Group, LLC. Upon the completion of this offering, (i) TD Group, LLC will own an aggregate of 31,914,651 shares of our common stock (or 31,093,057 if the underwriters' over-allotment option is exercised in full) and (ii) Warburg Pincus will own approximately 84.8% of the membership interests of TD Group, LLC (or approximately 84.4% if the underwriters' over-allotment option is exercised in full). Warburg Pincus will also be the managing member of TD Group, LLC and, as such, will have voting and investment power over all shares of common stock of TD Group that will be held by TD Group, LLC upon the completion of this offering, including shares of common stock with respect to which Warburg Pincus does not have a pecuniary interest.

Employment Agreement with W. Nicholas Howley, Chief Executive Officer and Chairman of the Board of Directors

        Pursuant to the terms of Mr. Howley's employment agreement, we have agreed to propose Mr. Howley for re-election to the Board of Directors. Under the terms of Mr. Howley's employment agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley's re-election.

Registration Rights Agreement

        We are a party to a registration rights agreement with TD Group, LLC, as assignee of certain investors named therein, certain other investors named therein and certain of our employees. Under the terms of the registration rights agreement, we have, among other things:

  •
  agreed to use our diligent best efforts to effect up to two registered offerings upon request from TD Group, LLC;

  •
  agreed to use our best efforts to qualify for registration on Form S-3, following which TD Group, LLC will have the right to request up to three registrations on Form S-3; and

  •
  granted incidental or "piggyback" registration rights with respect to any registrable securities held by any party to the registration rights agreement.

        Our obligation to effect any demand for registration by TD Group, LLC is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $15 million (in the case of any demand for registration other than a demand for registration on Form S-3) and $10 million (in the case of any demand for registration on Form S-3). In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Lease for Skurka Aerospace Inc.

        Skurka, a wholly-owned subsidiary of TransDigm Inc., is the tenant under a lease with a company in which Howard Skurka, President of Skurka, is an owner. Together with family members, Mr. Skurka owns 100% of H & M Properties, the lessor of the property located in Camarillo, California. The term of the lease is five years from its December 2004 commencement, although it may be sooner terminated by Skurka if Howard Skurka's employment with Skurka were terminated by Skurka for cause or voluntarily by Howard Skurka without good reason. The monthly base rental payment for the property is $50,500. Skurka may renew the lease for an additional five years, subject to an adjustment to the monthly base rental for the extended period to $54,000. TransDigm Inc. is a guarantor of Skurka's obligations under the lease.

Recent Transactions

        On November 10, 2005, TD Group completed the transactions contemplated by the TD Group Loan Facility and, in connection therewith, TD Group received net proceeds of approximately $193.9 million. In connection with the closing of the transactions contemplated by the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million, in the aggregate, to certain members of management, including the named executive officers. TransDigm Holdings used all of the proceeds received by it from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received upon completion of the transactions contemplated by the TD Group Loan Facility, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to:

  •
  prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million;

  •
  make distributions to certain members of our management who participated in the Rollover Deferred Compensation Plan of their vested deferred compensation account balances (including Mr. Peacock, a director, who participated in the Rollover Deferred Compensation Plan as the former chief executive officer of TransDigm Inc. and TransDigm Holdings), with all such distributions totaling approximately $23.0 million; and

  •
  make distributions to certain members of our management and one of our directors who participated in the Management Deferred Compensation Plan of their vested and a portion of their unvested deferred compensation account balances, with all such distributions totaling approximately $3.0 million (with approximately $1.8 million of such distributions being attributable to vested deferred compensation account balances and approximately $1.2 million being attributable to unvested deferred compensation account balances). The amount of the unvested portion of the deferred compensation paid under the Management Deferred Compensation Plan constituted one-half of each participant's deferred compensation account balance, discounted by a factor determined by TD Group.

        The approximately $6.2 million in aggregate bonuses were allocated to each employee receiving a bonus based on the aggregate number of shares of our common stock underlying rollover options and new management options granted to such employee in relation to the aggregate number of shares of common stock underlying rollover options and new management options granted to all employees receiving a bonus. Of the approximately $26.0 million distributed on account of vested and unvested deferred compensation account balances and the approximately $6.2 million distributed as bonuses, our executive officers and directors received the following amounts:

Name of Executive Officer or Director	Aggregate Bonus Received	Aggregate Amount Received in Respect of Deferred Compensation	Aggregate Amount Received in Respect of Bonus and Deferred Compensation
W. Nicholas Howley(1)	$2,387,723	$11,287,068	$13,674,791
Robert S. Henderson	437,239	1,880,003	2,317,242
Raymond F. Laubenthal	829,512	2,249,970	3,079,482
John F. Leary	159,231	724,523	883,754
W. Todd Littleton	159,420	737,927	897,347
James Riley	297,153	551,294	848,447
Albert J. Rodriguez	450,331	1,933,622	2,383,953
Gregory Rufus	275,060	1,030,060	1,305,120
Howard A. Skurka	—	20,631	20,631
Michael Graff	30,650	93,326	123,976
Douglas W. Peacock	50,898	268,093	318,991

Total:	$5,077,217	$20,776,517	$25,853,734

(1)
Includes $1,968,972 paid to Bratenahl Investments, Ltd., an entity in which Mr. Howley holds an ownership interest.

DESCRIPTION OF CAPITAL STOCK

General

        The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and applicable law. A copy of our amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part. Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 224,400,000 shares of common stock, par value $0.01 per share, and 149,600,000 shares of preferred stock, par value $0.01 per share, that are undesignated as to series.

Common Stock

        The holders of common stock are entitled to one vote per share in all matters to be voted on by our stockholders and are not entitled to cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of the holders of any preferred stock that may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. Holders of shares of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

        Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by our stockholders.

Options

        As of December 31, 2005, and after giving effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006, we have outstanding under our stock option plans options to purchase an aggregate of 8,191,645 shares of common stock, with exercise prices ranging from $0.45 to $13.37, and a weighted average exercise price of $5.71 per share. All outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. In addition, under the terms of our dividend equivalent plan, as soon as practicable following the date on which TD Group declares a dividend in connection with a recapitalization or similar corporate event, participants who hold vested stock options would be entitled to receive a cash dividend equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had each vested stock option been fully exercised immediately prior to such transaction.

Registration Rights

        Some of our stockholders have the right to require us to register common stock for resale in certain circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Anti-Takeover Provisions of Delaware law

        We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation's voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. For these purposes, TD Group, LLC, Warburg Pincus and their affiliates will not constitute "interested stockholders."

Charter and Bylaws Anti-Takeover Provisions

        Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our Board of Directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must consist of not less than three directors. This provision will prevent stockholders from circumventing the provisions of our classified board. In addition, under the terms of our stockholders' agreement, and subject to certain minimum share ownership requirements, we are required to nominate and use our best efforts to have elected to our Board of Directors certain individuals designated by Warburg Pincus. In addition, pursuant to the terms of Mr. Howley's employment agreement, we have agreed to propose Mr. Howley for re-election to the Board of Directors. Under the terms of Mr. Howley's employment agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley's re-election. See "Management—Board of Directors, Committees and Executive Officers" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement and Management Stockholders' Agreement."

        Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of our issued and outstanding capital stock, voting together as a single class, is required for the following:

  •
  alteration, amendment or repeal of the staggered Board of Directors provisions in our amended and restated certificate of incorporation; and

  •
  alteration, amendment or repeal of certain provisions of our amended and restated bylaws, including the provisions relating to our stockholders' ability to call special meetings, notice provisions for stockholder business to be conducted at an annual meeting, requests for stockholder lists and corporate records, nomination and removal of directors and filling of vacancies on our Board of Directors.

        Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to our Board of Directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our Board of Directors, our Chairman or our Chief Executive Officer, and will be called by our Chief Executive Officer at the request of the holders of a majority of our outstanding shares of capital stock.

        Our amended and restated bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

        The foregoing provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of TD Group.

Limitation on Liability and Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation limits our directors' and officers' liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

  •
  for any breach of the director's or officer's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which a director or officer derives an improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

        Delaware law and our amended and restated certificate of incorporation, provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, the employment agreements to which we are a party provide for the indemnification of our employees who are party thereto.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is National City Bank.

Listing

        At present, there is no established trading market for our common stock. Our common stock has been approved for listing on the NYSE under the trading symbol "TDG."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        As of December 31, 2005, there were approximately 15 registered holders of our common stock. Upon the closing of this offering, we will have outstanding an aggregate of 44,201,628 shares of our common stock. Of the outstanding shares, the shares sold in this offering, including any shares sold in this offering in connection with the exercise by the underwriters of their over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased in this offering by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock that are not sold in this offering, or 33,247,058 shares, will be deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as under Rule 144 or 144(k) under the Securities Act, which are summarized below.

        The existing holders of our common stock and certain persons holding options to purchase shares of our common stock are entitled to certain registration rights for the shares of common stock held by them (or that can be acquired by them upon exercise of such options) pursuant to the registration rights agreement. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." We do not have any other contractual obligations to register our common stock.

        Taking into account the lock-up agreements described below, and assuming that Credit Suisse Securities (USA) LLC does not release any parties from these agreements, that there is no extension of the lock-up period, that no shareholders that hold the registration rights described above exercise those rights and without giving effect to the terms of the lock-up provisions contained in the registration rights agreement, the following restricted securities will be eligible for sale in the public market at the following times pursuant to the provisions of Rules 144, 144(k) and 701:

Measurement Date	Aggregate Shares Eligible for Public Sale	Comments
On the date of this prospectus	—	—
180 days after the completion of this offering	33,247,058	Consists of 31,914,651 shares eligible for sale under Rule 144, 709,701 shares eligible for sale under Rule 144(k) and 622,706 shares eligible under Rule 701.
One year after the completion of this offering	33,247,058	Consists of 31,914,651 shares eligible for sale under Rule 144, 709,701 shares eligible for sale under Rule 144(k) and 622,706 shares eligible under Rule 701.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock; and

  •
  the average weekly reported volume of trading in the common stock on the NYSE during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-up Agreements

        In connection with this offering, we, our directors, executive officers, TD Group, LLC, each entity that holds five percent or more of the membership interests of TD Group, LLC, including Warburg Pincus, and certain of our other stockholders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock or any membership interests in TD Group, LLC, as applicable, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC has advised us that it has no current intent or arrangement to release any of the shares or membership interests, as applicable, subject to the lock-up agreements prior to the expiration of the lock-up period. There are no contractually specified conditions for the waiver of the lock-up restrictions and any waiver is at the sole discretion of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC has advised us that in considering any request to release shares or membership interests, as applicable, covered by a lock-up agreement, it would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares or membership interests, as applicable, requested to be released, market conditions, the possible impact on the market for our common stock, the trading price of our common stock, historical trading volumes of our common stock, the reasons for the request and whether the person seeking the release is one of our officers or directors.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

Stock Options

        We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register the common stock that is issuable upon exercise of stock options outstanding or issuable under our stock option plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of certain material provisions of the instruments evidencing our material indebtedness as of the consummation of this offering. The following is not intended to include a summary of all of the material provisions of our material indebtedness. Copies of the agreements governing our material indebtedness have been filed as exhibits to the Registration Statement of which this prospectus forms a part.

Amended and Restated Senior Credit Facility

        In connection with the closing of the Mergers, TransDigm Inc. entered into certain senior secured credit facilities, or the Old Senior Secured Credit Facilities, which provided for a $295 million term loan facility and a $100 million revolving loan facility. Upon the closing of the Mergers, the entire term loan facility was drawn to fund a portion of the purchase price paid in connection with the acquisition. On April 1, 2004, TransDigm Inc. entered into the Amended and Restated Senior Credit Facility, which replaced and superceded the Old Senior Secured Credit Facilities in their entirety. The Amended and Restated Senior Credit Facility is comprised of a $294 million term loan facility and a $100 million revolving loan facility, including a $15 million letter of credit sub-facility. The term loan facility matures on July 22, 2010 and the revolving loan facility matures on July 22, 2009. At December 31, 2005, TransDigm Inc. had term loan borrowings of $289.1 million outstanding under the Amended and Restated Senior Credit Facility. In addition, as of December 31, 2005, TransDigm Inc. had a $0.85 million letter of credit outstanding under the revolving loan facility, with $99.15 million of available borrowings thereunder.

        Under the terms of the Amended and Restated Senior Credit Facility, TransDigm Inc. has the right to request (but no lender is committed to provide) additional term loans, subject to the satisfaction of customary conditions, including being in pro forma compliance with the financial covenants contained in the Amended and Restated Senior Credit Facility after giving effect to any such incremental term loan borrowings.

        All borrowings under the revolving loan facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties.

Interest Rate and Fees

        The interest rates per annum applicable to loans, other than swingline loans, under the Amended and Restated Senior Credit Facility will be, at TransDigm Inc.'s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods chosen by TransDigm Inc., in each case, plus an applicable margin percentage. The alternate base rate will be the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders under the Amended and Restated Senior Credit Facility are subject. The applicable margin percentage is a percentage per annum equal to (1) 1.25% for alternate base rate term loans, (2) 2.25% for adjusted LIBO rate term loans and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage ranging from 1.75% to 2.50% (in the case of alternate base rate revolving loans) and 2.75% to 3.50% (in the case of adjusted LIBO rate revolving loans), in each case depending upon the leverage ratio of TransDigm Inc. as of the relevant date of determination.

        Under the terms of the Amended and Restated Senior Credit Facility, we are required to pay the administrative agent certain fees. In addition, on the last day of each calendar quarter we are required to pay a commitment fee in respect of any unused commitments under the revolving loan facility and certain other fees in respect of letters of credit that may be outstanding thererunder from time to time.

Mandatory Prepayments

        Subject to exceptions, the Amended and Restated Senior Credit Facility requires mandatory prepayments of term loans based on certain percentages of excess cash flows, as defined, commencing 95 days after the end of fiscal year 2006, net cash proceeds from asset sales or from the issuance of certain debt securities.

Amortization

        The Amended and Restated Senior Credit Facility requires scheduled quarterly payments of principal on the term loans on March 31, June 30, September 30 and December 31 of each calendar year, which scheduled payments began on June 30, 2004, in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loans during the life of the loans, with the balance payable on July 22, 2010, the final maturity date of the term loan facility. All scheduled amortization payments will be ratably increased by the aggregate principal amount of incremental term loans, if any.

Collateral and Guarantors

        The indebtedness outstanding under the Amended and Restated Senior Credit Facility is guaranteed by TransDigm Holdings and all of TransDigm Inc.'s current and future domestic restricted subsidiaries, and is secured by a first priority security interest in substantially all of the existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property of TransDigm Holdings, TransDigm Inc. and all of TransDigm Inc.'s existing and future domestic restricted subsidiaries, and a first priority pledge of the capital stock of TransDigm Inc. and TransDigm Inc.'s subsidiaries (other than foreign subsidiaries) and 65% of the voting capital stock of TransDigm Inc.'s foreign subsidiaries. TD Group is not a guarantor of and does not otherwise have any obligations with respect to the Amended and Restated Senior Credit Facility.

Certain Covenants

Financial Covenants

        The Amended and Restated Senior Credit Facility requires that TransDigm Inc. comply, on a pro forma basis, with the following financial maintenance covenants: a minimum interest coverage ratio test; a minimum fixed charge coverage ratio test; and a maximum leverage ratio test.

        Leverage ratio is defined in the Amended and Restated Senior Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. The Amended and Restated Senior Credit Facility provides that the leverage ratio may not be greater than 5.00 to 1 for July 1, 2005 through December 31, 2006; 4.75 to 1 for January 1, 2007 through March 31, 2007; 4.25 to 1 for April 1, 2007 through March 31, 2008; 4.00 to 1 for April 1, 2008 through June 30, 2009; 3.75 to 1 for July 1, 2009 through June 30, 2010 and 3.50 to 1 for any period after June 30, 2010. As of the last measurement period under the Amended and Restated Senior Credit Facility, TransDigm Inc.'s leverage ratio was equal to 4.09 to 1.00, based on consolidated indebtedness of TransDigm Inc. of approximately $689.8 million and Consolidated EBITDA (as defined) of TransDigm Inc. of approximately $168.5 million, in each case during the relevant period.

        Fixed charge coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated fixed charges of TransDigm Inc. for such period. Under the terms of the Amended and Restated Senior Credit Facility, the fixed charge coverage ratio for any period of four consecutive fiscal quarters may not be less than

1.10 to 1. As of the last measurement period under the Amended and Restated Senior Credit Facility, TransDigm Inc.'s fixed charge coverage ratio was equal to 2.44 to 1.00, based on Consolidated EBITDA (as defined) of TransDigm Inc. of approximately $168.5 million and total fixed charges of approximately $69.0 million, in each case during the relevant period.

        Interest coverage ratio is defined in the Amended and Restated Senior Credit Facility as, for any period, the ratio of Consolidated EBITDA for such period to consolidated interest expense of TransDigm Inc. for such period. Under the terms of the Amended and Restated Senior Credit Facility, the interest coverage ratio for any period of four consecutive fiscal quarters is required to be at least 2.45 to 1, 2.55 to 1, 2.75 to 1 and 3.00 to 1 for the periods between April 1, 2005 through June 30, 2006, July 1, 2006 through March 31, 2007, April 1, 2007 through March 31, 2008 and any period after March 31, 2008, respectively. As of the last measurement period under the Amended and Restated Senior Credit Facility, TransDigm Inc.'s interest coverage ratio was equal to 3.59 to 1.00, based on Consolidated EBITDA (as defined) of TransDigm Inc. of approximately $168.5 million and consolidated interest expense of TransDigm Inc. of approximately $46.9 million, in each case during the relevant period.

        The Amended and Restated Senior Credit Facility defines Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined.

Certain Negative Covenants

        In addition, the Amended and Restated Senior Credit Facility includes negative covenants restricting or limiting the ability of TransDigm Holdings, TransDigm Inc. and TransDigm Inc.'s direct and indirect restricted subsidiaries to, among other things:

  •
  incur, assume or permit to exist additional indebtedness or guarantees;

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  incur or permit to exist liens and engage in sale leaseback transactions;

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  make capital expenditures;

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  make loans and investments;

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  declare dividends, make payments on or redeem or repurchase capital stock;

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  engage in mergers, acquisitions (but will permit the incurrence of certain indebtedness in connection with such acquisitions) and other business combinations;

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  prepay, redeem or purchase certain indebtedness;

  •
  amend or otherwise alter the terms of the agreements governing certain indebtedness;

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business engaged in (and in the case of TransDigm Holdings, engage in any business activities other than those incidental to its ownership of TransDigm Inc.).

Such negative covenants are subject to certain exceptions.

        TransDigm Inc. is in compliance with all of the covenants contained in the Amended and Restated Senior Credit Facility.

Representations, Warranties and Certain Events of Default

        The Amended and Restated Senior Credit Facility contains certain customary representations and warranties. The Amended and Restated Senior Credit Facility also provides for certain events of default, including the following:

  •
  representations and warranties made in or in connection with the Loan Documents (as defined therein) prove to have been false or misleading in any material respect when made;

  •
  the failure to pay interest on any loans or on any disbursements made pursuant to a letter of credit when due if the default continues for a period of three business days;

  •
  the failure to pay principal on any loans or disbursements made pursuant to a letter of credit when due, whether at maturity or otherwise;

  •
  defaults under the covenants contained in any Loan Document, with certain covenant defaults providing for no cure period and other covenant defaults providing for a cure period of 30 days after TransDigm Inc. receives written notice thereof, subject to certain exceptions;

  •
  the failure of TransDigm Holdings, TransDigm Inc. or any of TransDigm Inc.'s subsidiaries to pay any principal or interest due in respect of Material Indebtedness (as defined therein), subject to certain exceptions, or the occurrence of an event or condition that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder thereof to cause any Material Indebtedness to become due;

  •
  one or more judgments in an aggregate amount in excess of $5 million is rendered against TransDigm Holdings, TransDigm Inc. or any of TransDigm Inc.'s subsidiaries and such judgment remains undischarged or unstayed for a period of 30 days;

  •
  the occurrence of a Change of Control (as defined therein); and

  •
  certain bankruptcy related events.

        If such an event of default occurs, the lenders under the Amended and Restated Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

        This offering will not constitute a Change of Control under the Amended and Restated Senior Credit Facility.

8 3/8% Senior Subordinated Notes due 2011

        In connection with the closing of the Mergers, TransDigm Inc. issued $400 million of aggregate principal amount of the 8 3/8% Senior Subordinated Notes pursuant to the terms of the Indenture.

Maturity Date, Interest Rate and Payment Dates

        The 8 3/8% Senior Subordinated Notes will mature on July 15, 2011. Interest on the 8 3/8% Senior Subordinated Notes accrues at the rate of 8 3/8% per annum and is payable semi-annually in cash on January 15 and July 15 of each calendar year.

Collateral, Ranking and Guarantors

        The 8 3/8% Senior Subordinated Notes are TransDigm Inc.'s general unsecured obligations, are subordinated to its existing and future senior indebtedness, if any, and rank pari passu with its future senior subordinated indebtedness, if any. The 8 3/8% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by TransDigm Holdings and all of TransDigm Inc.'s existing domestic subsidiaries. The guarantees are subordinated to the senior indebtedness of TransDigm Holdings and TransDigm Inc.'s guarantor subsidiaries and rank pari passu with the future senior subordinated indebtedness, if any, of TransDigm Holdings and TransDigm Inc.'s guarantor subsidiaries.

Optional Redemption

        TransDigm Inc. may redeem the 8 3/8% Senior Subordinated Notes, in whole or in part, at any time on or after July 15, 2006, at the redemption prices set forth in the Indenture. In addition, prior to July 15, 2006, and subject to the terms set forth in the Indenture, TransDigm Inc. is permitted to use the net cash proceeds of certain equity offerings to redeem the 8 3/8% Senior Subordinated Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 8 3/8% Senior Subordinated Notes originally issued at a redemption price of 108.375%, plus accrued and unpaid interest to the redemption date.

Change of Control

        Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of a 8 3/8% Senior Subordinated Note has the right to require TransDigm Inc. to purchase all or a portion of such holder's notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. This offering will not constitute a Change of Control under the Indenture.

Certain Covenants

        The Indenture includes negative covenants restricting or limiting the ability of TransDigm Inc. and TransDigm Inc.'s direct and indirect restricted subsidiaries to, among other things:

  •
  incur or guarantee additional debt;

  •
  incur liens;

  •
  issue preferred stock of restricted subsidiaries;

  •
  pay dividends or make other distributions;

  •
  purchase or redeem capital stock;

  •
  make certain investments;

  •
  enter into arrangements that restrict dividends from restricted subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell or otherwise dispose of assets; and

  •
  merge into or consolidate with another entity.

Such negative covenants are subject to certain exceptions.

        TransDigm Inc. is in compliance with all of the covenants contained in the Indenture.

Events of Default

        The Indenture provides for certain events of default, including the following:

  •
  the failure to pay interest on the 8 3/8% Senior Subordinated Notes when due if the default continues for a period of 30 days;

  •
  the failure to pay principal on the 8 3/8% Senior Subordinated Notes when due, whether at maturity or otherwise or to pay the purchase price of the 8 3/8% Senior Subordinated Notes tendered in connection with a Change of Control (as defined) or an asset sale net proceeds offer;

  •
  defaults under the covenants contained in the Indenture if the default continues for a period of 30 days after TransDigm Inc. receives written notice thereof, subject to certain exceptions;

  •
  the failure to pay at final stated maturity the principal amount of indebtedness of TransDigm Inc. or certain significant restricted subsidiaries, or the acceleration of the final stated maturity of any such indebtedness, if the principal amount of such indebtedness together with any such other indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10 million or more;

  •
  one or more judgments in an aggregate amount in excess of $10 million is rendered against TransDigm Inc. or any of its significant restricted subsidiaries and such judgment remains undischarged, unpaid or unstayed for a period of 60 days after such judgment becomes final and non-appealable; and

  •
  certain bankruptcy related events.

TD Group Loan Facility

        On November 10, 2005, the lenders under the TD Group Loan Facility made loans to TD Group in an aggregate principal amount of $200.0 million. After giving effect to the fees and expenses paid in connection with the TD Group Loan Facility and related transactions, TD Group received aggregate net proceeds of approximately $193.9 million. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, which is described elsewhere in this prospectus, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes and (ii) make certain distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan.

Interest Rate and Fees

        The interest rates per annum applicable to the loans under the TD Group Loan Facility are equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for three-month periods as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which TD Group's lenders are subject. Prior to the Trigger Date (defined as the earlier to occur of an underwritten public offering of our common stock and November 10, 2006), the applicable margin percentage is a percentage per annum equal to 5%. For any day on or after the Trigger Date and prior to the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 5.5%, and for any day on or after the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 6%. The closing date of this offering will constitute the Trigger Date under the TD Group Loan Facility.

        Under the terms of the TD Group Loan Facility, TD Group is required to pay the administrative agent certain fees.

Mandatory Prepayments

        Upon the occurrence of a Change of Control (as defined in the TD Group Loan Facility), TD Group is required to make an offer to the lenders under the TD Group Loan Facility to prepay all loans at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon. This offering will not constitute a Change of Control under the TD Group Loan Facility. In addition, subject to certain exceptions, in connection with certain asset sales, TD Group is required to make an offer to the lenders under the TD Group Loan Facility to prepay all loans at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

Amortization

        The TD Group Loan Facility matures on November 10, 2011. The principal amount of the indebtedness outstanding under the TD Group Loan Facility is not amortized and, therefore, the entire balance thereof is payable upon maturity on November 10, 2011, subject to certain required prepayments as described above.

Collateral and Guarantors

        The TD Group Loan Facility is unsecured and is not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc.

Certain Covenants

        The TD Group Loan Facility includes negative covenants restricting or limiting the ability of TD Group and its subsidiaries to, among other things:

  •
  incur or guarantee additional debt;

  •
  incur liens;

  •
  issue preferred stock of restricted subsidiaries;

  •
  pay dividends or make other distributions;

  •
  purchase or redeem capital stock;

  •
  make certain investments;

  •
  enter into arrangements that restrict dividends from restricted subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell or otherwise dispose of assets; and

  •
  merge into or consolidate with another entity.

Such negative covenants are subject to certain exceptions.

        TD Group is in compliance with all of the covenants contained in the TD Group Loan Facility.

Representations, Warranties and Certain Events of Default

        The TD Group Loan Facility contains certain customary representations and warranties. The TD Group Loan Facility provides for certain events of default, including the following:

  •
  representations and warranties made in or in connection with the Loan Documents (as defined therein) prove to have been false or misleading in any material respect when made;

  •
  the failure to pay interest on any loans when due if the default continues for a period of 30 days;

  •
  the failure to pay principal on any loans when due, whether at maturity or otherwise or to pay the purchase price in connection with a Change of Control (as defined) or an asset sale net proceeds offer;

  •
  defaults under the covenants contained in the TD Group Loan Facility if the default continues for a period of 30 days after TD Group receives written notice thereof, subject to certain exceptions;

  •
  the failure to pay at final stated maturity the principal amount of indebtedness of TD Group or certain significant restricted subsidiaries, or the acceleration of the final stated maturity of any such indebtedness, if the principal amount of such indebtedness together with any such other indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10 million or more;

  •
  one or more judgments in an aggregate amount in excess of $10 million is rendered against TD Group or any of its significant restricted subsidiaries and such judgment remains undischarged, unpaid or unstayed for a period of 60 days after such judgment becomes final and non-appealable; and

  •
  certain bankruptcy related events.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
OF OUR COMMON STOCK

        The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is not a "U.S. person." For purposes of this discussion, the term U.S. person means:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or a partnership (or other entity taxable as a corporation or a partnership) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder's special tax status or special circumstances. U.S. expatriates, insurance companies, tax-exempt organizations, dealers in securities, banks or other financial institutions, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any non-income tax consequences or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

        Payments on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

        Amounts treated as dividends paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide a valid Internal Revenue Service, or IRS, Form W-8BEN or other successor form certifying qualification for the reduced rate.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to U.S. persons, net of allowable deductions and credits.

        In addition to the graduated tax described above, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-U.S. holder may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed timely with the IRS. If a non-U.S. holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

  •
  the non-U.S. holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock.

        Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding, provided any certification requirements are met. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding could have been reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder of our common stock if the holder has provided the certification described above that it is not a U.S. person or has otherwise established an exemption.

        Payments of the proceeds from a disposition effected outside the United States by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are U.S. persons who, in the aggregate hold more than 50% of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

        TD Group, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC	4,381,828
Lehman Brothers Inc.	3,286,371
Goldman, Sachs & Co.	1,643,186
Banc of America Securities LLC	1,095,457
UBS Securities LLC	547,728
Total	10,954,570

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,643,186 shares from Warburg Pincus and certain members of our management to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,643,186 additional shares.

	Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	1.47	1.47
Total	$16,103,218	$18,518,701

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.882 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them are deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Some of the selling stockholders may be deemed to be affiliates of registered broker-dealers. However, each such stockholder has represented and warranted to TD Group that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        We, our directors, executive officers, TD Group, LLC, each entity that holds five percent or more of the membership interests of TD Group, LLC, including Warburg Pincus, and certain of our other stockholders have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock or any membership interests in TD Group, LLC, as applicable, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC has advised us that it has no current intention or arrangement to release any of the shares or membership interests, as applicable, subject to the lock-up agreements prior to the expiration of the lock-up period. Any waiver is at its sole discretion. Credit Suisse Securities (USA) LLC has advised us that in considering any request to release shares or membership interests, as applicable, covered by a lock-up agreement, it would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares or membership interests, as applicable, requested to be released, market conditions, the possible impact on the market for our common stock, the trading price of our common stock, historical trading volumes of our common stock, the reasons for the request and whether the person seeking the release is one of our officers or directors. For additional information regarding the lock-up agreements, see "Shares Eligible for Future Sale—Lock-Up Agreements."

        Prior to the offering, there has been no public market for shares of our common stock. The initial public offering price has been determined by negotiations between representatives of the underwriters and the selling stockholders. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our common stock has been approved for listing on the NYSE under the symbol "TDG." In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Warburg Pincus and certain members of our management in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        At our request, the underwriters have reserved, at the initial offering price, up to 547,729 shares offered hereby for sale to certain of our employees. The number of shares of common stock available for sale to the general public will be reduced to the extent such employees purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Lehman Brothers Inc. will act as plan administrator for such plan.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,700,000.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for Warburg Pincus and certain of the selling stockholders or their affiliates, for which they have received or will receive customary fees and expenses. An affiliate of Credit Suisse Securities (USA) LLC acts as a lender and the administrative agent and collateral agent under the Amended and Restated Senior Credit Facility, and certain affiliates of the other underwriters have or may act as lenders thereunder. In addition, affiliates of Credit Suisse Securities (USA) LLC, Lehman Brothers Inc. and Banc of America Securities LLC acted as arrangers, agents and lenders in connection with the TD Group Loan Facility. Credit Suisse Securities (USA) LLC acted as an initial purchaser and the sole lead book-running manager and Banc of America Securities LLC and UBS Securities LLC each acted as an initial purchaser and co-manager in connection with the July 2003 offering of the 8 3/8% Senior Subordinated Notes by TransDigm Inc. An affiliate of Credit Suisse Securities (USA) LLC also acted as dealer-manager and solicitation agent in connection with TransDigm Inc.'s July 2003 tender offer for its then outstanding 10 3/8% Senior Subordinated Notes. Banc of America Capital Investors, L.P., an affiliate of Banc of America Securities LLC, an underwriter hereunder, is a selling stockholder under this prospectus and will receive a portion of the proceeds of this offering.

        A prospectus in electronic format will be made available on the website maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

United Kingdom

        The underwriters have not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the common stock, will not offer or sell any of our common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations

1995; the underwriters have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by them in relation to the common stock in, from or otherwise involving the United Kingdom; the underwriters have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us.

The Netherlands

        Our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of the initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, "Professional Investors"), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock in the Netherlands, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

France

        The shares of TD Group common stock are being issued and sold outside the Republic of France and, in connection with their initial distribution, TD Group has not offered or sold and will not offer or sell, directly or indirectly, any of its common stock to the public in the Republic of France, and it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to its common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Germany

        Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the "Act") of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Resale Restrictions—Canada

        The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of Purchasers—Canada

        By purchasing our common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under "Resale Restrictions—Canada;" and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights—Canada

        All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment—Canada

        Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF SECURITIES

        The validity of our common stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain partners of Willkie Farr & Gallagher LLP own in the aggregate less than 1% of the limited partnership interests of Warburg Pincus. The validity of the common stock offered by this prospectus will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of TD Group for fiscal years 2005 and 2004 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of (i) TD Group for the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003 and (ii) TransDigm Holdings for the period from October 1, 2002 through July 22, 2003 (date of merger of TD Acquisition Corporation with and into TransDigm Holdings) and the related financial statement schedules included in this prospectus have been audited by Deloitte & Touche LLP ("D&T"), an independent registered public accounting firm, as stated in their reports appearing herein (the report on the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TD Group expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation") and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

        On March 1, 2004, the Company, upon recommendation by its audit committee and approval by our Board of Directors, dismissed D&T as its independent auditors. D&T's reports on the consolidated financial statements of TransDigm Holdings for the periods ended September 30, 2003 and July 22, 2003, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the periods ended September 30, 2003 and July 22, 2003, respectively, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which if not resolved would have caused D&T to make reference to the subject matter of the disagreement in its report.

        On March 1, 2004, the Company, upon recommendation by its audit committee and approval by our Board of Directors, engaged Ernst & Young LLP as the Company's principal independent accountants to audit the financial statements of the Company for fiscal year 2004.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

        A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room and the website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TransDigm Group Incorporated

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at December 31, 2005 and September 30, 2005	F-2
Condensed Consolidated Statements of Operations for the Thirteen Weeks Ended December 31, 2005 and January 1, 2005	F-3
Condensed Consolidated Statements of Changes in Stockholders' Equity for the Thirteen Weeks Ended December 31, 2005	F-4
Condensed Consolidated Statements of Cash Flows for the Thirteen Weeks Ended December 31, 2005 and January 1, 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements
Reports of Independent Registered Public Accounting Firms	F-15
Consolidated Financial Statements:
Consolidated Balance Sheets at September 30, 2005 and 2004	F-18

Consolidated Statements of Operations for the Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-19

Consolidated Statements of Changes in Stockholders Equity/(Deficiency) for Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-20

Consolidated Statements of Cash Flows for Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-22
Notes to Consolidated Financial Statements	F-23

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2005	September 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,556	$104,221
Trade accounts receivable—Net	61,757	63,554
Inventories	78,208	76,077
Deferred income taxes	8,345	12,746
Prepaid expenses and other	3,265	1,748

Total current assets	181,131	258,346
PROPERTY, PLANT AND EQUIPMENT—Net	62,970	63,624
GOODWILL	855,726	855,684
TRADEMARKS AND TRADE NAMES	125,497	125,497
OTHER INTANGIBLE ASSETS—Net	102,651	104,454
DEBT ISSUE COSTS—Net	24,874	19,340
OTHER	818	803

TOTAL ASSETS	$1,353,667	$1,427,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$2,943	$2,943
Accounts payable	16,714	16,419
Accrued liabilities	37,108	120,425

Total current liabilities	56,765	139,787
LONG-TERM DEBT—Less current portion	886,170	886,903
DEFERRED INCOME TAXES	65,132	64,950
OTHER NON-CURRENT LIABILITIES	3,275	3,001

Total liabilities	1,011,342	1,094,641

STOCKHOLDERS' EQUITY:
Common stock—$.01 par value; authorized 1,500,000 shares; issued 295,465 at December 31, 2005 and September 30, 2005, respectively	3	3
Preferred Stock—$.01 par value; authorized 1,000,000 shares; issued 0 at December 31, 2005 and September 30, 2005, respectively	—	—
Additional paid-in capital	291,127	290,890
Retained earnings	51,534	42,550
Accumulated other comprehensive loss	(339)	(336)

Total stockholders' equity	342,325	333,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,353,667	$1,427,748

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	December 31, 2005	January 1, 2005
NET SALES	$100,140	$80,270
COST OF SALES	50,897	40,797

GROSS PROFIT	49,243	39,473
OPERATING EXPENSES:
Selling and administrative	13,090	8,254
Amortization of intangibles	1,816	1,841

Total operating expenses	14,906	10,095

INCOME FROM OPERATIONS	34,337	29,378
INTEREST EXPENSE—Net	19,799	19,258

INCOME BEFORE INCOME TAXES	14,538	10,120
INCOME TAX PROVISON	5,554	3,753

NET INCOME	$8,984	$6,367

Net earnings per share:
Basic earnings per share	$30.41	$21.55
Diluted earnings per share	$28.81	$20.55
Pro forma net earnings per share:
Basic earnings per share	$0.20
Diluted earnings per share	$0.19

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'

FOR THE THIRTEEN WEEKS ENDED DECEMBER 31, 2005

(Amounts in thousands)

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
BALANCE, OCTOBER 1, 2005	$3	$290,890	$42,550	$(336)	$333,107
Compensation expense recognized for employee stock options	—	237	—	—	237
Comprehensive income—
Net income	—	—	8,984	—	8,984
Other comprehensive loss	—	—	—	(3)	(3)

Comprehensive income					8,981

BALANCE, DECEMBER 31, 2005	$3	$291,127	$51,534	$(339)	$342,325

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Thirteen Weeks Ended
	December 31, 2005	January 1, 2005
OPERATING ACTIVITIES:
Net income	$8,984	$6,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,421	2,084
Amortization of intangibles	1,816	1,841
Amortization of debt issue costs	1,153	953
Noncash stock option and deferred compensation costs	237	157
Changes in assets and liabilities, net of effect from acquisition of business:
Trade accounts receivable	1,797	(677)
Inventories	(2,131)	1,570
Other assets	2,273	23
Accounts payable	295	(303)
Deferred compensation obligation	(29,477)	1,408
Interest on senior unsecured promissory notes	(59,206)	6,979
Accrued and other liabilities	5,818	8,359

Net cash (used in) provided by operating activities	(66,020)	28,761

INVESTING ACTIVITIES:
Capital expenditures	(1,767)	(1,554)
Acquisition of Skurka	—	(30,206)
Purchase of marketable securities	—	(33,434)
Sales and maturity of marketable securities	—	34,199

Net cash used in investing activities	(1,767)	(30,995)

FINANCING ACTIVITIES:
Payoff of unsecured promissory notes	(199,997)	—
New loan facility, net of fees	193,855	—
Payment of amounts borrowed under credit facility	(736)	(735)
Payment of license obligation	—	(1,500)

Net cash used in financing activities	(6,878)	(2,235)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(74,665)	(4,469)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	104,221	48,498

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,556	$44,029

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$68,795	$3,211

Net cash paid during the period for income taxes	$2,593	$69

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THIRTEEN WEEKS ENDED DECEMBER 31, 2005 AND JANUARY 1, 2005

(UNAUDITED)

1.    DESCRIPTION OF THE BUSINESS AND MERGER

        Description of the Business—On January 19, 2006, TD Holding Corporation changed its legal name to TransDigm Group Incorporated ("TD Group"). This change was effected to ensure that investors recognize that TD Group is the ultimate owner of the TransDigm group of operating companies, as the TransDigm name is recognized in the industry in which TD Group's subsidiaries operate. TD Group through its wholly-owned subsidiary TransDigm Holding Company ("TransDigm Holdings"), and through its wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. TransDigm Inc., which includes the AeroControlex and Adel Wiggins Groups, along with its wholly-owned operating subsidiaries, MarathonNorco Aerospace, Inc., Adams Rite Aerospace, Inc., Champion Aerospace Inc., Avionic Instruments, Inc. and Skurka Aerospace Inc. (collectively, with TransDigm Holdings, the "Company" or "TransDigm") offers a broad range of proprietary aerospace components. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

        TD Group was incorporated on July 8, 2003 by outside investors to acquire control of TransDigm Holdings through the Merger described below and had no operations prior to the Merger. TD Group has no material assets or operations other than its 100% ownership of TransDigm Holdings, which in turn has no material assets or operations other than its 100% ownership of TransDigm Inc.

        Initial Public Offering and Pro Forma Earnings Per Common Share—In connection with the initial public offering, TD Group intends to effect a 149.60 for 1.00 stock split and, in connection therewith, TD Group will amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares of TD Group's common stock and preferred stock. The accompanying consolidated financial statements and notes to the consolidated financial statements do not reflect the effect of the 149.60 for 1.00 stock split.

        The pro forma earnings per share for the thirteen weeks ended December 31, 2005 give effect to the 149.60 for 1.00 stock split.

        Merger—On July 22, 2003, an entity formed by Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") merged with and into TransDigm Holdings, with TransDigm Holdings continuing as the surviving corporation and as a wholly-owned subsidiary of a newly formed corporation controlled by Warburg Pincus, TD Group (the "Merger").

2.    UNAUDITED INTERIM FINANCIAL INFORMATION

        The financial information included herein is unaudited; however, the information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the interim periods presented. These financial statements and notes should be read in conjunction with the financial statements and related notes for the year ended September 30, 2005 included elsewhere in this prospectus. The September 30, 2005 condensed consolidated balance sheet was derived from TD Group's audited financial statements. The results of operations for the thirteen weeks ended December 31, 2005 are not necessarily indicative of the results to be expected for the full year.

3.    NEW ACCOUNTING STANDARDS

        During December 2004, the Financial Accounting Standards Board issued Statement No. 123 (R), Share Based Payment ("SFAS 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company anticipates adopting this pronouncement effective October 1, 2006. The Company anticipates that the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations as SFAS 123(R) will be applied to option grants issued subsequent to December 20, 2005.

4.    ACQUISITIONS

        Eaton—On June 30, 2005, TransDigm Inc., through its wholly-owned Skurka Aerospace Inc. subsidiary, acquired an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The company's proprietary products, market position, and aftermarket content fit well with TransDigm's overall direction. The acquired business was consolidated into Skurka's existing aerospace motor business in Camarillo, California. The Company expects that the $4.8 million of goodwill recognized in accounting for the acquisition will be deductible for income tax purposes.

        Fluid Regulators—On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation, a wholly-owned subsidiary of Esterline Technologies Corporation, for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. Fluid Regulators designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. Fluid Regulators' product characteristics and market position fit well with TransDigm's overall direction. In an attempt to reduce the combined operating costs of Fluid Regulators and the AeroControlex division of TransDigm Inc., Fluid Regulators was merged into TransDigm Inc. on September 30, 2005. The Company expects that the $15.7 million of goodwill recognized in accounting for the acquisition will not be deductible for income tax purposes.

        Skurka—On December 31, 2004, TransDigm acquired certain assets and assumed certain liabilities of Skurka Engineering Company ("Skurka") for $30.7 million in cash. Skurka designs and manufactures engineered aerospace components primarily AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. Skurka's product characteristics and market position fit well with TransDigm's overall direction. The Company expects that the $20.7 million of goodwill recognized in accounting for the acquisition will be deductible for income tax purposes.

        The Company accounted for the acquisitions of Skurka, Fluid Regulators and the motor product line (collectively, the "Acquisitions") as purchases and included the results of operations of the acquired businesses in its consolidated financial statements from the effective date of each acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets for the motor product line; thus, the values attributed to assets acquired in connection with such acquisitions in the consolidated financial statements are subject to adjustment. Pro forma net sales and results of operations for the Acquisitions, had the Acquisitions occurred at the beginning of the thirteen week period ended January 1, 2005, are not significant and, accordingly, are not provided.

5.    SALES

        Sales—The Company's sales are concentrated in the aerospace industry. The Company's customers include distributors of aftermarket components, as well as commercial airlines, aircraft maintenance facilities, system suppliers, and aircraft and engine original equipment manufacturers.

        Information concerning the Company's net sales by its major product offerings is as follows for the periods indicated below (in thousands):(1)

	Thirteen Weeks Ended
	December 31, 2005	January 1, 2005
Ignition systems and components	$18,064	$18,241
Gear pumps	13,307	9,323
Mechanical/electromechanical actuators and controls	10,904	10,737
Engineered connectors	10,059	7,837
Engineered latching and locking devices	7,649	7,064
NiCad batteries/chargers	6,800	5,710
AC/DC electric motors	6,784	—
Rods and locking devices	6,267	5,729
Power conditioning devices	5,409	4,058
Elastomers	5,261	2,869
Specialized valves	4,880	4,622
Lavatory hardware	4,756	4,080

	$100,140	$80,270

(1)
The comparability of net sales of certain product offerings may vary from period to period due, in part, to the reclassification of a particular product into a different product category from the prior period.

6.    INVENTORIES

        Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Inventories consist of the following (in thousands):

	December 31, 2005	September 30, 2005
Work-in-progress and finished goods	$41,844	$40,234
Raw materials and purchased component parts	43,077	42,581

Total	84,921	82,815
Reserve for excess and obsolete inventory	(6,713)	(6,738)

Inventories—net	$78,208	$76,077

7.    INTANGIBLE ASSETS

        Intangible assets subject to amortization consist of the following (in thousands):

	December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$9,532	$81,254
License agreement	9,373	1,282	8,091
Trade secrets	11,772	1,293	10,479
Patented technology	1,511	432	1,079
Order backlog	9,245	9,210	35
Other	1,827	114	1,713

Total	$124,514	$21,863	$102,651

	September 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$8,488	$82,298
License agreement	9,373	1,150	8,223
Trade secrets	11,772	1,159	10,613
Patented technology	1,498	387	1,111
Order backlog	9,245	8,807	438
Other	1,827	56	1,771

Total	$124,501	$20,047	$104,454

        The total carrying amount of identifiable intangible assets not subject to amortization consists of $125.5 million of trademarks and trade names at both December 31, 2005 and September 30, 2005.

        The aggregate amortization expense on identifiable intangible assets for the thirteen weeks ended December 31, 2005 and January 1, 2005 was approximately $1.8 million for each period. The estimated amortization expense for fiscal 2006 is $6.1 million and for each of the five succeeding years 2007 through 2011 is $5.7 million, $5.7 million, $5.5 million, $5.5 million and $5.5 million, respectively.

        The following is a summary of changes to the carrying value of goodwill from September 30, 2005 through December 31, 2005 (in thousands):

Balance, September 30, 2005	$855,684
Additional goodwill recognized in accounting for the Acquisitions	42

Balance, December 31, 2005	$855,726

8.    PRODUCT WARRANTY

        The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies, ranging from 90 days to five years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. A provision for the estimated cost to repair or replace the products is recorded at the time of sale and periodically adjusted to reflect actual experience.

        The following table presents a reconciliation of changes in the product warranty liability for the periods indicated below (in thousands):

	Thirteen Weeks Ended
	December 31, 2005	January 1 2005
Liability balance at beginning of period	$2,789	$2,829
Accruals for warranties issued	237	162
Warranty claims settled	(402)	(303)

Liability balance at end of period	$2,624	$2,688

9.    DEBT

        On November 10, 2005, TD Group closed on a $200 million loan facility (the "TD Group Loan Facility"). The TD Group Loan Facility matures on November 10, 2011. The principal amount of the indebtedness outstanding under the TD Group Loan Facility is not amortized and, therefore, the entire balance thereof is payable on maturity on November 10, 2011, subject to certain required prepayment requirements. On November 10, 2005, TD Group used the net proceeds from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, among other things, to prepay the entire outstanding principal amount and all accrued and unpaid interest on the senior unsecured promissory notes totaling approximately $262.7 million (see Note 11).

        The interest rates per annum applicable to the loans under the TD Group Loan Facility are equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for three-month periods as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which TD Group's lenders are subject. Prior to the earlier to occur of an underwritten public offering of TD Group's common stock and November 10, 2006 (the earlier to occur being referred to as the "Trigger Date"), the applicable margin percentage is a percentage per annum equal to 5%. For any day on or after the Trigger Date and prior to the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 5.5%, and for any day on or after the date that is one year from the Trigger Date, the applicable margin percentage is a percentage per annum equal to 6%. The interest rate on the TD Group Loan Facility at December 31, 2005 was 9.3%

        The TD Group Loan Facility is subject to mandatory prepayment upon the occurrence of a Change in Control (as defined in the TD Group Loan Facility) and, subject to certain exceptions, in connection with certain asset sales. The TD Group Loan Facility is unsecured and is not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc. The agreement also contains a number of restrictive covenants restricting or limiting the ability of TD Group and its subsidiaries to, among other things, incur or guarantee additional debt, incur liens, issue preferred stock of restricted subsidiaries, pay dividends or make other distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from restricted subsidiaries, engage in transactions with affiliates, sell or otherwise dispose of assets and merge into or consolidate with another entity. TD Group is in compliance with all of the covenants contained in the TD Group Loan Facility.

        In connection with closing of the TD Group Loan Facility, on November 10, 2005, TransDigm Inc. entered into an amendment to that certain amended and restated credit agreement (the "Amended and Restated Senior Credit Agreement"), dated as of April 1, 2004 (the "Amendment"). The Amendment, among other things, authorizes TransDigm Holdings, so long as certain conditions are satisfied, to (i) make Bonus and Dividend Payments (as defined therein) and (ii) pay dividends to TD Group so long as the proceeds of such dividends are used, directly or indirectly, to pay interest in respect of the indebtedness outstanding under the TD Group Loan Facility. In addition, the Amendment authorizes TransDigm Inc. to make distributions to TransDigm Holdings to enable TransDigm Holdings to make such dividend payments to TD Group.

10.    RETIREMENT PLANS

        Defined Benefit Pension Plans—The Company has two non-contributory defined benefit pension plans, which together cover certain union employees. The plans provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations. The plans' assets consist primarily of guaranteed investment contracts with an insurance company. The components of net periodic benefit cost are as follows (in thousands):

	Thirteen Weeks Ended
	December 31, 2005	January 1, 2005
Service cost	$23	$21
Interest cost	107	96
Expected return on plan assets	(65)	(67)
Net amortization and deferral	6	8

	$71	$58

        Deferred Compensation Plans—Certain management personnel of the Company participated in one or both of two deferred compensation plans of TD Group that were established in connection with the Merger. On November 10, 2005 and December 16, 2005, the Board of Directors of TD Group approved the termination of these deferred compensation plans. TD Group adopted the TD Holding Corporation 2005 New Management Deferred Compensation Plan (the "New Management Deferred Compensation Plan") in December 2005 in connection with certain new requirements under Section 409A of the Internal Revenue Code of 1986, as amended. The New Management Deferred Compensation Plan is for the benefit of certain management personnel of the Company who were granted new management options under the TD Group stock option plan. The New Management Deferred Compensation Plan provides that a participant's deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). On December 16, 2005, TD Group's Board of Directors approved contributions of $6.2 million, in the aggregate, to participant account balances under the New Management Deferred Compensation Plan. The cost of the plans totaled $(3.0) million and $1.4 million for the thirteen week periods ended December 31, 2005 and January 1, 2005, respectively. The amount recognized during the period ended December 31, 2005 includes a reversal of previously recorded charges of $3.8 million resulting from the termination of the two deferred compensation plans of TD Group discussed above. The obligations under the New Management Deferred Compensation Plan represent obligations of TD Group and are not guaranteed by TransDigm Holdings or any of its subsidiaries.

11.    DIVIDEND AND BONUS PAYMENTS

        On November 10, 2005, in connection with the closing of the TD Group Loan Facility (see Note 9), TransDigm Inc. paid a cash dividend to TransDigm Holdings and made certain bonus payments to certain members of TransDigm's management. The aggregate amount of the cash dividend and bonus payments made by TransDigm Inc. was approximately $104 million. TransDigm Holdings used all of the proceeds received by it from the payment of the cash dividend from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings to, (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes that were issued by it in connection with the Merger in July 2003, with all such payments totaling approximately $262.7 million, (ii) make a distribution to participants under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan (the "Rollover Deferred Compensation Plan") of their vested deferred compensation account balances, with all such distributions totaling approximately $23.0 million, and (iii) make a distribution to participants under the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan (the "Management Deferred Compensation Plan") of their vested and a portion of their unvested deferred compensation account balances, with all such distributions totaling approximately $3.0 million. In connection with the distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, the Board of Directors of TD Group approved the termination of the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, with such terminations becoming effective on November 10, 2005 and December 16, 2005, respectively.

        The approximately $6.2 million in aggregate bonuses were allocated to each employee receiving a bonus based on the aggregate number of shares of the Company's common stock underlying rollover options and new management options granted to all employees receiving a bonus.

12.    EARNINGS PER SHARE CALCULATION

        The following table sets forth the computation of basic and diluted earnings per share:

	Thirteen Weeks Ended
	December 31, 2005	January 1, 2005
	(in thousands, except per share data)
Basic Earnings Per Share Calculation:
Net income	$8,984	$6,367

Weighted-average shares outstanding	295.5	295.5

Basic earnings per share	$30.41	$21.55

Diluted Earnings Per Share Calculation:
Net income	$8,984	$6,367

Weighted-average shares outstanding	295.5	295.5
Effect of dilutive options outstanding	16.4	14.3

Total weighted-average shares outstanding	311.9	309.8

Diluted earnings per share	$28.81	$20.55

        The following table sets forth the computation of pro forma basic and diluted earnings per share after giving effect to the intended 149.60 for 1.00 stock split:

Thirteen Weeks Ended
December 31, 2005
(in thousands, except per share data)
Basic Earnings Per Share Calculation:
Net income	$8,984

Weighted-average shares outstanding	44,202

Basic earnings per share	$0.20

Diluted Earnings Per Share Calculation:
Net income	$8,984

Weighted-average shares outstanding	44,202
Effect of dilutive options outstanding	2,455

Total weighted-average shares outstanding	46,657

Diluted earnings per share	$0.19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
TransDigm Group Incorporated

        We have audited the accompanying consolidated balance sheet of TransDigm Group Incorporated and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the two years in the period ended September 30, 2005. Our audits also included the financial statement schedule for the years ended September 30, 2005 and 2004 included at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransDigm Group Incorporated and subsidiaries at September 30, 2005 and September 30, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended September 30, 2005 and 2004, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP
Cleveland, Ohio
November 22, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
TransDigm Group Incorporated (formerly, TD Holding Corporation)

        We have audited the accompanying consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TransDigm Group Incorporated (formerly, TD Holding Corporation) and subsidiaries (the "Successor" and, together with its predecessor, TransDigm Holding Company, the "Company") for the period from July 8, 2003 (date of formation) through September 30, 2003. Our audit also included the financial statement schedule for the period from July 8, 2003 (date of formation) through September 30, 2003 listed in Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Successor for the period from July 8, 2003 (date of formation) through September 30, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements for the period ended September 30, 2003 taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 3 to the consolidated financial statements, effective July 23, 2003, the Company adopted a new method of accounting for stock options that had not been utilized by its predecessor, TransDigm Holding Company, prior to its merger with TD Acquisition Corporation, a subsidiary of TransDigm Group Incorporated.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
April 1, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
TransDigm Holding Company

        We have audited the accompanying consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TransDigm Holding Company and subsidiaries (the "Predecessor" and, together with its successor, TransDigm Group Incorporated, formerly TD Holding Corporation, the "Company") for the period from October 1, 2002 through July 22, 2003 (date of merger with TransDigm Group Incorporated through TD Acquisition Corporation). Our audit also included the financial statement schedule for the period from October 1, 2002 through July 22, 2003 listed in Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the period from October 1, 2002 through July 22, 2003 (date of merger with TransDigm Group Incorporated through TD Acquisition Corporation) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements for the period ended July 22, 2003 taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
December 19, 2003

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND 2004

	Successor
	2005	2004
	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,221	$48,498
Marketable securities	—	50,601
Trade accounts receivable—Net	63,554	44,489
Inventories	76,077	64,385
Deferred income taxes	12,746	10,355
Prepaid expenses and other	1,748	1,851

Total current assets	258,346	220,179
PROPERTY, PLANT AND EQUIPMENT—Net	63,624	60,817
GOODWILL	855,684	812,460
TRADEMARKS AND TRADE NAMES	125,497	125,497
OTHER INTANGIBLE ASSETS—Net	104,454	103,101
DEBT ISSUE COSTS—Net	19,340	23,148
OTHER	803	710

TOTAL ASSETS	$1,427,748	$1,345,912

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$2,943	$4,431
Accounts payable	16,419	11,468
Accrued liabilities	120,425	24,895

Total current liabilities	139,787	40,794
LONG-TERM DEBT—Less current portion	886,903	889,845
DEFERRED INCOME TAXES	64,950	60,672
OTHER NON-CURRENT LIABILITIES	3,001	57,189

Total liabilities	1,094,641	1,048,500

STOCKHOLDERS EQUITY:
Common stock—$.01 par value; authorized 1,500,000 shares; issued 295,465 at September 30, 2005 and 2004, respectively	3	3
Preferred stock—$.01 par value; authorized 1,000,000 shares; issued 0 at September 30, 2005 and 2004, respectively	—	—
Additional paid-in capital	290,890	289,828
Retained earnings	42,550	7,863
Accumulated other comprehensive loss	(336)	(282)

Total stockholders equity	333,107	297,412

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$1,427,748	$1,345,912

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor
				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(Amounts in thousands, except per share data)
NET SALES	$374,253	$300,703	$52,083	$241,185
COST OF SALES (Including inventory purchase accounting charges of $1,493, $18,471, $12,038 and $855 for the periods ended September 30, 2005, September 30, 2004, September 30, 2003 and July 22, 2003, respectively)	189,983	164,198	40,399	126,516

GROSS PROFIT	184,270	136,505	11,684	114,669
OPERATING EXPENSES:
Selling and administrative	38,943	31,201	5,205	20,167
Amortization of intangibles	7,747	10,325	1,975	945
Merger expenses	—	—	—	176,003

Total operating expenses	46,690	41,526	7,180	197,115

INCOME (LOSS) FROM OPERATIONS	137,580	94,979	4,504	(82,446)
INTEREST EXPENSE—Net	80,266	74,675	14,233	28,224

INCOME (LOSS) BEFORE INCOME TAXES	57,314	20,304	(9,729)	(110,670)
INCOME TAX PROVISION (BENEFIT)	22,627	6,682	(3,970)	(40,701)

NET INCOME (LOSS)	$34,687	$13,622	$(5,759)	$(69,969)

Net earnings (loss) per share:
Basic earnings (loss) per share	$117.40	$46.11	$(19.76)	$(606.38)
Diluted earnings (loss) per share	$111.49	$44.01	$(19.76)	$(606.38)
Pro forma net earnings per share:
Basic earnings per share	$0.78
Diluted earnings per share	$0.75

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY)

Predecessor for the period from October 1, 2002 through July 22, 2003

	Common Stock	Additional Paid-In Capital	Warrant	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	(Amounts in thousands)
BALANCE—October 1, 2002	$1	$102,079	$1,934	$(180,506)	$(664)	$(77,156)
Comprehensive loss:
Net loss	—	—	—	(69,969)	—	(69,969)
Other comprehensive loss	—	—	—	—	(173)	(173)

Comprehensive loss						(70,142)
Cumulative redeemable preferred stock:
Dividends accrued	—	—	—	(2,443)	—	(2,443)
Accretion for original issuance discount	—	—	—	(226)	—	(226)
Adjustment of redeemable common stock	—	—	—	(2,743)	—	(2,743)
Elimination of historical stockholders deficiency in connection with the Merger	(1)	(102,079)	(1,934)	255,887	837	152,710
Equity contribution from TD Group:
Cash investment	—	471,300	—	—	—	471,300
Rollover equity investment	—	35,698	—	—	—	35,698

BALANCE—July 22, 2003	$—	$506,998	$—	$—	$—	$506,998

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY)

Successor for the years ended September 30, 2005 and 2004 and the period from July 8, 2003 (Date of Formation) through September 30, 2003

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	(Amounts in thousands)
BALANCE—July 8, 2003 (Date of Formation)	$—	$—	$—	$—	$—
Equity contributions:
Cash investment	3	271,300	—	—	271,303
Rollover equity investment	—	17,937	—	—	17,937
Compensation expense recognized for employee stock options	—	104	—	—	104
Comprehensive loss:
Net loss	—	—	(5,759)	—	(5,759)
Other comprehensive loss	—	—	—	(103)	(103)

Comprehensive loss					(5,862)
Proceeds from exercise of stock options	—	69	—	—	69

BALANCE—September 30, 2003	3	289,410	(5,759)	(103)	283,551
Compensation expense recognized for employee stock options	—	633	—	—	633
Comprehensive income:
Net income	—	—	13,622	—	13,622
Other comprehensive loss	—	—	—	(179)	(179)

Comprehensive income					13,443
Purchase of common stock	—	(239)	—	—	(239)
Proceeds from exercise of stock options	—	24	—	—	24

BALANCE—September 30, 2004	3	289,828	7,863	(282)	297,412
Compensation expense recognized for employee stock options	—	1,062	—	—	1,062
Comprehensive income:
Net income	—	—	34,687	—	34,687
Other comprehensive loss	—	—	—	(54)	(54)

Comprehensive income					34,633

BALANCE—September 30, 2005	$3	$290,890	$42,550	$(336)	$333,107

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor
				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$34,687	$13,622	$(5,759)	$(69,969)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Inventory purchase accounting charge	1,493	18,471	12,038	855
Depreciation	9,209	7,978	1,358	5,410
Amortization of intangibles	7,747	10,325	1,975	945
Amortization/write-off of debt issue costs and note premium	3,808	3,791	672	9,829
Interest accrued on Senior Unsecured Promissory Notes	28,806	25,734	4,666	—
Non-cash stock option and deferred compensation costs	6,848	6,169	1,033	35,698
Deferred income taxes	693	2,706	(4,255)	(20,393)
Loss on repayment of senior subordinated notes	—	—	—	16,595
Interest deferral on TransDigm Holdings PIK Notes	—	—	—	1,546
Changes in assets and liabilities, net of effects from Merger and acquisitions of businesses:
Trade accounts receivable	(15,576)	(5,134)	(658)	3,099
Inventories	(4,566)	(2,157)	1,603	(4,387)
Income taxes receivable and other assets	(1,534)	36,583	1,917	(42,448)
Accounts payable	4,031	(499)	(1,166)	(267)
Accrued and other liabilities	5,049	(6,450)	3,428	29,303

Net cash provided by (used in) operating activities	80,695	111,139	16,852	(34,184)

INVESTING ACTIVITIES:
Merger with TransDigm Holdings (net of cash balances existing at the date of the Merger)	—	—	(469,339)	—
Capital expenditures	(7,960)	(5,416)	(968)	(4,241)
Acquisition of businesses	(63,171)	(21,531)	988	(53,026)
Purchase of marketable securities	(65,374)	(94,675)	—	—
Sales and maturity of marketable securities	115,975	44,003	—	—

Net cash (used in) provided by investing activities	(20,530)	(77,619)	(469,319)	(57,267)

FINANCING ACTIVITIES:
Borrowings under credit facility—net of fees	—	—	—	306,744
Proceeds from senior subordinated notes—net of fees	—	—	—	386,973
Proceeds from issuance of Senior Unsecured Promissory Notes	—	—	199,997	—
Proceeds from issuance of common stock and exercise of stock options	—	24	271,372	471,300
Repayment of amounts borrowed under credit facility	(2,942)	(2,209)	—	(200,793)
Payment of license obligation	(1,500)	(1,500)	—	(2,600)
Repayment/defeasance of senior subordinated notes, including premium	—	—	—	(216,595)
Repayment of TransDigm Holdings PIK Notes	—	—	—	(32,802)
Redemption of preferred stock and warrant	—	—	—	(28,003)
Purchase of common stock	—	(239)	—	(599,725)
Payment of Merger costs incurred by stockholders of TD Group	—	—	—	(2,049)

Net cash (used in) provided by financing activities	(4,442)	(3,924)	471,369	82,450

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	55,723	29,596	18,902	(9,001)
CASH AND CASH EQUIVALENTS—Beginning of period	48,498	18,902	—	49,206

CASH AND CASH EQUIVALENTS—End of period	$104,221	$48,498	$18,902	$40,205

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$45,995	$45,535	$1,175	$31,998

Net cash paid (received) during the period for income taxes	$19,232	$(32,933)	$(23)	$16,771

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF THE BUSINESS AND MERGER

        Description of the Business—On January 19, 2006, TD Holding Corporation changed its legal name to TransDigm Group Incorporated ("TD Group"). This change was effected to ensure that investors recognize that TD Group is the ultimate owner of the TransDigm group of operating companies, as the TransDigm name is recognized in the industry in which TD Group's subsidiaries operate. TD Group through its wholly-owned subsidiary, TransDigm Holding Company ("TransDigm Holdings"), and TransDigm Holdings' wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. TransDigm Inc., which includes the AeroControlex and Adel Wiggins Groups, along with its wholly-owned operating subsidiaries, MarathonNorco Aerospace, Inc. ("Marathon"), Adams Rite Aerospace, Inc., Champion Aerospace Inc., Avionic Instruments, Inc. and Skurka Aerospace Inc., offers a broad line of proprietary aerospace components. Major product offerings include ignition systems and components, gear pumps, mechanical/electromechanical controls and actuators, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches, cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

        TD Group was incorporated on July 8, 2003 by outside investors to acquire control of TransDigm Holdings through the Merger described below and had limited operations prior to the Merger. TD Group has no material assets or operations other than its 100% ownership of TransDigm Holdings, which in turn has no material assets or operations other than its 100% ownership of TransDigm Inc. TD Group and all of its subsidiaries are collectively referred to herein as the "Successor." TransDigm Holdings prior to the Merger on July 22, 2003 is referred to as the "Predecessor." The Successor and the Predecessor are collectively referred to as the "Company." The Predecessor financial statements represent the financial statements of TransDigm Holdings prior to the Merger. As a result of purchase accounting for the Merger described below, the Predecessor balances and amounts presented in these consolidated financial statements and footnotes may not be comparable to the Successor balances and amounts.

        Initial Public Offering and Unaudited Pro Forma Earnings Per Common Share—In connection with the initial public offering, TD Group intends to effect a 149.60 for 1.00 stock split and, in connection therewith, TD Group will amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares of TD Group's common stock and preferred stock. The accompanying consolidated financial statements and notes to the consolidated financial statements do not reflect the effect of the 149.60 for 1.00 stock split.

        The pro forma earnings per share for the fiscal year ended September 30, 2005 give effect to the 149.60 for 1.00 stock split.

        Merger—On July 22, 2003, TD Group received $471.3 million of initial funding from Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") and certain other investors in the form of $271.3 million of cash equity contributions and approximately $200 million of borrowings under senior unsecured promissory notes. All of these funds were used to capitalize a newly formed, wholly-owned subsidiary of TD Group, TD Acquisition Corporation ("TD Acquisition"), that was merged with and into TransDigm Holdings, with TransDigm Holdings continuing as the surviving corporation and a wholly-owned subsidiary of TD Group (the "Merger"). The cash merger consideration of approximately $759.7 million paid to TransDigm Holdings' former common and preferred stockholders, holders of in-the-money stock options and the holder of a warrant to purchase TransDigm Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the former equity holders of TransDigm Holdings and excluding the $35.7 million fair value of stock options rolled over in connection with the Merger), acquisition fees and expenses of approximately $34.7 million and the repayment of substantially all of TransDigm Inc.'s then existing long-term indebtedness was financed through: (1) the investment of $471.3 million in TD Group which was contributed as equity to TD Acquisition which then contributed such proceeds as equity to TD Funding Corporation, a wholly-owned subsidiary of TD Acquisition, which merged with and into TransDigm Inc. in connection with the Merger, with TransDigm Inc. continuing as the surviving corporation and a wholly-owned subsidiary of TransDigm Holdings; (2) $295.0 million of borrowings by TransDigm Inc. under a secured term loan facility; (3) $400.0 million of gross proceeds from the issuance by TransDigm Inc. of 8 3/8% Senior Subordinated Notes due 2011; and (4) the use of TransDigm Inc.'s existing cash balances. Following the Merger, Warburg Pincus, through its direct and indirect ownership, owns a majority of the outstanding common stock of TD Group. The 8 3/8% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by TransDigm Holdings and all of TransDigm Inc.'s existing domestic subsidiaries.

        The Merger was accounted for as a purchase and fair value adjustments to the Company's assets and liabilities were recorded as of the date of the Merger. The purchase price paid by TD Group under the terms of the merger agreement was determined in a competitive bidding process. The excess of the purchase price over the fair value of the identifiable net assets resulted in the recognition of $800.0 million of goodwill; $673.4 million of which will not be deductible for income tax purposes. TransDigm Holdings consolidated cash flows and results of operations have been included in the accompanying consolidated financial statements of the Successor since the date of the Merger.

        The following table summarizes the fair values assigned to the Company's assets and liabilities in connection with the Merger (in thousands):

Assets:
Current assets	$218,861
Property, plant and equipment	60,732
Goodwill	799,983
Other intangible assets	238,516
Other assets	27,732

Total assets	1,345,824

Liabilities:
Current liabilities	82,100
Long-term debt	692,788
Deferred income taxes	60,472
Other liabilities	3,466

Total liabilities	838,826

TD Group investment in TransDigm Holdings	$506,998

        TD Group's investment in TransDigm Holdings is comprised of TD Group's cash equity contribution of $471.3 million plus the $35.7 million fair value of TransDigm Holdings' stock options rolled over into interests in certain deferred compensation plans of TD Group (see Note 11) and stock options of TD Group (see Note 15) in connection with the Merger. The $469.3 million of cash disbursed by TD Group in connection with the Merger, as reported in the accompanying consolidated statement of cash flows for the period ended September 30, 2003, is comprised of TD Group's $471.3 million cash equity contribution and $38.2 million of expenditures relating to the Merger made subsequent to July 22, 2003 less $40.2 million of cash balances of TransDigm Holdings and its subsidiaries acquired in connection with the Merger.

        The following table summarizes the unaudited, consolidated pro forma results of operations of the Company, as if the Merger and the Norco Acquisition (see Note 2) had occurred on the first day of the period presented (in thousands):

October 1, 2002 Through July 22, 2003
Net sales	$248,685
Operating loss	(125,948)
Net loss	(106,800)

        These pro forma results of operations include the effects of: (i) inventory purchase accounting adjustments that were charged to cost of sales in the year following the transactions as the inventory on hand as of the date of the transactions was sold; (ii) additional amortization expense that was recognized from the identifiable intangible assets recorded in accounting for the transactions; (iii) additional depreciation expense resulting from the write-up of the carrying value of property, plant and equipment to fair value in accounting for the transactions; (iv) additional compensation expense that resulted from the new stock option plan (see Note 15) and the deferred compensation plans of TD Group established in conjunction with the Merger (see Note 11) that cover certain management personnel of the Company; and (v) additional interest expense that resulted from the Company's increased indebtedness resulting from the transactions. This pro forma information is not necessarily indicative of the results that actually would have been obtained if the transactions had occurred as of the beginning of the periods presented and is not intended to be a projection of future results.

        The Company's results of operations for the period ended July 22, 2003 included a one-time charge of $176.0 million ($111.8 million after tax) that was recorded as a result of the Merger and consisted primarily of the following (in thousands):

Predecessor
Compensation costs recognized for stock options redeemed and rolled over in connection with the Merger	$137,538
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16,595
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9,459
Investment banker fees	8,220
Other fees and expenses	4,191

Total Merger charge	$176,003

2.    ACQUISITIONS

        Eaton—On June 30, 2005, TransDigm Inc., through its wholly-owned subsidiary Skurka Aerospace Inc. ("Skurka"), acquired an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The acquired Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The proprietary products, market position, and aftermarket content of the acquired business fit well with TransDigm Inc.'s overall business direction. The acquired business will be consolidated into Skurka's existing aerospace motor business in Camarillo, California. The purchase price consideration of $9.6 million in cash was funded through the use of TransDigm Inc.'s existing cash balances. The Company expects that the goodwill of $4.8 million recognized in accounting for this acquisition will be deductible for income tax purposes.

        Fluid Regulators—On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation ("FRC") from Esterline Technologies Corporation, for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. FRC designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. FRC's product characteristics and market position fit well with TransDigm Inc.'s overall direction. In addition, in an attempt to reduce the combined operating costs of FRC and the AeroControlex division of TransDigm Inc., FRC was merged into TransDigm Inc. on September 30, 2005. The purchase price consideration of $23.5 million in cash was funded through the use of the Company's existing cash balances. The Company expects that the goodwill of $15.7 million recognized in accounting for this acquisition will not be deductible for income tax purposes.

        Skurka—On December 31, 2004, Skurka acquired certain assets and assumed certain liabilities of Skurka Engineering Company ("Skurka Engineering") for $30.7 million in cash. Skurka Engineering designs and manufactures engineered aerospace components, primarily AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. Skurka Engineering's product characteristics and market position fit well with TransDigm Inc.'s overall direction. The purchase price consideration of $30.7 million in cash was funded through the use of the Company's existing cash balances. The Company expects substantially all of the goodwill of $20.7 million recognized in accounting for this acquisition to be deductible for income tax purposes.

        The Company accounted for the acquisition of the assets of Skurka Engineering, the stock of FRC and the motor product line (collectively, the "Acquisitions") as a purchase and included the results of operations of the acquired businesses in its consolidated financial statements from the effective date of the applicable acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets; thus, the values attributed to acquired assets in the consolidated financial statements are subject to adjustment. Pro forma net sales and results of operations for the Acquisitions, had the Acquisitions occurred at the beginning of the year ended September 30, 2005, are not significant and, accordingly, are not provided.

        Avionic Instruments—On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic Instruments, Inc. ("Avionic Instruments") and DAC Realty Corp. ("DAC") for approximately $20.9 million in cash, net of a purchase price adjustment of $0.6 million, net of fees, received in April 2005. Avionic Instruments designs and manufactures specialized power conversion devices for a wide range of aerospace applications. These products are used on most commercial and regional transports as well as many corporate and military aircraft. DAC is a realty company that holds title to the real property used in connection with the operation of the business of Avionic Instruments. Avionic Instruments' proprietary products, market position and aftermarket content fit well with TransDigm Inc.'s overall direction. In addition, the acquisition significantly enhances the Company's existing market position in aerospace power conversion devices.

        The purchase price consideration of $20.9 million in cash was funded through the use of the Company's existing cash balances. Goodwill of $13.1 million recognized in accounting for this acquisition will not be deductible for income taxes. The Company accounted for the acquisition as a purchase and has included the results of operations of the acquired company in its consolidated financial statements from the effective date of the acquisition.

        Pro forma net sales and results of operations for this acquisition, had the acquisition occurred at the beginning of the year ended September 30, 2004, are not significant and, accordingly, are not provided.

        Norco—On February 24, 2003, Marathon acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation for $51.0 million in cash (the "Norco Acquisition"). In addition, the Company was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the purchase agreement and, during August 2003, a $1.1 million purchase price adjustment was received by Marathon from TransTechnology Corporation (excluding related fees and expenses of $0.1 million) based on a final determination of working capital as of the closing of the Norco Acquisition.

        Norco is a leading aerospace component manufacturer of proprietary engine hold open mechanisms and specialty connecting devices. Norco's proprietary aerospace components, significant aftermarket sales and large share of niche markets are consistent with TransDigm Inc.'s overall direction. In addition, as a result of the Norco Acquisition, Marathon reduced the combined operating costs through the relocation of the Norco manufacturing process into its existing Waco, Texas facility. During the fourth quarter of the twelve-month period ended September 30, 2003, the Company relocated Norco's manufacturing operations from Norco's former facility in Connecticut to Marathon's Waco, Texas facility. In connection with this relocation, Norco's lease at its Connecticut facility was cancelled.

        The initial purchase price consideration of $51.0 million in cash, $1.0 million of asset transfer tax payments and $1.0 million of costs associated with the Norco Acquisition were funded through the use of $28.2 million of the Company's existing cash balances and $24.8 million (net of fees of $0.2 million) of borrowings under TransDigm Inc.'s previous senior secured credit facility (the "Old Credit Facility"). All amounts outstanding under the Old Credit Facility were repaid in connection with the consummation of the Merger (see Note 1).

        The Company accounted for the Norco Acquisition as a purchase and included the results of operations of the acquired business in its consolidated financial statements from the effective date of the acquisition. Substantially all of the goodwill recognized in accounting for the Norco Acquisition is deductible for income tax purposes.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed in connection with the Norco Acquisition (in thousands):

Predecessor
Current assets	$8,487
Property, plant and equipment	834
Goodwill	27,981
Other intangible assets	17,137

Total assets acquired	54,439
Total liabilities assumed—current liabilities	2,401

Net assets acquired	$52,038

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Consolidation—The accompanying consolidated financial statements include the accounts of TD Group and its subsidiaries and, prior to the Merger, the accounts of TransDigm Holdings and its subsidiaries (Predecessor). All significant intercompany balances and transactions have been eliminated.

        Since the date of the Merger (see Note 1), the accompanying consolidated financial statements include fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment and the subsequent impact on cost of sales, amortization and depreciation expenses.

        Revenue Recognition and Related Allowances—The Company recognizes substantially all revenue based upon shipment of products to the customer, at which time title and risk of loss passes to the customer. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Shipping and handling costs are included in cost of goods sold. Provisions for estimated returns, uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. Due to uncertainties in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

        Research and Development Costs—The Company expenses research and development costs as incurred and records these costs in operating expenses—selling and administration. The cost recognized for research and development costs for the years ended September 30, 2005 and September 30, 2004, and the periods ended September 30, 2003 and July 22, 2003 (Predecessor) was approximately $2.5 million, $2.2 million, $0.3 million and $1.5 million, respectively.

        Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

        Marketable Securities—Marketable securities consist of U.S. Treasury Notes, U.S. Government Agency mortgage-backed obligations, corporate bonds and asset backed securities. The Company accounts for its marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which requires that marketable debt and equity securities be adjusted to market value at the end of each accounting period, except in the case of debt securities which a holder has the positive intent and ability to hold to maturity, in which case the debt securities are carried at cost. For marketable debt and equity securities carried at market value, unrealized market value gains and losses are charged or credited to a separate component of stockholders equity ("accumulated other comprehensive loss").

        The Company determines the proper classification of its marketable debt and equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At September 30, 2004, all marketable securities were designated as available for sale. Accordingly, these securities were stated at market value at September 30, 2004, with unrealized gains and losses reported in accumulated other comprehensive loss. All marketable securities were sold during fiscal 2005. Realized gains and losses on sale of securities, as determined on a specific identification basis, were included in net income.

        Allowance for Uncollectible Accounts—The Company reserves for amounts determined to be uncollectible based on specific identification and historical experience. The allowance also incorporates a provision for the estimated impact of disputes with customers. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate or improve, the allowance for doubtful accounts could increase or decrease.

        Inventories—Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Provision for potentially obsolete or slow-moving inventory is made based on management's analysis of inventory levels and future sales forecasts. In accordance with industry practice, all inventories are classified as current assets even though a portion of the inventories may not be sold within one year.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives: land improvements from 10 to 20 years, buildings and improvements from 10 to 30 years, machinery and equipment from 3 to 10 years and furniture and fixtures from 3 to 10 years.

        The Company assesses the potential impairment of its property by determining whether the carrying value of the property can be recovered through projected, undiscounted cash flows from future operations over the property's remaining estimated useful life. Any impairment recognized is the amount by which the carrying amount exceeds the fair value of the asset.

        Debt Issue Costs, Premiums and Discounts—The cost of obtaining financing as well as premiums and discounts are amortized using the interest method over the terms of the respective obligations/securities.

        Intangible Assets—Intangible assets consist of identifiable intangibles acquired or recognized in accounting for the Merger and other acquisitions (trademarks, trade names, a license agreement, patented and unpatented technology, trade secrets and order backlog) and goodwill. Goodwill and certain other intangible assets that have indefinite useful lives are not amortized. Instead, they are tested for impairment at least annually. A two-step impairment test is used to identify potential goodwill impairment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit (as defined) with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit. The impairment test for indefinite lived intangible assets consists of a comparison between their fair values and carrying values. If the carrying amounts of intangible assets that have indefinite useful lives exceed their fair values, an impairment loss will be recognized in an amount equal to the sum of any such excesses. The Company's annual impairment test of goodwill and intangible assets that have indefinite useful lives is performed as of its fiscal year end.

        The Company assesses the recoverability of its amortizable intangible assets by determining whether the amortization over their remaining lives can be recovered through projected, undiscounted, cash flows from future operations.

        Stock Option and Deferred Compensation Plans—Prior to the Merger, the Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and related interpretations in accounting for its stock option plans. No compensation cost was recognized for TransDigm Holdings' stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date. In connection with the Merger, TransDigm Holdings' outstanding stock options were either cancelled in return for cash consideration or exchanged for a combination of stock options of TD Group and interests in certain deferred compensation plans of TD Group.

        Effective with the consummation of the Merger and the issuance of the TD Group stock options described above, the Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of compensation expense under a stock option plan to be based on the estimated fair values of the awards under the plan on the grant dates and amortizes the expense over the options' vesting periods. In addition, the Company accounts for the cost of the deferred compensation plans in accordance with Opinion No. 12 of the Accounting Principles Board, which requires the cost of deferred compensation arrangements to be accrued over the service period of the related employees in a systematic and rational manner.

        Earnings Per Share—The Company is required to report both basic earnings per share ("EPS"), based upon the weighted average number of common shares outstanding, and diluted EPS, based on the basic EPS adjusted for all potentially dilutive shares issuable. The calculation of EPS is disclosed in Note 13.

        Income Taxes—The Company accounts for income taxes using an asset and liability approach. Deferred taxes are recorded for the difference between the book and tax basis of various assets and liabilities. A valuation allowance is provided when it is more likely than not that some or all of a deferred tax asset will not be realized.

        Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Comprehensive Income (Loss)—The term "comprehensive income (loss)" represents the change in stockholders equity/(deficiency) from transactions and other events and circumstances resulting from non-shareholder sources. The Company's accumulated other comprehensive loss, consisting principally of its minimum pension liability adjustment, is reported separately in the accompanying consolidated statements of changes in stockholders equity/(deficiency), net of taxes of $0.2 million, $0.1 million, $0.1 million, and $0.1 million for the years ended September 30, 2005 and September 30, 2004, the period from July 23, 2003 through September 30, 2003, and the period from October 1, 2002 through July 22, 2003 (Predecessor), respectively.

        Segment Reporting—In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," management evaluates the Company as one reporting segment in the aerospace industry. The Company is engaged in the design, manufacture and sale of engineered aircraft components through its wholly owned subsidiaries. The Company's product offerings consist primarily of highly engineered electro/mechanical components used in aerospace and defense applications. Substantially all of the Company's operations and assets are located within the United States.

        Reclassifications—Certain reclassifications have been made to the accompanying consolidated financial statements and footnote disclosures for fiscal year 2004 and the periods ended July 22, 2003 and September 30, 2003 to conform to the classifications used for the year ended September 30, 2005.

4.    MARKETABLE SECURITIES

        There were no marketable securities at September 30, 2005. At September 30, 2004 marketable securities consisted of the following (in thousands):

		Gross Unrealized
	Cost	Gains	Losses	Fair Value
Debt securities:
U.S. Treasury Notes	$19,212	$15	$13	$19,214
U.S. Government Agency mortgage-backed securities	11,055	13	20	11,048
Corporate bonds	8,689	3	71	8,621
Asset backed securities	11,715	24	21	11,718

Total	$50,671	$55	$125	$50,601

        Proceeds from the sale/maturity of marketable securities were $116.0 and $44.0 million during the years ended September 30, 2005 and September 30, 2004, respectively. Gross realized losses for the years ended September 30, 2005 and September 30, 2004 were $0.8 million and $0.1 million, respectively. The Company had no realized gains or losses from the sale/maturity of marketable securities during the periods ended July 22, 2003 (Predecessor) and September 30, 2003.

5.    SALES AND TRADE ACCOUNTS RECEIVABLE

        Sales—The Company's sales and receivables are concentrated in the aerospace industry. The Company's customers include distributors of aftermarket components, as well as commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine original equipment manufacturers.

        For the year ended September 30, 2005, three customers accounted for approximately 11%, 10% and 9% of the Company's net sales, respectively. For the year ended September 30, 2004, three customers accounted for approximately 13%, 12% and 9% of the Company's net sales, respectively. For the period ended September 30, 2003, one customer accounted for approximately 13% and two customers each accounted for approximately 8% of the Company's net sales. For the period ended July 22, 2003, three customers accounted for approximately 14%, 12% and 10% of the Company's net sales, respectively. Export sales to customers, primarily in Western Europe, Canada and Asia, were $81.5 million during fiscal 2005, $69.9 million during fiscal 2004, $14.0 million during the period ended September 30, 2003 and $73.8 million during the period ended July 22, 2003 (Predecessor).

        Information concerning the Company's net sales by its major product offerings is as follows for the periods indicated below (in thousands):(1)

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Ignition systems and components	$77,886	$76,872	$13,862	$56,787
Gear pumps	40,547	35,840	6,397	25,156
Mechanical/electromechanical actuators and controls	39,457	36,918	4,746	27,849
Engineered connectors	38,065	34,446	7,209	25,032
Specialized valves	31,444	16,299	2,161	13,532
Engineered latching and locking devices	29,368	26,585	5,382	48,754
NiCad batteries/chargers	25,112	23,620	4,762	18,675
Rods and locking devices	23,690	20,544	3,116	7,505
Lavatory hardware	19,049	16,334	2,410	9,738
Elastomers	17,661	10,339	2,038	8,157
Power conditioning devices	17,320	2,906	—	—
AC/DC electric motors	14,654	—	—	—

Total	$374,253	$300,703	$52,083	$241,185

(1)
The comparability of net sales of certain product offerings may vary from period to period due, in part, to the reclassification of a particular product into a different product category from the prior period.

        Trade Accounts Receivable—Trade accounts receivable consist of the following at September 30 (in thousands):

	2005	2004
Due from U.S. government or prime contractors under U.S. government programs	$7,224	$7,488
Commercial customers	57,440	37,865
Allowance for uncollectible accounts	(1,110)	(864)

Trade accounts receivable—net	$63,554	$44,489

        Approximately 34% of the Company's trade accounts receivable at September 30, 2005 was due from four customers. In addition, approximately 23% of the Company's trade accounts receivable was due from entities that principally operate outside of the United States. Credit is extended based on an evaluation of each customer's financial condition and collateral is generally not required.

6.    INVENTORIES

        Inventories consist of the following at September 30 (in thousands):

	2005	2004
Work-in-progress and finished goods	$40,234	$36,728
Raw materials and purchased component parts	42,581	34,314

Total	82,815	71,042
Reserve for excess and obsolete inventory	(6,738)	(6,657)

Inventories—net	$76,077	$64,385

7.    PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following at September 30 (in thousands):

	2005	2004
Land and improvements	$9,055	$8,886
Buildings and improvements	25,666	22,388
Machinery, equipment and other	45,283	36,459
Construction in progress	1,891	2,398

Total	81,895	70,131
Accumulated depreciation	(18,271)	(9,314)

Property, plant and equipment—net	$63,624	$60,817

8.    INTANGIBLE ASSETS

        Intangibles assets subject to amortization consisted of the following at September 30 (in thousands):

	2005
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$8,488	$82,298
License agreement	9,373	1,150	8,223
Trade secrets	11,772	1,159	10,613
Patented technology	1,498	387	1,111
Order backlog	9,245	8,807	438
Other	1,827	56	1,771

Total	$124,501	$20,047	$104,454

	2004
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$85,186	$4,363	$80,823
License agreement	9,468	625	8,843
Trade secrets	11,772	623	11,149
Patented technology	1,345	209	1,136
Order backlog	7,630	6,480	1,150

Total	$115,401	$12,300	$103,101

        The total carrying amount of identifiable intangible assets not subject to amortization consisted of trademarks and trade names in the amount of $125.5 million at September 30, 2005 and September 30, 2004. The Company performed its annual impairment test of goodwill and intangible assets that have indefinite lives as of September 30, 2005 and 2004 and determined that no impairment had occurred.

        Intangible assets acquired during the year ended September 30, 2005 were as follows (in thousands):

	Year Ended September 30, 2005
	Cost	Amortization Period
Intangible assets not subject to amortization:
Goodwill	$41,207	None
Intangible assets subject to amortization:
Unpatented technology	5,600	20 years
Order backlog	1,615	1 year
Other	1,600	7 year

	8,815	14 years

Total	$50,022

        The changes in the carrying amount of goodwill for the period October 1, 2002 through July 22, 2003, the period July 23, 2003 through September 30, 2003 and the fiscal years ended September 30, 2004 and 2005 were as follows (in thousands):

Balance as of October 1, 2002 (Predecessor)	$158,453
Goodwill acquired during the period	27,981
Other	(14)

Balance as of July 22, 2003 (Predecessor)	186,420
Additional goodwill recognized in accounting for the Merger (Note 1)	621,294

Balance as of September 30, 2003	807,714
Goodwill acquired during the year	12,477
Reduction in goodwill recognized in accounting for the Merger (Note 1)	(7,731)

Balance as of September 30, 2004	812,460
Goodwill acquired during the year (Note 2)	41,207
Other	2,017

Balance as of September 30, 2005	$855,684

        Information regarding the amortization expense of amortizable intangible assets is detailed below (in thousands):

Aggregate amortization expense:
Year ended September 30, 2005	$7,747
Year ended September 30, 2004	10,325
Period ended September 30, 2003	1,975
Period ended July 22, 2003 (Predecessor)	945
Estimated amortization expense for the years ending September 30:
2006	$6,099
2007	5,661
2008	5,661
2009	5,549
2010	5,512

9.    ACCRUED LIABILITIES

        Summary—Accrued liabilities consist of the following at September 30 (in thousands):

	2005	2004
Interest	$70,109	$7,844
Deferred compensation obligations	29,736	—
Compensation and related benefits	8,858	6,533
Income taxes payable	2,881	146
Estimated losses on uncompleted contracts	2,361	3,450
Product warranties	2,789	2,829
Sales returns and rebates	739	881
Professional services	940	1,573
Other	2,012	1,639

Total	$120,425	$24,895

        Product Warranties—The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies, ranging from 90 days to five years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. A provision for the estimated cost to repair or replace the products is recorded at the time of sale and periodically adjusted to reflect actual experience. The following table presents a reconciliation of changes in the product warranty liability for the periods indicated below (in thousands):

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Liability balance at beginning of period	$2,829	$3,070	$2,738	$2,356
Product warranty provision	1,512	1,350	758	1,455
Warranty costs incurred	(1,985)	(1,957)	(426)	(1,073)
Acquisitions	433	366	—	—

Liability balance at end of period	$2,789	$2,829	$3,070	$2,738

10.    DEBT

        Summary—The Company's long-term debt consists of the following at September 30 (in thousands):

	2005	2004
Term loans	$289,849	$292,791
8 3/8% Senior Subordinated Notes due 2011	400,000	400,000
12% Senior Unsecured Promissory Notes due 2008	199,997	199,997

Total debt	889,846	892,788
Current maturities (Note 12)	(2,943)	(2,943)

Long-term portion	$886,903	$889,845

        Revolving Credit Facility and Term Loans—In connection with the Merger (see Note 1), all of TransDigm Inc.'s borrowings (term loans) under the Old Credit Facility were repaid and a new senior secured credit facility was obtained. On April 1, 2004, TransDigm Inc.'s senior secured credit facility was amended and restated to refinance approximately $294 million of term loans then outstanding. TransDigm Inc.'s new amended and restated senior secured credit facility (the "Amended and Restated Senior Credit Facility") totals $394 million, which consists of (1) a $100 million revolving credit line (including a letter of credit sub-facility of $15 million) maturing in July 2009 and (2) a $294 million term loan facility maturing in July 2010. At September 30, 2005, TransDigm Inc. had a $0.85 million letter of credit outstanding and $99.15 million of borrowings available under the Amended and Restated Senior Credit Facility.

        The interest rates per annum applicable to loans, other than swingline loans, under the Amended and Restated Senior Credit Facility are, at TransDigm Inc.'s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods selected by TransDigm Inc., in each case, plus an applicable margin percentage. The applicable margin percentage is a percentage per annum equal to (1) 1.25% for alternate base rate term loans, (2) 2.25% for adjusted LIBO rate term loans and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage ranging from 1.75% to 2.50% (in the case of alternate base rate revolving loans) and 2.75% to 3.50% (in the case of adjusted LIBO rate revolving loans), in each case depending upon the leverage ratio of TransDigm Inc. as of the relevant date of determination. The weighted average interest rate on outstanding borrowings under the Amended and Restated Senior Credit Facility at September 30, 2005 was 5.8%.

        The Amended and Restated Senior Credit Facility is subject to mandatory prepayment with a defined percentage of net proceeds from certain asset sales, insurance proceeds or other awards that are payable in connection with the loss, destruction or condemnation of any assets, certain new debt offerings and 50% of excess cash flow (as defined in the Amended and Restated Senior Credit Facility) over a predetermined amount defined in the Amended and Restated Senior Credit Facility. The first fiscal year for which excess cash flow may be calculated is the fiscal year ending September 30, 2006.

        All obligations under the Amended and Restated Senior Credit Facility are guaranteed by TransDigm Holdings and each of the domestic subsidiaries, direct and indirect, of TransDigm Inc. The indebtedness outstanding under the Amended and Restated Senior Credit Facility is secured by a pledge of the stock of TransDigm Inc. and all of its domestic subsidiaries and a perfected lien and security interest in substantially all of the assets (tangible and intangible) of TransDigm Inc., its direct and indirect subsidiaries and TransDigm Holdings. The agreement also contains a number of restrictive covenants that, among other things, restrict TransDigm Holdings, TransDigm Inc. and their subsidiaries from various actions, including mergers and sales of assets, use of proceeds, granting of liens, incurrence of indebtedness, voluntary prepayment of indebtedness, capital expenditures, payment of dividends, repurchase of capital stock, business activities, investments and acquisitions, and transactions with affiliates. The agreement also requires TransDigm Inc. to comply with certain financial covenants pertaining to fixed charge coverage, interest coverage and leverage. TransDigm Inc. was in compliance with all financial covenants of the Amended and Restated Senior Credit Facility as of September 30, 2005. TransDigm Inc.'s scheduled term loan principal repayments are $2.94 million annually in fiscal years 2006 through 2009 and $278.08 million in fiscal year 2010.

        Senior Subordinated Notes—In connection with the Merger (see Note 1), all of TransDigm Inc.'s 10 3/8% Senior Subordinated Notes were either repaid or defeased and $400 million of new 8 3/8% Senior

Subordinated Notes due July 15, 2011 (the "Notes") were issued to assist in financing the Merger. The Notes are unsecured obligations of TransDigm Inc. ranking subordinate to TransDigm Inc.'s senior debt, as defined in the indenture governing the Notes. Interest under the Notes is payable semi-annually.

        The Notes are redeemable by TransDigm Inc. after July 15, 2006, in whole or in part, at specified redemption prices, which decline from 106.281% to 100% over the remaining term of the Notes, plus accrued and unpaid interest. Prior to July 15, 2006, TransDigm Inc. may redeem specified percentages of the Notes from the proceeds of equity offerings at a redemption price of 108.375% plus accrued and unpaid interest. If a Change in Control (as defined in the indenture governing the Notes) occurs, the holders of the Notes will have the right to demand that TransDigm Inc. redeem the Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest. The indenture governing the notes contains a number of restrictive covenants that, among other things, restrict TransDigm Inc. and its restricted subsidiaries from various actions, including incurring or guaranteeing additional debt, issuing preferred stock of restricted subsidiaries, paying dividends or making other equity distributions, purchasing or redeeming capital stock, making certain investments, entering into arrangements that restrict dividends from restricted subsidiaries, engaging in transactions with affiliates, selling or otherwise disposing of assets and merging into or consolidating with another entity.

        The Notes are fully and unconditionally guaranteed by TransDigm Holdings and all direct and indirect subsidiaries of TransDigm Inc. (other than one wholly-owned, non-guarantor subsidiary that has inconsequential assets, liabilities and equity) on a senior subordinated basis. The guarantee given by TransDigm Holdings and the direct and indirect subsidiaries of TransDigm Inc. (other than the subsidiary noted above) of the 8 3/8% Senior Subordinated Notes is subordinated to the guarantees issued by such entities in respect of TransDigm Inc.'s borrowings under the Amended and Restated Senior Credit Facility.

        The approximate $2.2 million of 10 3/8% Senior Subordinated Notes not repaid in connection with the Merger were defeased by TransDigm Inc. on July 22, 2003 by depositing sufficient cash with the trustee to enable the trustee to repay the notes on December 1, 2003, the first date on which the 10 3/8% Senior Subordinated Notes could be redeemed. Because TransDigm Inc. had not been legally released from being the primary obligor under the defeased notes as of September 30, 2003, the defeased notes were not considered extinguished by TransDigm Inc. until they were repaid in December 2003.

        Senior Unsecured Promissory Notes—In connection with the initial funding of TD Group (see Note 1), TD Group issued approximately $200 million of senior unsecured promissory notes due July 22, 2008 (the "Senior Unsecured Promissory Notes"). As discussed in Note 21, the Senior Unsecured Promissory Notes were repaid in their entirety on November 10, 2005. Interest on the Senior Unsecured Promissory Notes accrued at an annual fixed rate of 12% (compounding semi-annually) and was payable on the maturity date of the notes or the earlier prepayment thereof. The Senior Unsecured Promissory Notes were not guaranteed by TransDigm Holdings or its subsidiaries and the provisions of the Amended and Restated Senior Credit Facility and the indenture that governs the Notes restricted certain payments to TD Group from TransDigm Holdings, TransDigm Inc. and its subsidiaries.

        See Note 21 for information regarding certain indebtedness incurred by TD Group on November 10, 2005.

11.    RETIREMENT PLANS

        Defined Benefit Pension Plans—The Company has two non-contributory defined benefit pension plans, which together cover certain union employees. The plans provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations.

        The Company uses a September 30th measurement date for its defined benefit pension plans.

        Obligations and funded status for the defined benefit plans is provided below (in thousands):

	Years Ended September 30,
	2005	2004
Change in benefit obligation:
Benefit obligation, beginning of year	$6,897	$6,562
Service cost	86	78
Interest cost	395	380
Benefits paid	(391)	(372)
Actuarial losses	396	249

Benefit obligation, end of year	$7,383	$6,897

	Years Ended September 30,
	2005	2004
Change in plan assets:
Fair value of plan assets, beginning of year	$5,303	$5,080
Actual return on plan assets	220	213
Employer contribution	573	382
Benefits paid	(391)	(372)

Fair value of plan assets, end of year	$5,705	$5,303

	September 30,
	2005	2004
Funded status at September 30:
Funded status	$(1,678)	$(1,594)
Unamortized actuarial losses	818	439

Net amount recognized	$(860)	$(1,155)

	September 30,
	2005	2004
Amounts recognized in the consolidated balance sheets at September 30 consist of:
Unamortized prior service cost	$227	$—
Accrued liabilities	(480)	(572)
Other non-current liabilities (Note 12)	(1,198)	(1,022)
Accumulated other comprehensive loss	591	439

Net amount recognized	$(860)	$(1,155)

        The Company's accumulated benefit obligation for its defined benefit pension plans was $7.4 million and $6.9 million as of September 30, 2005 and 2004, respectively.

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Components of net periodic benefit cost:
Service cost	$86	$78	$14	$72
Interest cost	395	380	63	306
Expected return on plan assets	(262)	(252)	(42)	(243)
Net amortization and deferral	58	33	5	116

Net periodic pension cost	$277	$239	$40	$251

	September 30,
	2005	2004	2003
Weighted-average assumptions as of September 30:
Discount rate	5.50%	5.75%	5.75%
Expected return on plan assets	4.50%	5.00%	5.00%

        The plans' assets consist of guaranteed investment contracts with an insurance company. It is the objective of the plan sponsor to ensure that the funds of the plans are prudently invested to preserve capital and provide necessary liquidity, while maximizing earnings. The Company's expected return on plan assets is based on the return of the guaranteed investment contracts.

        Contributions:    The Company expects to contribute $0.5 million to its pension plans in fiscal 2006.

  Estimated Future Benefit Payments:

        The following pension plan benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Years Ending September 30,
2006	$436
2007	431
2008	432
2009	436
2010	430
2011–2015	2,613

        Defined Contribution Plans—The Company also sponsors certain defined contribution employee savings plans that cover substantially all of the Company's non-union employees. Under the plans, the Company contributes a percentage of employee compensation and matches a portion of employee contributions. The cost recognized for such contributions for the years ended September 30, 2005 and September 30, 2004 and the periods ended September 30, 2003 and July 22, 2003 (Predecessor) was approximately $1.8 million, $1.8 million $0.3 million, and $1.6 million, respectively.

        Deferred Compensation Plans—Prior to the termination of the deferred compensation plans discussed in Note 21, certain management personnel of the Company participated in one or both of two deferred compensation plans of TD Group that were established in connection with the Merger. Vested interests in a rollover deferred compensation plan equal to approximately $17.8 million of the $35.7 million fair value of the stock options rolled over in connection with the Merger were issued as partial compensation in exchange for such options (see Note 1). Management's interest in the rollover deferred compensation plan accreted at a rate of 12% per annum. Notional interests in a management deferred compensation plan were also issued to certain management personnel in connection with the Merger. The vesting provisions of the management deferred compensation plan were identical to the vesting provisions contained in the TD Group stock option plan and were based on the achievement of time and performance criteria over a five-year period. Management's interests in the management deferred compensation plan were initially valued at zero and accreted at a rate equal to 11.1% of the sum of the interest accrued on the Senior Unsecured Promissory Notes and the notional interest credited under the rollover deferred compensation plan. The cost recognized for the plans totaled $5.8 million for the year ended September 30, 2005, $5.6 million for the year ended September 30, 2004 and $0.9 million for the period ended September 30, 2003. The vested obligations under the deferred compensation plans represented obligations of TD Group and were not guaranteed by TransDigm Holdings or any of its subsidiaries.

        See Note 21 for information regarding the adoption of a new deferred compensation plan.

12.    OTHER LIABILITIES

        Current Portion of Long-Term Liabilities—The current portion of long-term liabilities consists of the following at September 30 (in thousands):

	2005	2004
Current portion of long-term debt (Note 10)	$2,943	$2,943
Current portion of license agreement obligation	—	1,488

Current portion of long-term liabilities	$2,943	$4,431

        Other Non-Current Liabilities—Other non-current liabilities consist of the following at September 30 (in thousands):

	2005	2004
Accrued pension costs (Note 11)	$1,198	$1,022
Obligation under license agreement (net of imputed interest of $12 in fiscal 2004)	—	1,488
Deferred compensation obligations (Note 11)	—	23,950
Interest Accrued on Senior Unsecured Promissory Notes (Note 10)	—	30,400
Other	1,803	1,817

Total	3,001	58,677
Current portion of license agreement obligation	—	(1,488)

Other non-current liabilities	$3,001	$57,189

13.    EARNINGS PER SHARE CALCULATION

        The following table sets forth the computation of basic and diluted earnings per share:

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(in thousands, except per share data)
Basic Earnings Per Share Computation:
Net income (loss)	$34,687	$13,622	$(5,759)	$(69,969)
Cumulative redeemable preferred stock dividends	—	—	—	(2,443)
Accretion for original issuance discount on cumulative redeemable preferred stock	—	—	—	(226)

Income (loss) available to common stockholders	$34,687	$13,622	$(5,759)	$(72,638)

Weighted average common shares outstanding	295.5	295.4	291.5	119.8

Basic earnings (loss) per share	$117.40	$46.11	$(19.76)	$(606.38)

Diluted Earnings Per Share Computation:
Income (loss) available to common stockholders	$34,687	$13,622	$(5,759)	$(72,638)

Weighted-average common shares outstanding	295.5	295.4	291.5	119.8
Effect of dilutive options outstanding	15.6	14.1	—	—

Total weighted-average shares outstanding	311.1	309.5	291.5	119.8

Diluted earnings (loss) per share	$111.49	$44.01	$(19.76)	$(606.38)

        There were approximately 48,869 stock options outstanding at September 30, 2003 excluded from the diluted earnings computation due to the anti-dilutive effect of such options.

        The following table sets forth the computation of pro forma basic and diluted earnings per share after giving effect to the intended 149.60 for 1.00 stock split:

Year Ended September 30, 2005
(in thousands, except per share data)
Basic Earnings Per Share Computation:
Net income	$34,687
Cumulative redeemable preferred stock dividends	—
Accretion for original issuance discount on cumulative redeemable preferred stock	—

Income available to common stockholders	$34,687

Weighted average common shares outstanding	44,202

Basic earnings per share	$0.78

Diluted Earnings Per Share Computation:
Income available to common stockholders	$34,687

Weighted-average common shares outstanding	44,202
Effect of dilutive options outstanding	2,342

Total weighted-average shares outstanding	46,544

Diluted earnings per share	$0.75

14.    INCOME TAXES

        Prior to the Merger, TransDigm Holdings filed its own consolidated federal income tax return. For periods subsequent to the Merger, TransDigm Holdings, TransDigm Inc. and its subsidiaries file a consolidated federal income tax return with TD Group. Accordingly, TransDigm Holdings, TransDigm Inc. and its subsidiaries have entered into a tax sharing agreement with TD Group under which each company's federal income tax liability for any period will equal the lesser of (1) each company's U.S. federal income taxes that would be payable by such company had the company filed a separate income tax return for that fiscal year based on the company's separate taxable income; or (2) the product of (a) the affiliated group of corporations consisting of TD Group, as the common parent, and each company's actual consolidated U.S. federal tax liability for such fiscal year and (b) a fraction, the numerator of which is such company's separate tax return liability for that fiscal year and the denominator of which is the sum of each company's separate tax return liability for that fiscal year.

        The Company's income tax provision (benefit) consists of the following for the periods shown below (in thousands):

			July 8, 2003 (Date of Formation) Through September 30, 2003	Predecessor
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Current	$21,934	$3,976	$285	$(20,308)
Deferred	(2,956)	(10,579)	(4,174)	(5,990)
Net operating loss and tax credit carryforwards	3,649	13,285	(81)	(14,403)

Total	$22,627	$6,682	$(3,970)	$(40,701)

        The differences between the income tax provision (benefit) at the federal statutory income tax rate and the tax provision (benefit) shown in the accompanying consolidated statements of operations for the periods shown below are as follows (in thousands):

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Tax at statutory rate of 35%	$20,042	$7,106	$(3,405)	$(38,735)
State and local income taxes	2,012	911	(257)	(5,379)
Change in valuation allowance resulting from change in Ohio Tax Code	1,318	—	—	—
Nondeductible Merger expenses	—	—	—	4,236
Nondeductible goodwill amortization and interest expense	—	—	—	24
Research and development credits	(550)	(375)	(225)	(300)
Benefit from foreign sales	(698)	(1,146)	(158)	(1,207)
Other—net	503	186	75	660

Income tax provision (benefit)	$22,627	$6,682	$(3,970)	$(40,701)

        The components of the deferred taxes at September 30 consist of the following (in thousands):

	2005	2004
Deferred tax assets:
Employee compensation and other accrued obligations	$14,892	$17,658
Interest accrued on Senior Unsecured Promissory Notes	9,700	4,918
Net operating loss and tax credit carryforwards—federal and state income taxes	4,094	7,009
Estimated losses on uncompleted contracts	581	1,375
Inventory	2,130	1,670
Employee benefits	7,558	1,699
Sales returns and repairs	1,116	1,308
Other accrued liabilities	439	1,358
Transaction costs	1,494	2,433

Total deferred tax assets	42,004	39,428
Less valuation allowance	(2,729)	(750)

Total deferred tax assets	39,275	38,678

Deferred tax liabilities:
Intangible assets	81,362	79,325
Property, plant and equipment	10,117	9,670

Total deferred tax liabilities	91,479	88,995

Total net deferred tax liabilities	$52,204	$50,317

        The Company's net operating loss carryforwards as of September 30, 2005 expire as follows (in thousands):

Fiscal Year of Expiration	Federal	State	Local
2008	$—	$—	$70,853
2009	—	—	328
2013	—	12,758	—
2023	—	31,423	—

        The $70,853 of local net operating losses have only a 5 year carryforward period and it is unlikely that the Company will be able to utilize the entire balance by the expiration of the carryforward period. Therefore, a valuation allowance has been established equal to the amount of the net operating loss that the Company believes will not be utilized. It is also unlikely that the $31,423 of state net operating losses will be utilized by the Company prior to 2023 because a change in the Ohio tax law eliminates the corporate income tax and replaces it with a commercial activity tax by 2010. Again, a valuation allowance has been established that is equal to the amount of the net operating loss that the Company believes will not be utilized.

15.    CAPITAL STOCK, WARRANT, AND OPTIONS

        Capital Stock—Authorized capital stock of TD Group consists of 1.5 million shares of $.01 par value common stock and 1.0 million shares of $.01 par value preferred stock. The total number of shares of common stock of TD Group outstanding at September 30, 2005 and 2004 was 295,465, respectively. There were no shares of preferred stock outstanding at September 30, 2005 and 2004. The terms of the preferred stock have not been established.

        Under certain circumstances, management personnel of the Company who own shares of TD Group common stock or vested options to purchase shares of TD Group common stock have put rights and TD Group has call rights if their employment with the Company is terminated. The funds necessary to satisfy a properly executed put or call right are expected to be transferred to TD Group by TransDigm Inc., if permitted under restrictions regarding the repurchase of capital stock contained in TransDigm Inc.'s long-term debt agreements (see Note 10). Under TD Group's Management Stockholders' Agreement, if TD Group is unable to access sufficient funds to enable it to repurchase the stock or vested options, TD Group will not make such purchase until all prohibitions lapse, and will then pay such management shareholder, in addition to the repurchase price, a specified rate of interest on the repurchase price.

        Common Stock Options Issued by TD Group—In conjunction with the Merger, certain executives and key employees of the Company were granted stock options under a stock option plan of TD Group. In addition to the stock options issued under the plan covering the Company's employees, a member of the Company's board of directors has also been granted stock options of TD Group. TD Group has reserved 61,210 shares of its common stock for issuance to the Company's employees under the plans, 55,014 of which had been issued as of September 30, 2005. The options generally vest upon: (1) the achievement of certain earnings targets, (2) a change in the control of TD Group, or (3) certain specified dates in the option agreements. Unless terminated earlier, the options expire ten years from the date of grant.

        The Company accounts for the TD Group stock option activity in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and, accordingly, measures compensation expense under the plan based on the estimated fair value of the awards on the grant dates and amortizes the expense over the options' vesting periods. The fair value of the option awards is determined using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate ranging from 2.5% to 4.10%, expected option life ranging from four to five years and no expected volatility or dividend yield.

        Option activity was as follows during the fiscal years ended September 30, 2005 and September 30, 2004 and the period from July 23, 2003 through September 30, 2003:

	Year Ended September 30, 2005		Year Ended September 30, 2004		July 23, 2003 Through September 30, 2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	48,239	$718	48,869	$702	—	$—
Granted in exchange for rollover stock options (Note 1)	—	—	—	—	25,870	307
Granted following closing of Merger	3,094	1,555	1,400	1,000	26,433	1,000
Exercised/cancelled	—	—	(2,030)	535	(3,434)	20

Outstanding at end of period	51,333	768	48,239	718	48,869	702

Exercisable at end of period	31,174	604	26,915	494	25,301	424

        During the fiscal years ended September 30, 2005 and September 30, 2004 and the period from July 23, 2003 through September 30, 2003, the weighted average fair value of each option granted was $218, $139 and $118, respectively. Non-cash stock option compensation expense recognized during these periods was $0.7 million, $0.6 million and $0.1 million, respectively.

        The following table summarizes information about stock options outstanding at September 30, 2005:

	Options Outstanding
Exercise Price	Outstanding	Weighted- Average Remaining Contractual Life (In Years)	Number Exercisable
$ 67.27	184	4.25	184
112.67	633	4.25	633
118.72	1,739	4.25	1,739
349.79	4,160	4.25	4,160
353.07	1,986	4.25	1,986
355.84	6,036	4.25	6,036
356.07	1,487	4.25	1,487
396.88	1,252	4.83	1,252
470.87	642	5.57	642
501.14	2,622	6.59	2,622
507.42	134	6.80	134
867.75	431	7.15	431
1,000.00	26,933	7.86	8,389
1,275.00	1,900	9.25	285
2,000.00	1,194	4.90	1,194

	51,333		31,174

        At September 30, 2005, 6,196 remaining options were available for award under TD Group's stock option plan.

        Common Stock Options Issued by TransDigm Holdings—Prior to the Merger, TransDigm Holdings granted options to purchase common stock to certain employees of TransDigm Inc. Such options generally vested upon the passage of time and/or TransDigm Holdings' attainment of certain financial targets, including a "change in control," if any, on or prior to September 30, 2003, pursuant to which certain investor return targets were satisfied. These investor return targets were satisfied in connection with the Merger and all unvested stock options became vested. In addition, in conjunction with the Merger, all of TransDigm Holdings' stock options were either cancelled in return for cash consideration or exchanged for a combination of stock options of TD Group and interests in deferred compensation plans of TD Group.

        A summary of the status of TransDigm Holdings' stock option plans for the period October 1, 2002 through July 22, 2003 is presented below:

	Predecessor
	October 1, 2002 Through July 22, 2003
	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	31,706	$698
Granted	400	2,580
Exercised/cancelled	(32,106)	722

Outstanding at end of period	—	—

Exercisable at end of period	—	—

        The Company applied APB No. 25 and related interpretations in accounting for stock options that were outstanding prior to the Merger. No compensation cost was recognized for such stock options prior to the Merger because the exercise price of the options equaled the fair value of the common stock on the grant date. The exchange of stock options for cash consideration, stock options of TD Group and an interest in a rollover TD Group deferred compensation plan in conjunction with the Merger resulted in the recognition of $137.5 million of compensation expense under the provisions of APB No. 25 during the period ended July 22, 2003. Had compensation cost for TransDigm Holdings' stock option plan been determined based on the fair value of awards granted under such plans consistent with the method specified in SFAS No. 123, the effect on the Company's net loss for the period from October 1, 2002 through July 22, 2003 would not have been material.

        Warrant to Purchase Common Stock—At September 30, 2002, a warrant to purchase 1,381.87 shares of TransDigm Holdings' common stock was outstanding. The warrant was issued in connection with the acquisition of Champion Aerospace Inc. in fiscal 2001 and was recorded at its estimated fair value at the date of issuance. The warrant was exercised in connection with the Merger at an exercise price of $.01 per share and the related common stock was cancelled in exchange for cash consideration of approximately $6.9 million.

        Cumulative Redeemable Preferred Stock—At September 30, 2002, the authorized preferred stock of TransDigm Holdings consisted of 75,000 shares of 16% cumulative redeemable preferred stock with a par value of $.01 per share. As of September 30, 2002, 17,496 shares of the preferred stock were issued and outstanding. Preferred stock issued by TransDigm Holdings had a stated liquidation preference of $1,000 per share. Dividends accrued and accumulated at 16% per annum, based on the liquidation preference amount, and were payable semi-annually in cash or delivery of additional shares of preferred stock. The recorded value of the preferred stock at September 30, 2002 included $0.9 million of accrued dividends that were paid-in-kind, and was net of remaining, unamortized original issuance discount and issuance costs of $2.3 million. The preferred stock was cancelled in connection with the Merger in exchange for cash consideration of approximately $21.1 million.

16.    LEASES

        TransDigm Inc. leases office space for its corporate headquarters. TransDigm Inc. also leases two manufacturing facilities. The office space leases require rental payments of $0.1 million per year through fiscal 2011. TransDigm Inc. may also be required to share in the operating costs of the facility under certain conditions. The facility leases require annual rental payments ranging from approximately $1.3 million to $1.4 million through January 2013. TransDigm Inc. also has commitments under operating leases for vehicles and equipment. Rental expense under operating leases was $1.9 million for the year ended September 30, 2005, $1.4 million for the year ended September 30, 2004, $0.5 million during the period from July 8, 2003 through September 30, 2003 and $1.2 million during the period from October 1, 2002 through July 22, 2003 (Predecessor). Future, minimum rental commitments at September 30, 2005 under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $2.2 million in fiscal 2006, $2.2 million in fiscal 2007, $1.6 million in fiscal 2008, $1.5 million in fiscal 2009, $1.1 million in fiscal 2010, and $2.0 million thereafter.

17.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company has various financial instruments, including cash and cash equivalents, marketable securities (see Note 4), accounts receivable and payable, accrued liabilities and long-term debt. The carrying value of the Company's cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximates their fair value due to the short-term maturities of these assets and liabilities. The Company also believes that the aggregate fair value of its term loan under the Amended and Restated Senior Credit Facility approximates its carrying amount because the interest rates on the debt are reset on a frequent basis to reflect current market rates. The estimated fair value of TransDigm Inc.'s 8 3/8% Senior Subordinated Notes approximated $422.0 million at September 30, 2005 based upon the quoted market prices.

18.    CONTINGENCIES

        During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. While the Company is currently involved in certain legal proceedings, it believes the results of these proceedings will not have a material adverse effect on its financial condition, results of operations, or cash flows. The Company believes that, where applicable, its potential exposure to such legal actions is adequately covered by its aviation product and general liability insurance.

19.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter Ended January 1, 2005	Second Quarter Ended April 2, 2005	Third Quarter Ended July 2, 2005	Fourth Quarter Ended September 30, 2005
	(In Thousands)
Year Ended September 30, 2005
Net sales	$80,270	$91,392	$97,627	$104,964
Gross profit	39,473	45,058	47,892	51,847
Net income	6,367	8,764	9,529	10,027

	First Quarter Ended December 27, 2003	Second Quarter Ended March 27, 2004	Third Quarter Ended June 26, 2004	Fourth Quarter Ended September 30, 2004
	(In Thousands)
Year Ended September 30, 2004
Net sales	$67,682	$71,903	$76,348	$84,770
Gross profit	16,063	37,637	39,811	42,994
Net income (loss)	(7,664)	5,309	7,243	8,734

20.    NEW ACCOUNTING STANDARDS

        In June 2005, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). This Statement requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. FAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company does not anticipate that the adoption of this statement will have a material impact on the Company results of operation or financial condition.

        During December 2004, the FASB issued Statement No. 123 (R), Share Based Payment ("SFAS 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company anticipates adopting this pronouncement effective October 1, 2006. The Company anticipates the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations as SFAS 123(R) will be applied to option grants issued subsequent to December 20, 2005.

        In November 2004, the FASB issued Statement No. 151, "Inventory Costs" ("SFAS 151"), which requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expense to be recognized as current period charges. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. The Company believes the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations.

21.    SUBSEQUENT EVENTS

        On November 10, 2005, TD Group closed on a $200 million loan facility (the "TD Group Loan Facility"). The TD Group Loan Facility is unsecured and is not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc. The interest rates per annum applicable to the loans are equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. The initial interest rate was 9.3%. In connection with the closing of the

TD Group Loan Facility, on November 10, 2005, TransDigm Inc. and TransDigm Holdings entered into an amendment to the Amended and Restated Senior Credit Facility (the "Amendment"). Among other things, the Amendment authorized (i) the payment of the cash dividends by TransDigm Inc. and TransDigm Holdings referred to in the immediately following paragraph and (ii) TransDigm Inc. and TransDigm Holdings to make certain distributions to TD Group from time to time, so long as certain conditions are satisfied and the proceeds of such distributions to TD Group are used, directly or indirectly, by TD Group to pay interest in respect of the indebtedness outstanding under the TD Group Loan Facility.

        In connection with the closing of the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made certain bonus payments in the aggregate amount of approximately $6.2 million to certain members of management. TransDigm Holdings used all of the proceeds received by it from the payment of the cash dividend from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.9 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million, (ii) make a distribution to participants under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan of their vested deferred compensation account balances and (iii) make certain distributions to participants under the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan of their vested and a portion of their unvested deferred compensation account balances. The aggregate distributions with respect to deferred compensation account balances totaled approximately $26.0 million. In connection with the distributions under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan, the Board of Directors of TD Group approved the termination of such plan, with such termination becoming effective on November 10, 2005. The TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan was terminated effective as of December 16, 2005 in connection with the adoption by TD Group of the TD Holding Corporation 2005 New Management Deferred Compensation Plan.

        In connection with the closing of the TD Group Loan Facility, TD Group also amended and restated its stock option plan. The significant changes made in connection with the amendment and restatement of the stock option plan were to (i) remove certain dividend equivalent rights provisions to ensure that the plan is in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), (ii) adjust the applicable performance vesting targets to reflect certain acquisitions made by the Company and (iii) increase the number of shares of common stock of TD Group reserved for issuance thereunder by 1,219.5 shares. In addition, in connection with the amendment and restatement of the stock option plan, TD Group adopted a dividend equivalent plan that is intended to be compliant with the requirements of Section 409A, which plan was subsequently amended and restated. The dividend equivalent plan contains the same economic terms as the dividend equivalent rights provisions that were removed from TD Group's previous stock option plan in connection with the adoption of the stock option plan.

        Assuming the debt related transactions described above occurred on October 1, 2004, interest expense for the year ended September 30, 2005 would have been lower by $9.0 million.

Each of the aircraft pictured is not manufactured by TransDigm Group Inc. or its subsidiaries, but incorporate products manufactured by TransDigm Group Inc. or its subsidiaries.

10,954,570 Shares

TRANSDIGM GROUP INCORPORATED

Common Stock

PROSPECTUS

Until April 8, 2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Credit Suisse	Lehman Brothers

Goldman, Sachs & Co.	Banc of America Securities LLC	UBS Investment Bank

The date of this prospectus is March 14, 2006.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Industry and Market Overview
Our Competitive Strengths
Our Business Strategy
Recent Transactions
THE OFFERING
Risk Factors
Principal Offices
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
DETERMINATION OF OFFERING PRICE
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF CERTAIN INDEBTEDNESS
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS TransDigm Group Incorporated
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (Unaudited)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data) (Unaudited)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' FOR THE THIRTEEN WEEKS ENDED DECEMBER 31, 2005 (Amounts in thousands) (Unaudited)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)
TRANSDIGM GROUP INCORPORATED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS THIRTEEN WEEKS ENDED DECEMBER 31, 2005 AND JANUARY 1, 2005 (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSDIGM GROUP INCORPORATED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 AND 2004
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY) Predecessor for the period from October 1, 2002 through July 22, 2003
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY) Successor for the years ended September 30, 2005 and 2004 and the period from July 8, 2003 (Date of Formation) through September 30, 2003
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS
TRANSDIGM GROUP INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS